SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549




                                    FORM U5S





                                  ANNUAL REPORT
                      For the Year Ended December 31, 2002







        Filed pursuant to the Public Utility Holding Company Act of 1935 by


                     FirstEnergy Corp. (File No. 333-21011)
                     76 South Main Street, Akron, Ohio 44308

                                FIRSTENERGY CORP.
                                    FORM U5S
               ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2002
               --------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

  Item
   No.                   Title                                          Page
  ----  -------------------------------------------------------        ------

     1. System Companies and Investments Therein                        1-11

     2. Acquisitions or Sales of Utility Assets                          12

     3. Issue, Sale, Pledge, Guarantee or Assumption
        of System Securities                                             13

     4. Acquisition, Redemption or Retirement of
        System Securities                                              14-24

     5. Investments in Securities of Nonsystem Companies               25-27

     6. Officers and Directors                                         28-55

     7. Contributions and Public Relations                                56

     8. Service, Sales and Construction Contracts                      57-58

     9. Wholesale Generators and Foreign Utility Companies             59-73

    10. Financial Statements and Exhibits:

        Consolidating Financial Statements of
          FirstEnergy Corp. for 2002, as amended                       74-110
        -----------------------------------------

        Exhibits                                                      111-184
        --------

        Signature Page                                                  185


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002

                                                                       Number of
                                                                         Common           % of           Issuer          Owner's
                     Name of Company                                  Shares Owned    Voting Power     Book Value       Book Value
---------------------------------------------------------------       ------------    ------------     ----------       ----------
                                                                                                          (In thousands dollar)

FirstEnergy Corp. (FirstEnergy): (9)
         Unsecured debt (23)                                                -               -          $2,079,706       $2,079,706

American Transmission Systems, Incorporated (ATSI) (1) (10)                 1            100.00%          288,344          288,344
         Unsecured debt (23)                                                -               -              43,486           43,486

Centerior Service Company * (1)                                           750            100.00%

FE Acquisition Corp. * (1)                                                 65            100.00%
  Mid-Atlantic Energy Development Co. *                                 1,900            100.00%

FE Holdings, L.L.C.* (1)

FELHC, Inc. (FELHC) (1) (15)                                                1            100.00%               42               42

FirstEnergy Facilities Services Group, LLC (FEFSG) (1) (12)                66            100.00%          268,289          268,289
  Anacoma, Inc. (11)                                                      104            100.00%            4,183            4,183
  Colonial Mechanical Corporation (11)                                 81,132            100.00%           45,708           45,708
  Dunbar Mechanical, Inc. (11)                                            277            100.00%           19,401           19,401
  Edwards Electrical & Mechanical, Inc. (11)                              435            100.00%           61,263           61,263
  Elliott-Lewis Corporation (11)                                          100            100.00%           59,748           59,748
    A.A. Duckett, Inc. (11)                                             1,000            100.00%
    E-L Enterprises, Inc. (12)                                          1,000            100.00%
      Modern Air Conditioning, Inc. (11)                               49,950            100.00%
        Airdex Air Conditioning Corporation (11)                          100            100.00%
      R.L. Anderson, Inc. (11)                                          9,800            100.00%
    Sautter Crane Rental, Inc. (11)                                       100            100.00%
  L.H. Cranston and Sons, Inc. (11)                                     1,000            100.00%           16,574           16,574
  Roth Bros., Inc. (11)                                                   792            100.00%           29,137           29,137
  R.P.C. Mechanical, Inc. (11)                                            100            100.00%           14,051           14,051
  Spectrum Controls Systems, Inc. (11)                                     35            100.00%              936              936
  The Hattenbach Company (11)                                             531            100.00%            4,776            4,776
  Webb Technologies, Inc. (11)                                            939            100.00%           16,302           16,302

FirstEnergy Nuclear Operating Company (FENOC) (1)                           1            100.00%          (46,536)         (46,536)
         Unsecured debt (23)                                                -               -               1,648            1,648


*  Inactive
** Set forth the percentage of interest held directly or indirectly by FirstEnergy Corp.

                                                               1


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002 (Continued)

                                                                       Number of
                                                                         Common           % of           Issuer          Owner's
                     Name of Company                                  Shares Owned    Voting Power     Book Value       Book Value
---------------------------------------------------------------       ------------    ------------     ----------       ----------
                                                                                                          (In thousands dollar)

FirstEnergy Properties, Inc. (FE Properties) (1) (19)                       400         100.00%           32,437           32,437
         Unsecured debt (23)                                                  -            -              24,534           24,534
  BSG Properties, Inc. *                                                     10         100.00%

FirstEnergy Securities Transfer Company (FirstEnergy
  Transfer) (1) (18)                                                          1         100.00%

FirstEnergy Service Company (FECO) (1) (16)                                   1         100.00%          (81,153)         (81,153)

FirstEnergy Solutions Corp. (FES) (1) (11)                                    8         100.00%         (142,596)        (142,596)
  FirstEnergy Engineering, Incorporated (1) (11)                                        100.00%
  FirstEnergy Generation Corp. (GenCo) (13)                                   1         100.00%          (20,591)         (20,591)

FirstEnergy Ventures Corp. (FirstEnergy Ventures) (1) (12)                  102         100.00%          115,914          115,914
         Unsecured debt (23)                                                  -            -              21,664           21,664
  Advanced Technologies Development Corp. (15)                                1         100.00%
  Bay Shore Power Company (11)                                                1         100.00%           67,440           67,440
  Centerior Communications Holdings, Inc. (12)                               10         100.00%
    Fiber Venture Equity, Inc. * (15)                                        10         100.00%
  Centerior Energy Services, Inc. (11)                                      100         100.00%
  Centerior Power Enterprises, Inc. *                                        10         100.00%
  Eastroc Technologies, LLC * (2) (11)                                        -          50.00%**             46               46
  Engineered Processes, Ltd. * (2) (11)                                       -          50.00%**
  FirstEnergy Telecommunications Corp. (15)                                   1         100.00%
  Warrenton River Terminal, Ltd. (11)                                                   100.00%            2,904            2,904

GPU Advanced Resources, Inc. (GPUAR) (1) (11)                               100         100.00%           12,825           12,825
         Unsecured debt (23)                                                  -            -              13,527           13,527

GPU Capital, Inc. (GPU Capital) (1) (14)                                    100         100.00%          184,222          184,222
  GPU Electric, Inc. (GPU Electric)                                         100         100.00%          191,469          191,469
    EI UK Holdings, Inc. (14)                                               100         100.00%          (13,813)         (13,813)
      Aquila Sterling Holdings LLC (14) (17)
                                                                                         50.00%***        63,813           63,813

*    Inactive
**   Set forth the percentage of interest held directly or indirectly by FirstEnergy Corp.
***  EI UK Holdings, Inc. owns 50% voting (20.1% economic) interest in Aquila Sterling Holding LLC.

                                                               2




ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (Continued):

                                                                       Number of
                                                                         Common           % of           Issuer          Owner's
                     Name of Company                                  Shares Owned    Voting Power     Book Value       Book Value
---------------------------------------------------------------       ------------    ------------     ----------       ----------
                                                                                                          (In thousands dollar)

    GPU Argentina Holdings, Inc. (14)                                         100        100.00%         (35,466)         (35,466)
    GPU Australia Holdings, Inc. (14)                                         100        100.00%         315,443          315,443
      Austran Holdings, Inc. (14)                                             100        100.00%          66,533           66,533
        Austran Investments Pty Ltd. (14)                                                100.00%
    GPU International Australia Pty Ltd. (14)                          10,000,000        100.00%             791              791

GPU Diversified Holdings LLC (GPUDH) (1) (11)                                 100        100.00%          26,639           26,639
  GPU Distributed Power, Inc. (11)                                             10        100.00%
  GPU EnerTech Holdings, Inc. (11)                                            100        100.00%           2,742            2,742
    EnviroTech Investment Fund I LP (2) (26)                                    -          9.89%**         2,298            2,298
  GPU Solar, Inc. (11)                                                         50         50.00%             267              267

GPU Nuclear, Inc. (GPUN) (1) (16)                                           2,500        100.00%              50               50
  Private Fuel Storage LLC (2)                                                            10.10%**

GPU Power, Inc. (GPU Power) (1) (13)                                          100        100.00%          87,860           87,860
  Barranquilla Lease Holding, Inc. (13)                                       100        100.00%          45,691           45,691
    Los Amigos Leasing Company, Ltd. (13)                                  12,000        100.00%            (782)            (782)
  EI Barranquilla, Inc. (13)                                                  100        100.00%          59,708           59,708
    Termobarranquilla, S.A. (TEBSA) (13)                                  420,592         28.67%           1,266            1,266
  EI Canada Holding Limited (13)                                              100        100.00%            (177)            (177)
    EI Brooklyn Power Limited (13)                                            100        100.00%
      EI Brooklyn Investments Limited (13)                                      1        100.00%
    EI Services Canada Limited (13)                                           100        100.00%
  EI International (13)                                                       100        100.00%           1,381            1,381
    GPUI Colombia, Ltda. (13)                                                 100        100.00%           1,866            1,866
  GPU Power Philippines, Inc. (13)                                            100        100.00%
    Magellan Utilities Development Corporation (13)                        17,264         40.00%
  Guaracachi America, Inc. (13)                                               100        100.00%          54,657           54,657
    Empresa Guaracachi S.A. (13)                                        1,679,184         50.00%          88,382           88,382
  International Power Advisors, Inc. (13)                                     100        100.00%           3,962            3,962


*  Inactive
** Set forth the percentage of interest held directly or indirectly by FirstEnergy Corp.

                                                               3


ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (Continued):

                                                                       Number of
                                                                         Common           % of           Issuer          Owner's
                     Name of Company                                  Shares Owned    Voting Power     Book Value       Book Value
---------------------------------------------------------------       ------------    ------------     ----------       ----------
                                                                                                          (In thousands dollar)

GPU Service, Inc. (GPUS) (1) (16)                                          5,000        100.00%          (225,527)       (225,527)

GPU Telcom Services, Inc. (GPU Telcom) (1) (15)                              100        100.00%           (21,005)        (21,005)

Jersey Central Power & Light Company (JCP&L) (1) (10)                 15,371,270        100.00%         3,274,069       3,274,069
         Unsecured debt (23)                                                   -           -               77,385          77,385
  JCP&L Preferred Capital, Inc. (18)                                         100        100.00%            16,851          16,851
    JCP&L Capital L.P. (18)                                                    - (7)    100.00%             3,872           3,872
  JCP&L Transition Funding, LLC (18)                                         100        100.00%             1,608           1,608
  Saxton Nuclear Experimental Corporation * (4)                                          44.00%

MARBEL Energy Corporation (MARBEL) (1) (3) (20)                              991        100.00%           145,997         145,997
  Marbel HoldCo, Inc. (12) (22)                                              100        100.00%           147,343         147,343
    Great Lakes Energy Partners, LLC (Great Lakes) (2) (22)                              50.00%**         159,324         159,324
  Northeast Ohio Natural Gas Corp. (21)                                      100        100.00%             3,184           3,184

Metropolitan Edison Company (Met-Ed) (1) (3) (10)                        859,500        100.00%         1,315,586       1,315,586
  Met-Ed Preferred Capital II, Inc. (18)                                     100        100.00%             2,642           2,642
    Met-Ed Capital II, L.P. (18)                                               - (7)    100.00%             2,885           2,885
      Met-Ed Capital Trust (18)                                                - (7)    100.00%              (209)           (209)
  Saxton Nuclear Experimental Corporation * (4)                                          32.00%
  York Haven Power Company (10)                                              500        100.00%            23,956          23,956

MYR Group Inc. (MYR) (1) (27)                                                100        100.00%           158,780         158,780
  ComTel Technology, Inc.                                                 50,000        100.00%            (1,181)         (1,181)
  D.W.Close Company, Inc.                                                 26,450        100.00%             1,625           1,625
  Great Southwestern Construction, Inc.                                   50,000        100.00%            10,805          10,805
  Harlan Electric Company                                                    100        100.00%            68,705          68,705
    Power Piping Company                                                   9,900        100.00%
    Sturgeon Electric Company, Inc.                                          100        100.00%
  Hawkeye Construction, Inc.                                                 550        100.00%             3,896           3,896
  MYRcom, Inc.                                                               100        100.00%            (2,706)         (2,706)
  MYRpower, Inc.                                                             100        100.00%             2,848           2,848
  The L. E. Myers Company                                                  1,000        100.00%            60,975          60,975

*  Inactive
** Set forth the percentage of interest held directly or indirectly by FirstEnergy Corp.

                                                               4



ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (Continued):

                                                                       Number of
                                                                         Common           % of           Issuer          Owner's
                     Name of Company                                  Shares Owned    Voting Power     Book Value       Book Value
---------------------------------------------------------------       ------------    ------------     ----------       ----------
                                                                                                          (In thousands dollar)

Ohio Edison Company (OE) (1) (10)                                           100          100.00%        2,840,361        2,840,361
         Unsecured debt (23)                                                  -             -             436,512          436,512
  OES Capital, Incorporated (18)                                            200          100.00%           62,721           62,721
         Unsecured debt (23)                                                  -             -                 520              520
  OES Finance, Incorporated (18)                                            140          100.00%           15,737           15,737
  OES Nuclear, Incorporated (18)                                              1          100.00%            6,516            6,516
  OES Ventures, Incorporated (12)                                           110          100.00%           13,119           13,119
    PNBV Capital Trust (2) (28)                                               -           49.00%**         12,170           12,170
  Ohio Edison Financing Trust (18)                                      148,454          100.00%
  Ohio Edison Financing Trust II * (18)
  Ohio Valley Electric Corporation (OVEC) (2) (8)                        16,500           16.50%**          1,650            1,650
    Indiana-Kentucky Electric Corporation
  Pennsylvania Power Company (Penn) (10)                              6,290,000          100.00%          229,374          229,374
         Unsecured debt (23)                                                  -             -              34,951           34,951
    Cranberry Square Associates, L. P. (2) (25)                               -           50.00%**          1,217            1,217
  Apollo Tax Credit Fund III, L. P. (2) (24)                                  -           33.33%**            500              500
  Apollo Tax Credit Fund IX, L. P. (2) (24)                                   -           99.99%**         18,693           18,693
  Boston Capital Corporate Tax
    Credits IV, L. P. (2) (24)                                                -            2.95%**            699              699
  Boston Capital Corporate Tax
    Credits X, L. P. (2) (24)                                                 -           10.93%**          2,484            2,484
  Boston Capital Corporate Tax
    Credits XVI, L. P. (2) (24)                                               -           14.00%**          6,078            6,078
  Boston Capital Corporate Tax
    Credits XVII, L. P. (2) (24)                                              -           10.00%**          4,702            4,702
  Boston Financial Institutional Tax
    Credits III, L. P. (2) (24)                                               -            5.38%**          1,342            1,342
  Boston Financial Institutional Tax
    Credits V, L. P. (2) (24)                                                 -            3.24%**            909              909
  Boston Financial Institutional Tax
    Credits XVI, L. P. (2) (24)                                               -            5.83%**          3,685            3,685
  EnviroTech Investment Fund I LP (2) (26)                                    -            6.35%**          1,069            1,069
  Marion Senior Housing Limited Partnership (2) (24)                          -           29.47%**          1,392            1,392
  McDonald Corporate Tax Credit Fund Limited
    Partnership (2) (24)                                                      -           12.37%**            623              623
  McDonald Corporate Tax Credit Fund -
    1995 Limited Partnership (2) (24)                                         -            9.00%**          1,857            1,857

*  Inactive
** Set forth the percentage of interest held directly or indirectly by FirstEnergy Corp.

                                                               5


ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (Continued):

                                                                       Number of
                                                                         Common           % of           Issuer          Owner's
                     Name of Company                                  Shares Owned    Voting Power     Book Value       Book Value
---------------------------------------------------------------       ------------    ------------     ----------       ----------
                                                                                                          (In thousands dollar)

  McDonald Corporate Tax Credit Fund -
    1996 Limited Partnership (2) (24)                                          -         42.13%**           5,187            5,187
  McDonald Corporate Tax Credit Fund -
    1998 Limited Partnership (2) (24)                                          -         30.94%**           2,724            2,724
  Ohio Equity Fund for Housing Limited
    Partnership II (2) (24)                                                    -          7.62%**              30               30
  USA Institutional Tax Credit Fund VII, L.P. (2) (24)                         -          8.11%**           2,172            2,172

Pennsylvania Electric Company (Penelec) (1) (3) (10)                   5,290,596        100.00%         1,353,704        1,353,704
  Nineveh Water Company                                                        5        100.00%             1,154            1,154
  Penelec Preferred Capital II, Inc. (18)                                    100        100.00%             2,645            2,645
    Penelec Capital II, L.P. (18)                                              - (7)    100.00%             2,880            2,880
      Penelec Capital Trust (18)                                               - (7)    100.00%              (214)            (214)
  Saxton Nuclear Experimental Corporation * (4)                                          24.00%
  The Waverly Electric Light and Power Company (10)                          600        100.00%                15               15

The Cleveland Electic Illuminating Company (CEI) (1) (10)             79,590,689        100.00%         1,226,632        1,226,632
  Centerior Funding Corporation (18)                                       1,000        100.00%            68,110           68,110
  Cleveland Electric Financing Trust I * (18)                            123,720        100.00%             3,105            3,105
  The Toledo Edison Capital Corporation (2) (6) (18)                      28,036         10.00%**

The Toledo Edison Company (TE) (1) (10)                               39,133,887        100.00%           712,931          712,931
  Ohio Valley Electric Corporation (OVEC) (2) (8)                          4,000          4.00%**             400              400
    Indiana-Kentucky Electric Corporation
  The Toledo Edison Capital Corporation (2) (6) (18)                       1,000         90.00%**          26,796           26,796

First Communications, LLC (2) (15)                                             -         31.08%**           4,989            4,989

Kinetic Ventures I, LLC (2) (11)                                               -         11.11%**           4,191            4,191

Kinetic Ventures II, LLC (2) (11)                                              -         14.28%**           2,668            2,668

Kinetic Ventures III, LLC (2) (11)                                             -          8.00%**

Nth Power Technologies II, LLC (2) (11)                                        -          8.22%**           3,051            3,051



*  Inactive
** Set forth the percentage of interest held directly or indirectly by FirstEnergy Corp.

                                                               6



ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (Continued):

                                                                       Number of
                                                                         Common           % of           Issuer          Owner's
                     Name of Company                                  Shares Owned    Voting Power     Book Value       Book Value
---------------------------------------------------------------       ------------    ------------     ----------       ----------
                                                                                                          (In thousands dollar)

Nth Power Technologies II-A, LLC (2) (11)                                    -           5.33%**           345              345

PowerSpan Corp. (2) (11)                                                     -          18.63%**           396              396

UMICO Holdings, Inc.* (2)                                               71,947          36.00%**


*  Inactive
** Set forth the percentage of interest held directly or indirectly by FirstEnergy Corp.

                                                               7


ITEM 1 SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (Continued):

(1)     These  companies are direct  wholly owned  subsidiaries  of  FirstEnergy
        Corp.

(2)     Direct or indirect investments by FirstEnergy Corp.

(3) MARBEL, Met-Ed and Penelec are exempt as holding companies under Section 3 (a) and Rule 2 of the Public Utility Holding Company Act of 1935 (the
        Act).

(4)     JCP&L,  Met-Ed,  Penelec  collectively  own all of the  common  stock of
        Saxton Nuclear Experimental Corporation, a Pennsylvania nonprofit corporation organized for nuclear experimental purposes which is now inactive. The carrying value of the owner's investment has been written down to a nominal value.

(5)     Not used.

(6) The Toledo Edison Capital Corporation (TECC) makes equity investments in Delaware business trusts that hold lessor debt instruments. TE owns a 90% interest in TECC and CEI owns a 10% interest in TECC.

(7)     A 100% General Partnership interests.

(8) OVEC is a public utility company formed by 15 independent investor-owned public utilities to furnish electric service in the Ohio River Valley. OE owns a 16.5% interest in OVEC and TE owns a 4% interest in OVEC.

(9)     Registered holding company.

(10)    Electric utility company.

(11)    Rule 58 energy-related company or investments.

(12)    Nonutility holding company.

(13)    Exempt wholesale generator (EWG).

(14)    Foreign utility company (FUCO).

(15)    Exempt telecommunications company.

(16)    Service company.

(17) FirstEnergy sold 79.9% interest of Avon energy Partners Holdings (Avon) to Acquila, Inc. (Acquila) on May 8, 2002. FirstEnergy and Acquila together own all of the outstanding shares of Avon through a jointly owned subsidiary, Acquila Sterling Holdings LLC, with each company having a 50% voting interest.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (Continued):

(18)    Financing subsidiary.

(19)    Real estate investment subsidiary.

(20) MARBEL is the parent company of a natural gas pipeline company, Northeast Ohio Natural Gas Corp., and a holding company, Marbel Holdco Inc.

(21)    Natural gas pipeline company.

(22) Marbel Holdco Inc. owns a 50% interest in Great Lakes, an oil and gas exploration and production company, in a joint venture with Range Resources Corporation.

(23) Unsecured debt represents short-term intercompany loan with rolling maturity date. Details of unsecured debt are presented after the footnote.

(24)    Affordable housing investments.

(25)    Managing a strip shopping center.

(26) A venture capital fund investing in energy and communications related companies. GPUDH owns a 9.89% interest and OE owns a 6.35% interest in EnviroTech Investment Fund I LP.

(27)    Infrastructure service company.

(28) A trust established to purchase a portion of the lease obligation bonds issued on behalf of lessors in nuclear plant sale and leaseback transactions.


ITEM 1. SYSTEM  COMPANIES  AND  INVESTMENT  THEREIN AS OF  DECEMBER  31, 2002
        (Continued):

        Note (23) Unsecured debt

                                                                                                            Loan
         Intercompany                       Intercompany                      Interest                     Balance
         Loan from                          Loan to                             Rate                    (In thousands)
         -----------------              ------------------                 ----------------             --------------

        FirstEnergy                     Met-Ed                               1.80%                        $   88,330
                                        OE                                   1.80%                           104,515
                                        Penelec                              1.80%                            90,567
                                        Advanced Technologies
                                          Development Corp.                  2.45%                             7,462
                                        EI UK Holdings, Inc.                 6.56%                           189,464
                                        FEFSG                                2.45%                            22,609
                                        GenCo                                2.45%                           405,659
                                        FECO                                 2.45%                            24,199
                                        FES                                  2.45%                           235,337
                                        GPU Capital                          6.56%                           889,774
                                        GPU Telcom                           2.45%                            21,790
                                                                                                           ---------
                                                                             Total FirstEnergy            $2,079,706
                                                                                                           =========

        ATSI                            OE                                   1.80%                        $   43,486
                                                                                                           =========

        FENOC                           FECO                                 2.45%                        $    1,648
                                                                                                           =========

        FE Properties                   FECO                                 2.45%                        $   24,534
                                                                                                           =========

        FirstEnergy Ventures            FECO                                 2.45%                        $   21,664
                                                                                                           =========

        GPUAR                           FES                                  2.45%                        $   13,527
                                                                                                           =========

        JCP&L                           OE                                   1.80%                        $   77,385
                                                                                                           =========

        OE                              CEI                                  1.80%                        $  286,844
                                        TE                                   1.80%                           149,668
                                                                                                           ---------
                                                                             Total OE                     $  436,512
                                                                                                           =========

        OES Capital, Inc.               OES Fuel, Inc.                       2.51%                        $      520
                                                                                                           =========

        Penn                            OE                                   1.80%                        $   34,951
                                                                                                           =========
                                                      10


ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2002 (Continued):

        Changes in the status of an existing subsidiary during 2002:

        Avon Energy Partners plc was dissolved on March 28, 2002.

        Austin Cogeneration Corporation and Austin Cogeneration Partners, LP were dissolved on June 6, 2002.

        GPU International Asia, Inc. was dissolved on June 7, 2002.

        America's Fiber Network LLC was dissolved on June 30, 2002.

        AFN, LLC was dissolved on June 30, 2002.

        Penn Power Energy, Inc. merged into its parent, FirstEnergy Solutions Corp. on July 31, 2002.

        Victoria Electric Holdings, Inc., Victoria Electric, Inc., and VicGas Holdings, Inc. were dissolved on November 15, 2002.

        JCP&L Transition, Inc. was dissolved on July 26, 2002.

        JCP&L Transition Holdings, Inc. was dissolved on August 1, 2002.

        OES Fuel, Inc. merged into its parent, Ohio Edison Company on November 27, 2002.

        FirstEnergy Corp. had reached an agreement to sell Webb Technologies, Inc. and Colonial Mechanical Corporation on December 15, 2002. The sale was completed on January 15, 2003.

        Hanover Energy Corporation was dissolved on December 27, 2002.

        NCP  Energy,   Inc.  and  NCP  Ada  Power   Incorporated  -  provisional
        dissolution (pending tax clearance from the State of California).

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

        None

Item 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES


                                                              Principal Amount Of Stated Value
                                                            -----------------------------------
      Name of Issuer                     Name of                            Pledged, Guaranteed   Date of               Commission
    and Title of Issue               Company Issuing        Issued and Sold     or Assumed      Transaction  Proceeds  Authorization
  ----------------------      ---------------------------   --------------- ------------------- ----------- ---------- -------------
             (1)                          (2)                     (3)               (4)              (5)       (6)         (7)

FirstEnergy Corp.              FirstEnergy Corp.                              $25,711,265  (a)    Various       N/A       Rule 45
Ohio Edison Company            Ohio Edison Company                            $   538,000  (a)    Various       N/A       Rule 45
Cleveland Electric             Cleveland Electric                             $   465,101  (a)    Various       N/A       Rule 45
  Illuminating Company           Illuminating Company
Pennsylvania Power Company     Pennsylvania Power Company                     $11,859,147  (b)    Various       N/A       Rule 45
Toledo Edison Company          Toledo Edison Company                          $ 1,048,309  (a)    Various       N/A       Rule 45
BSG Properties, Inc.           BSG Properties, Inc.                           $ 3,495,127  (a)    Various       N/A       Rule 45
FirstEnergy Facilities         FirstEnergy Facilities                         $60,046,617  (a)    Various       N/A       Rule 45
  Services Group, LLC            Services Group, LLC
Jersey Central Power & Light   Jersey Central Power & Light                   $ 9,718,558  (c)    Various       N/A       Rule 45
  Company                        Company
Metropolitan Edison Company    Metropolitan Edison Company                    $ 6,288,835  (d)    Various       N/A       Rule 45
Pennsylvania Electric Company  Pennsylvania Electric Company                  $ 3,775,222  (e)    Various       N/A       Rule 45
GPU Advanced Resources         GPU Advanced Resources                         $ 2,000,000  (a)    Various       N/A       Rule 45
GPU Telecom Services           GPU Telecom Services                           $    25,000  (a)    Various       N/A       Rule 45
GPU Nuclear, Inc.              GPU Nuclear, Inc.                              $    46,204  (f)    Various       N/A       Rule 45


(a)  Represents miscellaneous surety bonds for various purposes.

(b) Represents surety bonds relating to environmental issues ($11,454,222) and miscellaneous surety bonds for various purposes ($404,925).

(c) Represents letters of credit ($1,525,783), surety bonds ($7,724,775) for workers' compensation insurance and miscellaneous surety bonds for various purposes ($468,000).

(d) Represents letters of credit ($915,470), surety bonds ($4,634,865) for workers' compensation insurance and miscellaneous surety bonds for various purposes ($738,500).

(e) Represents letters of credit ($610,313), surety bonds ($3,089,909) for workers' compensation insurance and miscellaneous surety bonds for various purposes ($75,000).

(f)  Represents miscellaneous surety bonds related to environmental issues.


ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES:

         Name of Issuer                   Name of Company
              and                     Acquiring, Redeeming or                                                        Authorization
         Title of Issue                 Retiring Securities           Consideration            Disposition            or Exemption
-------------------------------    ----------------------------     ----------------         ----------------        -------------
Ohio Edison Company:

    Secured Trust Notes            Ohio Edison                      $  51,642,095            Redeemed/Retired           Rule 42
                                                                    =============
    First Mortgage Bonds           Ohio Edison                      $ 279,265,000            Redeemed/Retired           Rule 42
                                                                    =============
    Preferred Stocks               Ohio Edison                      $ 220,000,000            Redeemed/Retired           Rule 42
                                                                    =============

Pennsylvania Power Company

    First Mortgage Bonds           Penn Power                       $     974,000            Redeemed/Retired           Rule 42
                                                                    =============
    Pollution Control Notes        Penn Power                       $  14,790,000            Redeemed/Retired           Rule 42
                                                                    =============
    Pollution Control Notes        Penn Power                       $  14,500,000                Acquired               Rule 42
                                                                    =============
    Preferred Stocks               Penn Power                       $     750,000            Redeemed/Retired           Rule 42
                                                                    =============

Cleveland Electric
Illuminating Company

    Medium Term Notes              CEI                              $  33,000,000            Redeemed/Retired           Rule 42
                                                                    =============
    First Mortgage Bonds           CEI                              $ 195,000,000            Redeemed/Retired           Rule 42
                                                                    =============
    Pollution Control Notes        CEI                              $ 108,700,000                Acquired               Rule 42
                                                                    =============
    Pollution Control Notes        CEI                              $ 111,691,000            Redeemed/Retired           Rule 42
                                                                    =============
    Preferred Stocks               CEI                              $  64,767,000            Redeemed/Retired           Rule 42
                                                                    =============

Toledo Edison Company

    First Mortgage Bonds           TE                               $     400,000            Redeemed/Retired           Rule 42
                                                                    =============
    Medium Term Notes              TE                               $  44,675,000            Redeemed/Retired           Rule 42
                                                                    =============
    Pollution Control Notes        TE                               $  20,200,000                Acquired               Rule 42
                                                                    =============
    Pollution Control Notes        TE                               $  20,634,000            Redeemed/Retired           Rule 42
                                                                    =============
    Unsecured Notes                TE                               $ 135,000,000            Redeemed/Retired           Rule 42
                                                                    =============
    Preferred Stocks               TE                               $  85,299,050            Redeemed/Retired           Rule 42
                                                                    =============


Note: See pages 16 to 24 for a detailed description of the above transactions.

                                                              14



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

         Name of Issuer                   Name of Company
              and                     Acquiring, Redeeming or                                                       Authorization
         Title of Issue                 Retiring Securities            Consideration          Disposition           or Exemption
---------------------------------   ---------------------------     -------------------     ---------------        ---------------

FirstEnergy Generation Company
    Pollution Control Notes        GenCo                                $ 15,000,000            Acquired                Rule 42
                                                                        ============

Bayshore Power Company

    Pollution Control Notes        Bayshore                             $  2,200,000        Redeemed/Retired            Rule 42
                                                                        ============

Jersey Central Power & Light

    Preferred Stocks               JCP&L                                $ 51,112,251        Redeemed/Retired            Rule 42
                                                                        ============
    Medium Term Notes              JCP&L                                $174,393,868        Redeemed/Retired            Rule 42
                                                                        ============
    Pollution Control Notes        JCP&L                                $ 21,639,000        Redeemed/Retired            Rule 42
                                                                        ============
    Unsecured Notes                JCP&L                                $     14,689        Redeemed/Retired            Rule 42
                                                                        ============

Metropolitan Edison Company

    Medium Term Notes              Met-Ed                               $ 60,000,000        Redeemed/Retired            Rule 42
                                                                        ============
    Medium Term Notes              Met-Ed                               $ 50,000,000            Acquired                Rule 42
                                                                        ============
    Unsecured Notes                Met-Ed                               $     29,377        Redeemed/Retired            Rule 42
                                                                        ============

Pennsylvania Electric Company

    Pollution Control Notes        Penelec                              $    205,000        Redeemed/Retired            Rule 42
                                                                        ============
    Unsecured Notes                Penelec                              $ 50,014,689        Redeemed/Retired            Rule 42
                                                                        ============


Note: See pages 16 to 24 for a detailed description of the above transactions.

                                                             15



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

                                                             Principal
                                                     Amount or Stated Value
    Nane of Issuer          Name of Company       ------------------------------
         and             Acquiring, Redeeming or                    Redeemed        Date of                       Commission
    Title of Issue        Retiring Securities       Acquired       and Retired    Transaction   Consideration    Authorization
         (1)                      (2)                  (3)             (4)            (5)            (6)             (7)
-----------------------  -----------------------  --------------  --------------  ------------  ---------------  -------------

     Ohio Edison
       Company

Secured Trust Notes:
7.930% PEPCO             Ohio Edison                                $ 1,168,536     1/21/2002      $ 1,191,855     Rule 42
7.930% PEPCO             Ohio Edison                                $ 1,176,258     2/21/2002      $ 1,191,855     Rule 42
7.930% PEPCO             Ohio Edison                                $ 1,184,031     3/21/2002      $ 1,191,855     Rule 42
7.680% PEPCO             Ohio Edison                                $ 4,061,976     4/21/2002      $ 5,341,976     Rule 42
7.680% PEPCO             Ohio Edison                                $ 4,087,665     5/21/2002      $ 5,341,668     Rule 42
7.680% PEPCO             Ohio Edison                                $ 4,113,516     6/21/2002      $ 5,341,358     Rule 42
7.680% PEPCO             Ohio Edison                                $ 4,139,530     7/21/2002      $ 5,341,046     Rule 42
7.680% PEPCO             Ohio Edison                                $ 4,165,709     8/21/2002      $ 5,340,732     Rule 42
7.680% PEPCO             Ohio Edison                                $ 4,192,054     9/21/2002      $ 5,340,416     Rule 42
7.680% PEPCO             Ohio Edison                                $ 4,218,565    10/21/2002      $ 5,340,098     Rule 42
7.680% PEPCO             Ohio Edison                                $ 4,245,244    11/21/2002      $ 5,339,779     Rule 42
7.680% PEPCO             Ohio Edison                                $ 4,272,092    12/21/2002      $ 5,339,457     Rule 42
                                                                    -----------                    -----------
                                                                    $41,025,177                    $51,642,095
                                                                    ===========                    ===========

First Mortgage Bonds
8.250% Series            Ohio Edison                               $125,000,000      4/1/2002     $125,000,000     Rule 42
7.375% Series            Ohio Edison                               $120,000,000     9/15/2002     $120,000,000     Rule 42
7.500% Series            Ohio Edison                                $34,265,000      9/1/2002      $34,265,000     Rule 42
                                                                  -------------                   ------------
                                                                   $279,265,000                   $279,265,000
                                                                  =============                   ============

Preferred Stocks:
9.00% Series             Ohio Edison                               $120,000,000     8/15/2002     $120,000,000     Rule 42
7.75% Series             Ohio Edison                               $100,000,000      7/1/2002     $100,000,000     Rule 42
                                                                   ------------                   ------------
                                                                   $220,000,000                   $220,000,000
                                                                   ============                   ============

                                                             16



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

                                                             Principal
                                                      Amount or Stated Value
    Name of Issuer            Name of Company      -----------------------------
          and             Acquiring, Redeeming or                    Redeemed       Date of                     Commission
    Title of Issue          Retiring Securities      Acquired      and Retired    Transaction   Consideration  Authorization
          (1)                       (2)                 (3)            (4)            (5)            (6)           (7)
------------------------  ------------------------ --------------  -------------  ------------  -------------- -------------

     Pennsylvania
     Power Company

First Mortgage Bonds:
9.74% Series              Penn Power                               $    974,000     11/1/2002     $   974,000    Rule 42
                                                                   ============                   ===========

Pollution Control Notes:
6.450% Series             Penn Power                               $ 14,500,000      7/1/2002     $14,790,000    Rule 42
3.850% Series             Penn Power                 $14,500,000                     7/1/2002     $14,500,000    Rule 42
                                                     -----------   ------------                   -----------
                                                     $14,500,000   $ 14,500,000                   $29,290,000
                                                     ===========   ============                   ===========

Preferred Stock:
6.860% Series             Penn Power                               $    750,000     10/1/2002     $   750,000    Rule 42
                                                                   ============                   ===========

                                                             17



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

                                                             Principal
                                                       Amount or Stated Value
    Name of Issuer           Name of Company       -------------------------------
          and            Acquiring, Redeeming or                      Redeemed        Date of                      Commission
    Title of Issue         Retiring Securities        Acquired      and Retired     Transaction   Consideration   Authorization
          (1)                      (2)                  (3)             (4)             (5)            (6)            (7)
------------------------ ------------------------  --------------- ---------------  ------------  --------------  -------------

  Cleveland Electric
 Illuminating Company

Medium Term Notes:
8.130% Series            CEI                                         $ 28,000,000      7/1/2002    $ 28,000,000     Rule 42
7.850% Series            CEI                                         $  5,000,000     7/30/2002    $  5,000,000     Rule 42
                                                                     ------------                 -------------
                                                                     $ 33,000,000                  $ 33,000,000
                                                                     ============                 =============

First Mortgage Bonds:
7.625% Series            CEI                                         $195,000,000      8/1/2002    $195,000,000     Rule 42
                                                                     ============                 =============

Pollution Control Notes:
7.00% Series B           CEI                                         $     15,000      9/1/2002    $     15,000     Rule 42
7.00% Series C           CEI                                         $     15,000      9/1/2002    $     15,000     Rule 42
6.85% Series             CEI                                         $ 30,000,000     10/8/2002    $ 30,600,000     Rule 42
1.50% Series             CEI                         $ 30,000,000                     10/8/2002    $ 30,000,000     Rule 42
8.00% Series             CEI                                         $ 78,700,000     7/16/2002    $ 81,061,000     Rule 42
6.00% Series             CEI                         $  8,700,000                     7/16/2002    $ 78,700,000     Rule 42
                                                     ------------    ------------                 -------------
                                                     $108,700,000    $108,730,000                  $220,391,000
                                                     ============    ============                 =============

Preferred Stock:
7.35% Series C           CEI                                         $  1,000,000      8/1/2002    $  1,000,000     Rule 42
9.00% Series S           CEI                                         $ 17,750,000     11/1/2002    $ 17,750,000     Rule 42
7.56%  Series            CEI                                         $ 45,000,000     5/28/2002    $ 46,017,000     Rule 42
                                                                     ------------                 -------------
                                                                     $ 63,750,000                  $ 64,767,000
                                                                     ============                 =============

                                                             18



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

                                                             Principal
                                                       Amount or Stated Value
    Name of Issuer           Name of Company       -------------------------------
          and            Acquiring, Redeeming or                      Redeemed        Date of                      Commission
    Title of Issue         Retiring Securities        Acquired      and Retired     Transaction   Consideration   Authorization
          (1)                      (2)                  (3)             (4)             (5)            (6)            (7)
------------------------ ------------------------  --------------- ---------------  ------------  --------------  -------------

     Toledo Edison
        Company

First Mortgage Bonds:
8.00% Series             TE                                          $    400,000     11/1/2002    $    400,000     Rule 42
                                                                     ============                  ============

Medium Term Notes:
8.65% Series             TE                                          $  5,000,000      4/1/2002    $  5,000,000     Rule 42
8.62% Series             TE                                          $  7,000,000      4/1/2002       7,000,000     Rule 42
8.18% Series             TE                                          $ 17,000,000     7/30/2002    $ 17,000,000     Rule 42
10.00% Series            TE                                          $ 15,000,000     6/11/2002    $ 15,675,000     Rule 42
                                                                     ------------                  ------------
                                                                     $ 44,000,000                  $ 44,675,000
                                                                     ============                  ============

Pollution Control Notes:
10.0% Series             TE                                              $ 30,000     8/15/2002        $ 30,000     Rule 42
6.875% Series            TE                                          $ 20,200,000     10/8/2002    $ 20,604,000     Rule 42
1.500% Series            TE                           $20,200,000                     10/8/2002    $ 20,200,000     Rule 42
                                                      -----------    ------------                  ------------
                                                      $20,200,000    $ 20,230,000                  $ 40,834,000
                                                      ===========    ============                  ============
Unsecured Notes:
8.70% Debenture          TE                                          $135,000,000      9/1/2002    $135,000,000     Rule 42
                                                                     ============                  ============

Preferred Stock:
10.00% Series            TE                                           $19,000,000      2/1/2002     $19,190,000     Rule 42
8.84% Series             TE                                           $25,000,000      2/1/2002     $25,250,000     Rule 42
8.32% Series             TE                                           $10,000,000      2/1/2002     $10,246,000     Rule 42
7.80% Series             TE                                           $15,000,000      2/1/2002     $15,247,500     Rule 42
7.76% Series             TE                                           $15,000,000      2/1/2002     $15,365,550     Rule 42
                                                                   ---------------                -------------
                                                                      $84,000,000                   $85,299,050
                                                                   ===============                =============

                                                             19



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

                                                               Principal
                                                        Amount or Stated Value
     Name of Issuer           Name of Company       --------------------------------
          and              Acquiring, Redeeming or                      Redeemed        Date of                        Commission
     Title of Issue         Retiring Securities         Acquired       and Retired    Transaction   Consideration     Authorization
          (1)                       (2)                   (3)              (4)            (5)            (6)              (7)
-------------------------  -----------------------  ----------------- --------------  ------------ -----------------  -------------

      FirstEnergy
   Generation Company

Pollution Control Notes:
5% OWDA                    GENCO                        $ 15,000,000                     7/2/2002      $ 15,000,000     Rule 42
                                                        ============                                   ============

                                                             20



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

                                                             Principal
                                                    Amount or Stated Value
    Name of Issuer           Name of Company       -------------------------
          and             Acquiring, Redeeming or               Redeemed       Date of                      Commission
    Title of Issue         Retiring Securities     Acquired    and Retired    Transaction  Consideration   Authorization
          (1)                      (2)               (3)           (4)           (5)            (6)            (7)
------------------------  -----------------------  ---------  --------------  -----------  --------------  -------------

    Bayshore Power
        Company

Pollution Control Notes:
5.375% Series             Bayshore                               $1,400,000     9/1/2002      $1,400,000     Rule 42
6.625% Series             Bayshore                                  800,000     9/1/2002         800,000     Rule 42
                                                                 ----------                   -----------
                                                                 $2,200,000                   $2,200,000
                                                                 ==========                   ===========

                                                             21



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

                                                               Principal
                                                         Amount or Stated Value
      Name of Issuer              Name of Company       -------------------------
            and               Acquiring, Redeeming or                Redeemed        Date of                      Commission
      Title of Issue            Retiring Securities     Acquired    and Retired    Transaction   Consideration   Authorization
            (1)                         (2)               (3)           (4)            (5)            (6)             (7)
----------------------------  ------------------------  ---------  --------------  ------------  --------------- --------------

      Jersey Central
       Power & Light

Preferred Stocks:
8.65% Series J                JCP&L                                  $16,666,600      7/1/2002      $16,666,600     Rule 42
7.52% Series K                JCP&L                                  $ 5,000,000      6/1/2002      $ 5,000,000     Rule 42
7.52% Series                  JCP&L                                  $21,500,000      8/1/2002      $21,039,650     Rule 42
8.65% Series J                JCP&L                                  $ 8,333,500      8/1/2002      $ 8,406,001     Rule 42
                                                                     -----------                    ----------
                                                                     $51,500,100                    $51,112,251
                                                                     ===========                    ===========

Medium Term Notes:
9.00% Series                  JCP&L                                 $ 50,000,000     3/27/2002     $ 50,000,000     Rule 42
9.20% Series                  JCP&L                                 $ 27,037,000     7/23/2002     $ 28,156,332     Rule 42
8.85% Series                  JCP&L                                 $ 38,000,000     7/12/2002     $ 39,683,400     Rule 42
8.82% Series                  JCP&L                                 $ 12,000,000     7/12/2002     $ 12,529,200     Rule 42
8.55% Series                  JCP&L                                 $ 16,377,000     7/23/2002     $ 17,077,936     Rule 42
8.25% Series                  JCP&L                                 $ 26,947,000     7/23/2002     $ 26,947,000     Rule 42
                                                                    ------------                   ------------
                                                                    $170,361,000                   $174,393,868
                                                                    ============                   ============

Pollution Control Notes:
7.90% Series                  JCP&L                                 $ 21,639,000     6/11/2002     $ 21,639,000     Rule 42
                                                                    ============                   ============

Unsecured Notes:
7.69% Series (Cowanesque)     JCP&L                                 $     14,689      8/1/2002     $     14,689     Rule 42
                                                                    ============                   ============

                                                             22



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

                                                                 Principal
                                                           Amount or Stated Value
      Name of Issuer              Name of Company       -----------------------------
            and               Acquiring, Redeeming or                    Redeemed       Date of                       Commission
      Title of Issue            Retiring Securities       Acquired      and Retired    Transaction  Consideration    Authorization
            (1)                         (2)                 (3)             (4)           (5)            (6)             (7)
----------------------------  ------------------------  -------------  --------------  -----------  ---------------  -------------

       Metropolitan
          Edison Company

Medium Term Notes
8.05% Series                  MetEd                                      $30,000,000     3/1/2002     $ 30,000,000     Rule 42
9.10% Series                  MetEd                                      $30,000,000     6/3/2002     $ 30,000,000     Rule 42
5.93% Series                  MetEd                      $50,000,000                     6/3/2002     $ 50,000,000     Rule 42
                                                         -----------     -----------                  ------------
                                                         $50,000,000     $60,000,000                  $110,000,000
                                                         ===========     ===========                  ============

Unsecured Notes:
7.69% Series (Cowanesque)     MetEd                                      $    29,377     8/1/2002     $     29,377     Rule 42
                                                                         ===========                  ============

                                                             23



ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

                                                               Principal
                                                        Amount or Stated Value
      Name of Issuer              Name of Company       ------------------------
            and               Acquiring, Redeeming or                Redeemed       Date of                     Commission
      Title of Issue            Retiring Securities     Acquired   and Retired    Transaction   Consideration  Authorization
            (1)                         (2)               (3)          (4)            (5)           (6)            (7)
----------------------------  ------------------------  ---------  -------------  ------------  -------------  -------------

       Pennsylvania
         Electric Company

Pollution Control Notes
6.125% Series                 Penelec                               $   205,000     12/1/2002   $    205,000     Rule 42
                                                                    ===========                 =============

Unsecured Notes:
Variable Series E             Penelec                               $25,000,000      4/1/2002    $25,000,000     Rule 42
Variable Series E             Penelec                               $25,000,000    10/11/2002    $25,000,000     Rule 42
7.69% Series (Cowanesque)     Penelec                               $    14,689      8/1/2002    $    14,689     Rule 42
                                                                    -----------                  -----------
                                                                    $50,014,689                  $50,014,689
                                                                    ===========                  ===========

                                                             24



ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2002

                                                                                                                      Owner's Book
                                           Security                     %                                              Value (In
                    Name                    Owned            Shares  Ownership         Nature of Business               thousands)
-----------------------------------------  --------      ----------  ---------    ------------------------------        ----------

Active Power Exchange Inc.                 Common Stock      92,378    0.01%      A developer of flywheel energy        $    267
                                                                                  storage system for use in
                                                                                  uninterruptible power supply and
                                                                                  other power quality applications

Akron Development Fund I, Ltd.             LLC                         7.92%      Provide financing to projects that     400,000
                                                                                  promote growth and development

APX                                        Series B-2 &                1.16%      Operates Internet-based exchanges        4,682
                                           Series C                               for the buying & selling of
                                           Preferred                              electricity, energy transmission
                                           Stock                                  and related products

Ballard Generation Systems, Inc.           Common Stock   1,490,301*   7.41%      Develop, manufacture and market         16,361
                                                                                  stationary fuel cell power systems

Ballard Power Systems, Inc.                Common Stock      99,400    0.12%      Develop, manufacture and market          1,100
                                                                                  fuel cells and related systems

CID Ohio Equity Capital                    LP                          7.50%      Venture capital investments in Ohio        152

Cleveland Development Partnership II       LP                          1.47%      Housing and urban development              548

Cleveland Civic Housing Fund               LLC                         4.00%      Housing and urban development              289

* Includes 490,300 nonvoting shares.

                                                               25


ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2002 (Continued):

                                                                                                                        Owner's Book
                                           Security                     %                                                 Value (In
                    Name                    Owned            Shares  Ownership         Nature of Business                 thousands)
-----------------------------------------  --------      ----------  ---------    ------------------------------         -----------

Enertech Capital Partners II, LP           Limited                     2.20%      A venture capital fund which invests       1,367
                                           Partnership                            in energy-related technology or
                                                                                  service companies

Greater Reading Development Partnership    LP                          5.58%      Nonprofit business that provides              63
                                                                                  loans to development corps. to
                                                                                  assist in the development of
                                                                                  commercial real estate & multi-unit
                                                                                  homes in Reading, PA

Pantellos Corporation                      Common Stock     466,108    8.21%      Pantellos is an independent, electronic    8,394
                                                                                  marketplace focused on the utility
                                                                                  and energy services industries.

Silicon Energy                                                         0.28%      Back office services for Distributed         500
                                                                                  Generation services

Waterford Development Corporation          Common Stock                6.25%      Provides loans to development corps to         5
                                                                                  assist in the expansion and development
                                                                                  of C&I activities by providing
                                                                                  financial assistance to small,
                                                                                  emerging businesses.

                                                               26



ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2002 (Continued):


                                                                                                                      Owner's Book
                                           Security                     %                                              Value (In
                    Name                    Owned            Shares  Ownership         Nature of Business               thousands)
-----------------------------------------  --------      ----------  ---------    ------------------------------        ----------

30 Misc. de minimis investments                                                                                             240

                                                               27


ITEM 6.  OFFICERS AND DIRECTORS
PART I.  AS OF DECEMBER 31, 2002

                                                                                                                         FE
                                           FirstEnergy        ATSI          FELHC         FEFSG          FENOC       Properties
                                          --------------- -------------  ------------  -------------  ------------- -------------

H. Peter Burg                      (A)       CH,CEO,D         P,D            P,D            M           CH,CEO,D        P,D

Dr. Carol A. Cartwright            (A)          D

William F. Conway                  (A)          D                                                          D

Robert B. Heisler, Jr.             (A)          D

Robert L. Loughhead                (A)          D

Russell W. Maier                   (A)          D

John M. Pietruski                  (A)          D

Robert N. Pokelwaldt               (A)          D

Paul J. Powers                     (A)          D

Catherine A. Rein                  (A)          D

Robert C. Savage                   (A)          D

George M. Smart                    (A)          D

Adm. Carlisle A. H. Trost          (A)          D

Jesse T. Williams, Sr.             (A)          D

Dr. Patricia K. Woolf              (A)          D

                                                             28


ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                           FirstEnergy                                 FirstEnergy                      GPU
                                            Transfer          FECO           FES        Ventures         GPUAR        Capital
                                         ---------------- -------------  ------------ --------------  ------------  ------------

H. Peter Burg                      (A)          D            CEO,D            D             D              D             D

Dr. Carol A. Cartwright            (A)

William F. Conway                  (A)

Robert B. Heisler, Jr.             (A)

Robert L. Loughhead                (A)

Russell W. Maier                   (A)

John M. Pietruski                  (A)

Robert N. Pokelwaldt               (A)

Paul J. Powers                     (A)

Catherine A. Rein                  (A)

Robert C. Savage                   (A)

George M. Smart                    (A)

Adm. Carlisle A. H. Trost          (A)

Jesse T. Williams, Sr.             (A)

Dr. Patricia K. Woolf              (A)

                                                             29


ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                             GPU                          GPU
                                             GPUDH            GPUN          Power          GPUS         Telcom         JCP&L
                                         --------------- --------------- ------------- -------------- ------------ --------------

H. Peter Burg                      (A)         D            CH,CEO,D          D             P,D            D

Dr. Carol A. Cartwright            (A)

William F. Conway                  (A)                         D

Robert B. Heisler, Jr.             (A)

Robert L. Loughhead                (A)

Russell W. Maier                   (A)

John M. Pietruski                  (A)

Robert N. Pokelwaldt               (A)

Paul J. Powers                     (A)

Catherine A. Rein                  (A)

Robert C. Savage                   (A)

George M. Smart                    (A)

Adm. Carlisle A. H. Trost          (A)

Jesse T. Williams, Sr.             (A)

Dr. Patricia K. Woolf              (A)

                                                             30



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                         MARBEL         Met-Ed         MYR           OE         Penelec         CEI           TE
                                       ------------ ------------- -------------  ------------ ------------  ------------  ---------

H. Peter Burg                    (A)        D            P,D            D           P,D           P,D           P,D           P,D

Dr. Carol A. Cartwright          (A)

William F. Conway                (A)

Robert B. Heisler, Jr.           (A)

Robert L. Loughhead              (A)

Russell W. Maier                 (A)

John M. Pietruski                (A)

Robert N. Pokelwaldt             (A)

Paul J. Powers                   (A)

Catherine A. Rein                (A)

Robert C. Savage                 (A)

George M. Smart                  (A)

Adm. Carlisle A. H. Trost        (A)

Jesse T. Williams, Sr.           (A)

Dr. Patricia K. Woolf            (A)

                                                             31



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                                                                        FE
                                          FirstEnergy         ATSI          FELHC          FEFSG         FENOC      Properties
                                         --------------- --------------- ------------- -------------- ------------ --------------

Stanley C. Van Ness                (C)

Gelorma E. Persson                 (C)

Anthony J. Alexander               (A)      D,P,COO            D              D              M             D             D

Richard H. Marsh                   (A)      SVP,CFO        D,SVP,CFO          D          M,SVP,CFO      SVP,CFO      SVP,D,CFO

Leila L. Vespoli                   (A)       SVP,GC          SVP,GC         SVP,GC        SVP,GC        SVP,GC        SVP,GC

Earl T. Carey                      (A)

Harvey L. Wagner                   (A)      VP,C,CAO          VP,C                          VP           VP,C          VP,C

Nancy C. Ashcom                    (A)         S               S              S              S             S             S

Edward J. Udovich                  (A)         AS              AS             AS            AS            AS            AS

Thomas C. Navin                    (A)         T               T              T              T             T             T

Randy Scilla                       (A)         AT              AT             AT            AT            AT            AT

Jeffrey R. Kalata                  (A)         AC              AC                           AC            AC            AC

Paulette R. Chatman                (C)         AC              AC                           AC            AC            AC

Kevin J. Keough                    (A)

Arthur R. Garfield                 (A)                                                      CH

                                                             32



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                          FirstEnergy                                   FirstEnergy                     GPU
                                            Transfer          FECO           FES         Ventures        GPUAR        Capital
                                         --------------- --------------- ------------- -------------- ------------ --------------

Stanley C. Van Ness                (C)

Gelorma E. Persson                 (C)

Anthony J. Alexander               (A)         D            P,COO,D           D              D            P,D           P,D

Richard H. Marsh                   (A)         D           SVP,CFO,D      SVP,D,CFO      D,SVP,CFO     SVP,CFO,D     SVP,CFO,D

Leila L. Vespoli                   (A)                       SVP,GC         SVP,GC        SVP,GC        SVP,GC        SVP,GC

Earl T. Carey                      (A)                        SVP

Harvey L. Wagner                   (A)                        VP,C           VP,C          VP,C          VP,C          VP,C

Nancy C. Ashcom                    (A)        P,S              S              S              S             S             S

Edward J. Udovich                  (A)         AS              AS             AS            AS            AS            AS

Thomas C. Navin                    (A)         T               T              T              T             T             T

Randy Scilla                       (A)                         AT             AT            AT            AT            AT

Jeffrey R. Kalata                  (A)                         AC             AC            AC            AC            AC

Paulette R. Chatman                (C)                         AC             AC            AC            AC            AC

Kevin J. Keough                    (A)                       SVP,RP                          P

Arthur R. Garfield                 (A)                                        P

                                                             33



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                             GPU                          GPU
                                             GPUDH            GPUN          Power          GPUS         Telcom         JCP&L
                                         --------------- --------------- ------------- -------------- ------------ --------------

Stanley C. Van Ness                (C)                                                                                   D

Gelorma E. Persson                 (C)                                                                                   D

Anthony J. Alexander               (A)        P,D              D             P,D             D            D,P

Richard H. Marsh                   (A)     SVP,CFO,D                      SVP,CFO,D      SVP,CFO,D     SVP,CFO,D      SVP,CFO

Leila L. Vespoli                   (A)       SVP,GC                         SVP,GC        SVP,GC        SVP,GC       SVP,GC,D

Earl T. Carey                      (A)                                                                                  P,D

Harvey L. Wagner                   (A)        VP,C            VP,C           VP,C          VP,C          VP,C          VP,C

Nancy C. Ashcom                    (A)         S               S              S              S             S             S

Edward J. Udovich                  (A)         AS              AS             AS            AS            AS            AS

Thomas C. Navin                    (A)         T               T              T              T             T             T

Randy Scilla                       (A)         AT              AT             AT            AT            AT            AT

Jeffrey R. Kalata                  (A)         AC              AC             AC            AC            AC            AC

Paulette R. Chatman                (C)         AC              AC             AC            AC            AC            AC

Kevin J. Keough                    (A)        SVP

Arthur R. Garfield                 (A)

                                                             34



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                        MARBEL        Met-Ed          MYR            OE         Penelec        CEI           TE
                                      ------------ -------------- ------------- ------------- ------------ ------------- -----------

Stanley C. Van Ness             (C)

Gelorma E. Persson              (C)

Anthony J. Alexander            (A)        D             D             D             D             D            D             D

Richard H. Marsh                (A)     SVP,CFO      SVP,CFO,D         D         SVP,CFO,D     SVP,CFO,D    SVP,CFO,D     SVP,CFO,D

Leila L. Vespoli                (A)     SVP,GC        SVP,GC                       SVP,GC       SVP,GC        SVP,GC        SVP,GC

Earl T. Carey                   (A)        D            VP                          SVP           VP           SVP           SVP

Harvey L. Wagner                (A)      VP,C          VP,C                         VP,C         VP,C          VP,C          VP,C

Nancy C. Ashcom                 (A)        S             S                           S             S            S             S

Edward J. Udovich               (A)       AS            AS                           AS           AS            AS            AS

Thomas C. Navin                 (A)                      T                           T             T            T             T

Randy Scilla                    (A)       AT            AT                           AT           AT            AT            AT

Jeffrey R. Kalata               (A)                     AC                           AC           AC            AC            AC

Paulette R. Chatman             (C)                     AC                           AC           AC            AC            AC

Kevin J. Keough                 (A)                                                  RP

Arthur R. Garfield              (A)

                                                             35



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                                                                        FE
                                          FirstEnergy         ATSI          FELHC          FEFSG         FENOC      Properties
                                         --------------- --------------- ------------- -------------- ------------ --------------

Robert F. Saunders                 (A)                                                                  P,CNO,D

Lew W. Myers                       (A)                                                                  VP,COO

Gary R. Leidich                    (A)                                                                    EVP

Mark B. Bezilla                    (A)                                                                    VP

Douglas S. Elliott                 (B)                                                       P

Guy L. Pipitone                    (A)

Carole B. Snyder                   (A)

Mary Beth Carroll                  (A)

Stanley A. Szwed                   (A)                         VP                                                       VP

Lynn M. Cavalier                   (A)

Mark T. Clark                      (A)

Kathryn W. Dindo                   (A)

Michael J. Dowling                 (A)

Terrance G. Howson                 (C)

                                                             36



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                          FirstEnergy                                   FirstEnergy                     GPU
                                            Transfer          FECO           FES         Ventures        GPUAR        Capital
                                         --------------- --------------- ------------- -------------- ------------ --------------

Robert F. Saunders                 (A)

Lew W. Myers                       (A)

Gary R. Leidich                    (A)

Mark B. Bezilla                    (A)

Douglas S. Elliott                 (B)                                       SVP

Guy L. Pipitone                    (A)                                       SVP

Carole B. Snyder                   (A)                        SVP

Mary Beth Carroll                  (A)                         VP

Stanley A. Szwed                   (A)                         VP

Lynn M. Cavalier                   (A)                         VP

Mark T. Clark                      (A)                         VP

Kathryn W. Dindo                   (A)                       VP,CRO

Michael J. Dowling                 (A)                         VP

Terrance G. Howson                 (C)                         VP

                                                             37



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                             GPU                          GPU
                                             GPUDH            GPUN          Power          GPUS         Telcom         JCP&L
                                         --------------- --------------- ------------- -------------- ------------ --------------

Robert F. Saunders                 (A)                      P,CNO,D

Lew W. Myers                       (A)

Gary R. Leidich                    (A)

Mark B. Bezilla                    (A)

Douglas S. Elliott                 (B)

Guy L. Pipitone                    (A)

Carole B. Snyder                   (A)

Mary Beth Carroll                  (A)

Stanley A. Szwed                   (A)

Lynn M. Cavalier                   (A)

Mark T. Clark                      (A)

Kathryn W. Dindo                   (A)

Michael J. Dowling                 (A)

Terrance G. Howson                 (C)

                                                             38



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                          MARBEL        Met-Ed           MYR            OE         Penelec        CEI         TE
                                       ------------- -------------- -------------- ------------- ------------- ----------- ---------

Robert F. Saunders               (A)

Lew W. Myers                     (A)

Gary R. Leidich                  (A)

Mark B. Bezilla                  (A)

Douglas S. Elliott               (B)

Guy L. Pipitone                  (A)

Carole B. Snyder                 (A)

Mary Beth Carroll                (A)

Stanley A. Szwed                 (A)                                                    VP                       VP          VP

Lynn M. Cavalier                 (A)

Mark T. Clark                    (A)

Kathryn W. Dindo                 (A)

Michael J. Dowling               (A)

Terrance G. Howson               (C)

                                                             39



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                                                                        FE
                                          FirstEnergy         ATSI          FELHC          FEFSG         FENOC      Properties
                                         --------------- --------------- ------------- -------------- ------------ --------------

Ali Jamshidi                       (A)

Charles E. Jones                   (A)

David C. Luff                      (A)

Thomas M. Welsh                    (A)

David W. Whitehead                 (A)                                                                                  VP

Bradford F. Tobin                  (A)

R. Joseph Hrach                    (B)

Steven F. Lux                      (A)                                       AVP

Lawrence P. Haren                  (E)

Arthur W. Yuan                     (B)                                                    VP,COO

William S. Skibitsky               (D)

William A Koertner                 (D)

Michael F. Knapp                   (D)

John A. Fluss                      (D)

                                                             40



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                          FirstEnergy                                   FirstEnergy                     GPU
                                            Transfer          FECO           FES         Ventures        GPUAR        Capital
                                         --------------- --------------- ------------- -------------- ------------ --------------

Ali Jamshidi                       (A)                       VP,CIO

Charles E. Jones                   (A)                        RVP

David C. Luff                      (A)                         VP

Thomas M. Welsh                    (A)                         VP

David W. Whitehead                 (A)                      VP,CETO

Bradford F. Tobin                  (A)                       VP,CPO

R. Joseph Hrach                    (B)                                       VP

Steven F. Lux                      (A)

Lawrence P. Haren                  (E)

Arthur W. Yuan                     (B)

William S. Skibitsky               (D)

William A Koertner                 (D)

Michael F. Knapp                   (D)

John A. Fluss                      (D)

                                                             41



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                             GPU                          GPU
                                             GPUDH            GPUN          Power          GPUS         Telcom         JCP&L
                                         --------------- --------------- ------------- -------------- ------------ --------------

Ali Jamshidi                       (A)

Charles E. Jones                   (A)                                                                                   D

David C. Luff                      (A)

Thomas M. Welsh                    (A)

David W. Whitehead                 (A)

Bradford F. Tobin                  (A)

R. Joseph Hrach                    (B)

Steven F. Lux                      (A)

Lawrence P. Haren                  (E)

Arthur W. Yuan                     (B)

William S. Skibitsky               (D)

William A Koertner                 (D)

Michael F. Knapp                   (D)

John A. Fluss                      (D)

                                                             42



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                       MARBEL       Met-Ed          MYR          OE          Penelec        CEI            TE
                                    ------------ -------------- ------------ ------------ ------------ -------------- -------------

Ali Jamshidi                   (A)

Charles E. Jones               (A)

David C. Luff                  (A)

Thomas M. Welsh                (A)

David W. Whitehead             (A)

Bradford F. Tobin              (A)

R. Joseph Hrach                (B)

Steven F. Lux                  (A)

Lawrence P. Haren              (E)      P,T

Arthur W. Yuan                 (B)

William S. Skibitsky           (D)                                P,CEO

William A Koertner             (D)                              SVP,CFO,T

Michael F. Knapp               (D)                                 GVP

John A. Fluss                  (D)                                 GVP

                                                             43



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                                                                        FE
                                          FirstEnergy         ATSI          FELHC          FEFSG         FENOC      Properties
                                         --------------- --------------- ------------- -------------- ------------ --------------

William H. Green                   (D)

Elaine Hughes                      (D)

Robert E. McDaniel                 (D)

Brian L. Smolinski                 (D)

James P. Urbas                     (D)

Greg R. Medici                     (D)

Roger D. Ruch                      (A)                                                       C

Alfred G. Roth                     (A)

Donald R. Schneider                (A)

Trent A. Smith                     (A)

Dennis M. Chack                    (K)

Paul W. Allison                    (K)

Thomas A. Clark                    (I)

Jeffrey A. Elser                   (I)

Ronald P. Lantzy                   (N)

                                                             44



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                          FirstEnergy                                   FirstEnergy                     GPU
                                            Transfer          FECO           FES         Ventures        GPUAR        Capital
                                         --------------- --------------- ------------- -------------- ------------ --------------

William H. Green                   (D)

Elaine Hughes                      (D)

Robert E. McDaniel                 (D)

Brian L. Smolinski                 (D)

James P. Urbas                     (D)

Greg R. Medici                     (D)

Roger D. Ruch                      (A)

Alfred G. Roth                     (A)                                        VP

Donald R. Schneider                (A)                                        VP

Trent A. Smith                     (A)                                        VP

Dennis M. Chack                    (K)                         RP

Paul W. Allison                    (K)                        RVP

Thomas A. Clark                    (I)                         RP

Jeffrey A. Elser                   (I)                        RVP

Ronald P. Lantzy                   (N)                         RP

                                                             45



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                             GPU                          GPU
                                             GPUDH            GPUN          Power          GPUS         Telcom         JCP&L
                                         --------------- --------------- ------------- -------------- ------------ --------------

William H. Green                   (D)

Elaine Hughes                      (D)

Robert E. McDaniel                 (D)

Brian L. Smolinski                 (D)

James P. Urbas                     (D)

Greg R. Medici                     (D)

Roger D. Ruch                      (A)

Alfred G. Roth                     (A)

Donald R. Schneider                (A)

Trent A. Smith                     (A)

Dennis M. Chack                    (K)

Paul W. Allison                    (K)

Thomas A. Clark                    (I)

Jeffrey A. Elser                   (I)

Ronald P. Lantzy                   (N)

                                                             46



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                      MARBEL        Met-Ed         MYR           OE         Penelec        CEI           TE
                                   ------------- ------------- ----------- --------------- ----------- ------------- ------------

William H. Green               (D)                                 SVP

Elaine Hughes                  (D)                                  VP

Robert E. McDaniel             (D)                                  VP

Brian L. Smolinski             (D)                                  VP

James P. Urbas                 (D)                                  VP

Greg R. Medici                 (D)                                 C,AT

Roger D. Ruch                  (A)

Alfred G. Roth                 (A)

Donald R. Schneider            (A)

Trent A. Smith                 (A)

Dennis M. Chack                (K)                                                                         RP

Paul W. Allison                (K)                                                                         VP

Thomas A. Clark                (I)                                               RP

Jeffrey A. Elser               (I)                                              RVP

Ronald P. Lantzy               (N)                                               RP

                                                             47



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                                                                        FE
                                          FirstEnergy         ATSI          FELHC          FEFSG         FENOC      Properties
                                         --------------- --------------- ------------- -------------- ------------ --------------

Stephen E. Morgan                  (A)

James M. Murray                    (L)

Jack A. Kline                      (O)

Steven A. Schumacher               (O)

John E. Paganie                    (M)

Jacqueline L. Roth                 (M)

Donald M. Lynch                    (J)

Steven E. Strah                    (C)

Steven L. Feld                     (C)

Gerald B. Engen, Jr.               (D)

Michael D. Cooper                  (D)

Richard S. Swartz, Jr.             (D)

Steven T. Theis                    (D)

William R. Kanda                   (G)                                                                    VP

L. W. Pearce                       (A)                                                                    VP

                                                             48



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                          FirstEnergy                                   FirstEnergy                     GPU
                                            Transfer          FECO           FES         Ventures        GPUAR        Capital
                                         --------------- --------------- ------------- -------------- ------------ --------------

Stephen E. Morgan                  (A)                         VP

James M. Murray                    (L)                         RP

Jack A. Kline                      (O)                         RP

Steven A. Schumacher               (O)                        RVP

John E. Paganie                    (M)                         RP

Jacqueline L. Roth                 (M)                        RVP

Donald M. Lynch                    (J)                         RP

Steven E. Strah                    (C)                         RP

Steven L. Feld                     (C)                        RVP

Gerald B. Engen, Jr.               (D)

Michael D. Cooper                  (D)

Richard S. Swartz, Jr.             (D)

Steven T. Theis                    (D)

William R. Kanda                   (G)

L. W. Pearce                       (A)

                                                             49



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                                                             GPU                          GPU
                                             GPUDH            GPUN          Power          GPUS         Telcom         JCP&L
                                         --------------- --------------- ------------- -------------- ------------ --------------

Stephen E. Morgan                  (A)

James M. Murray                    (L)

Jack A. Kline                      (O)

Steven A. Schumacher               (O)

John E. Paganie                    (M)

Jacqueline L. Roth                 (M)

Donald M. Lynch                    (J)

Steven E. Strah                    (C)

Steven L. Feld                     (C)

Gerald B. Engen, Jr.               (D)

Michael D. Cooper                  (D)

Richard S. Swartz, Jr.             (D)

Steven T. Theis                    (D)

William R. Kanda                   (G)

L. W. Pearce (A)

                                                             50



ITEM 6.  OFFICERS AND DIRECTORS (Continued)
PART I.  AS OF DECEMBER 31, 2002

                                      MARBEL        Met-Ed         MYR          OE         Penelec       CEI          TE
                                   ------------- ------------- ------------ ------------ ------------ ---------- -------------

Stephen E. Morgan              (A)

James M. Murray                (L)                                                                                    RP

Jack A. Kline                  (O)

Steven A. Schumacher           (O)

John E. Paganie                (M)

Jacqueline L. Roth             (M)

Donald M. Lynch                (J)

Steven E. Strah                (C)

Steven L. Feld                 (C)

Gerald B. Engen, Jr.           (D)                              VP,CLO,S

Michael D. Cooper              (D)                                 VP

Richard S. Swartz, Jr.         (D)                                 VP

Steven T. Theis                (D)                                 VP

William R. Kanda               (G)

L. W. Pearce                   (A)

                                                             51


PART I.  AS OF DECEMBER 31, 2002


(A)      Address is 76 South Main St., Akron, Ohio  44308

(B)      Address is 395 Ghent Road, Akron, Ohio 44308

(C)      Address is 300 Madison Ave., Morristown, New Jersey  07962

(D)      Address is 1701 West Golf Road, Rolling Meadows, Illinois  60008

(E)      Address is 104 Sixth Street, SW, Canton, Ohio  44702

(F)      Not used

(G)      Address is 10 Center Road, Perry, Ohio 44081

(H)      Address is 5501 North State Route 2, Oak Harbor, Ohio  43449

(I)      Address is 730 South Ave., Youngstown, Ohio 44502

(J)      Address is 521 Main Street, Allenhurst, NJ 07711

(K)      Address is 6896 Miller Road, Brecksville, Ohio 44141

(L)      Address is 300 Madison Ave., Toledo, Ohio 43652

(M)      Address is 5404 Evans Road, Erie, PA 16509

(N)      Address is 410 Park Ave., West, Mansfield, Ohio 44906

(O)      Address is 2800 Pottsville Pike, Reading, PA 19605

(P)      Address is Route 168, Shippingport, PA 15077

PART I.  AS OF DECEMBER 31, 2002


Key         Position Held
---         -------------
AC          Assistant Controller
AS          Assistant Corporate Secretary
AT          Assistant Treasurer
AVP         Assistant Vice President
C           Controller
CAO         Chief Accounting Officer
CEO         Chief Executive Officer
CETO        Chief Ethics Officer
CFO         Chief Financial Officer
CH          Chairman
CIO         Chief Information Officer
CLO         Chief Legal Officer
CNO         Chief Nuclear Officer
COO         Chief Operating Officer
CPO         Chief Procurement Officer
CRO         Chief Risk Officer
D           Director
GC          General Counsel
GVP         Group Vice President
M           Manager
P           President
RP          Region President
RVP         Region Vice President
S           Corporate Secretary
SVP         Senior Vice President
T           Treasurer
VP          Vice President


ITEM 6.  OFFICERS AND DIRECTORS (continued)
PART II.  AS OF DECEMBER 31, 2002

     Name of Officer            Name and Location            Position Held             Applicable
       or Director           of Financial Institution   in Financial Institution     Exception Rule
     ---------------         ------------------------   ------------------------    -----------------

Robert B. Heisler, Jr. (1)    KeyCorp.                    Executive Vice                  70
                              Cleveland, OH               President

                              McDonald Investments        Director                        70
                              Cleveland, OH

Dr. Carol A. Cartwright       KeyCorp.                    Director                        70
                              Cleveland, OH

Catherine A. Rein             Bank of New York            Director                        70
                              New York, NY

                              New England Financial,      Director                        70
                              Inc.
                              Boston, MA

John M. Pietruski             Lincoln National            Director                        70
                              Corporation
                              Philadelphia, PA

Russell W. Maier              Unizan Financial Corp.      Director                        70
                              Canton, OH

George M. Smart               Unizan Financial Corp.      Director                        70
                              Canton, OH

Dr. Patricia K. Woolf  (2)    The Capital Group           Director                        70
                              New York, NY

                              National Life Holding       Director                        70
                              Company of Vermont
                              Montpelier, VT

Stanley C. Van Ness           The Prudential Insurance    Director                        70
                              Company of America
                              Newark, NJ

                                            54


(1) Mr. Heisler is also Chairman of the Board, CEO and Director of KeyBank, N.A., the commercial banking subsidiary of KeyCorp., Director of Key Capital Partners, Director of Key Trust, Director of Champion Financial Services, Inc. and Director of Key Bank Life Insurance Company.

(2) Dr. Woolf is also Director of Growth Fund of America, Director of American Balance Fund, Director of Income Fund of America, Director of Small Cap World Fund, Trustee for Fundamental Investors and Trustee for New Economy Fund - The Capital Group.


PART III.

Information concerning the compensation and other related information for the Officers and Directors of FirstEnergy and its subsidiary companies is filed as Exhibit F-1 to this Form U5S.


ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

Name of Company                                                                    Account
    Name of Beneficiary                                        Purpose             Charged          Amount
    -------------------                                        -------             -------         --------

FirstEnergy Service Company:
---------------------------
 Salary and Expenses - Public
   Affairs Activities                                            (2)                 (3)           $1,420,329
 Coleman Victory Committee-Building Fund                         (1)                 (3)               10,000
 Democratic Congressional Campaign
   Committee                                                     (1)                 (3)               31,800
 Democratic National Campaign Committee                          (1)                 (3)               20,000
 DSCC Building Fund                                              (1)                 (3)               51,000
 Eisenhower Center Building Fund                                 (1)                 (3)               97,000
 Hope Street Kids                                                (1)                 (3)               10,000
 National Republican Senatorial Campaign                         (1)                 (3)               75,000
 NRCC Building Fund                                              (1)                 (3)               25,000
 Nuclear Energy Institute                                        (1)                 (3)               16,508
 President's Dinner                                              (2)                 (3)               25,000
 Progress & Freedom                                              (1)                 (3)               25,000
 Progress & Freedom Foundation                                   (1)                 (3)               50,000
 Rendell Inaugural Committee                                     (1)                 (3)               20,000
 Republican Governors Association                                (1)                 (3)               75,000
 Taft-Bradley Inaugural Committee                                (1)                 (3)               10,000
 State & Local Ballot Issue                                      (1)                 (3)              166,750
 Other Contributions and Other
   Expenses under $10,000                                      (1) & (2)             (3)               95,785
                                                                                                    ---------

   Company total                                                                                   $2,224,172
                                                                                                    ---------

Ohio Edison Company:
-------------------
 Salary & Expenses - Public
   Affairs Activities                                            (2)                 (3)           $       31
                                                                                                    ---------

   Company total                                                                                   $       31
                                                                                                    ---------

Jersey Central Power & Light Company
------------------------------------
Metropolitan Edison Company
---------------------------
Pennsylvania Electric Company
-----------------------------


All payments relating to (1) any political party, candidate for public office or holder of such office, or any committee  or agent  therefor;  or (2) any citizens  group,  or public  relations  counsel are reported on GPU
Service, Inc.'s Form U-13-60 and are therefore excluded from this filing.



Notes:  (1)  Contribution or membership fee.
        (2)  Public relations services.
        (3)  Income deduction.

                                                      56


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.
                                                       Serving           Receiving
Transaction                                            Company            Company             Compensation
                                                       -------           ---------           --------------
                                                                                             (In Thousands)
Morristown Headquarters                                 JCP&L             Met-Ed                  $   933
building costs                                            "               Penelec                   1,061
                                                          "
Revenues associated with the                            JCP&L             GPU Telcom                1,752
use of company assets

Allenhurst Remittance Center                            JCP&L             Penelec                      28
building costs                                            "               Met-Ed                       25
                                                                                                   ------
Total JCP&L                                                                                       $ 3,799
                                                                                                   ======


Occupancy charges related to                            Met-Ed            JCP&L                   $ 2,028
the Pottsville Pike facility                               "              Penelec                   1,865

Revenues associated with                                Met-Ed            GPU Telcom                1,438
the use of company assets

Occupancy charges related to                            Met-Ed            JCP&L                       121
the Bethel Meter Shop facility                             "              Penelec                      74

Occupancy charges related to                            Met-Ed            JCP&L                        66
the TMI-1 Circuit building
                                                                                                   ------
Total Met-Ed                                                                                      $ 5,592
                                                                                                   ======


Revenues associated with the                            Penelec           GPU Telcom              $ 1,488
use of company assets

Other                                                   Penelec           Met-Ed                       16
                                                                                                   ------
Total Penelec                                                                                     $ 1,504
                                                                                                   ======


Revenues associated with various                        MYR               JCP&L                     2,130
distribution projects
                                                                                                   ------
Total MYR                                                                                         $ 2,130
                                                                                                   ======


Note:
Excludes transactions included in the FirstEnergy's Semi-Annual Rule 24 filed on September 3, 2002 and May 1,
2003. (File no. 70-9793 and 70-9941)

                                                      57


A Mutual Assistance Agreement, approved by the Pennsylvania Public Utility Commission by order dated December 15, 1993, between and among Met-Ed, Penelec, JCP&L, GPUN and GPUS covering various affiliate transactions in goods and services remains in effect at year-end.

Service Agreement, between GPUS and GPU AR dated as of June 30, 1997 covering various affiliate transactions in goods and services remains in effect at year-end.

Agreement between and among JCP&L, Met-Ed, Penelec, GPUS, GPU AR and GPU Telcom dated as of April 25, 1997 covering various affiliate transactions in services remains in effect at year-end.

Services provided by MYR to other system companies are performed pursuant to individual, oral agreements rather than pursuant to written, ongoing contracts.

Part II.


  None.


Part III.


  None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

EXEMPT WHOLESALE GENERATORS (EWG):
---------------------------------

FirstEnergy Generation Corp. (GenCo)
------------------------------------

Part I.

(a) At December 31, 2002, FirstEnergy Solutions Corp. (FES) owned 100% of GenCo, an Ohio corporation that operates fossil plants and the Seneca pumped storage plant and sells all its output at wholesale prices to FES.

(b)     At December 31, 2002, FES had an investment of $(20,591,000) in GenCo.

(c)     Ratio of debt to common equity - 16.52:1.

        Accumulated earnings of GenCo - $2,387,640

(d)     See (a) above


Part II.

An organizational chart showing the relationship of FES to GenCo is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GenCo as of and for the year ended December 31, 2002 are provided in Exhibit I-1.

---------------------------------

GPU Power, Inc.
---------------

Part I.

(a) At December 31, 2002, FirstEnergy Corp. owned 100% of GPU Power, Inc., a Delaware corporation established to make investments in EWGs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) At December 31, 2002, FirstEnergy had an investment of $87,859,973 in GPU Power, Inc.

(c)     Ratio of debt to common equity - Not applicable.

        Accumulated earnings of GPU Power, Inc. - $5,872,819

(d)     None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to other EWGs in which it has an interest is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Power, Inc. as of and for the year ended December 31, 2002 are provided in Exhibit I-1.

---------------------------------

EI Canada Holding Limited, EI Brooklyn Power Limited, EI Brooklyn Investments Limited and EI Services Canada Limited
--------------------------------------------------------------------------------

Part I.

(a) At December 31, 2002, GPU Power, Inc. (GPU Power), through its wholly-owned subsidiary EI Canada Holding Limited, owned 100% of EI Services Canada Limited and EI Brooklyn Power Ltd. EI Brooklyn Power Ltd. owns 100% of EI Brooklyn Investments Ltd.

(b) At December 31, 2002, GPU Power had an investment of $(177,669) in EI Canada Holding Limited and subsidiaries.

(c) Ratio of debt to common equity of EI Canada Holding Limited and subsidiaries - Not applicable

        Accumulated losses of EI Canada Holding Limited and subsidiaries - $10,530,026

(d)     None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to EI Canada Holding Limited and subsidiaries is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of EI Canada Holding Limited and subsidiaries as of and for the year ended December 31, 2002 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

---------------------------------

Guaracachi America, Inc. and Empresa Guaracachi S.A.
----------------------------------------------------

Part I.

(a) At December 31, 2002, GPU Power, Inc., through its wholly-owned subsidiary Guaracachi America, Inc., owned 50.00% of Empresa Guaracachi S.A.

        Empresa Guaracachi S.A. is a Bolivian corporation having three facilities located in Bolivia in and around the cities of Santa Cruz, Sucre and Potosi. It is an electric generating company having an aggregate capacity of 295 megawatts.

(b) At December 31, 2002, FirstEnergy through its wholly-owned subsidiary GPU Power, Inc., had an investment of $50,412,676 in Empresa Guaracachi S.A.

(c)     Ratio of debt to common equity of Empresa Guaracachi S.A. - .30:1

        Accumulated earnings of Empresa Guaracachi S.A. - $7,289,166

(d) None.

Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Empresa Guaracachi S.A. is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of Empresa Guaracachi S.A. as of and for the year ended December 31, 2002 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

---------------------------------

EI Barranquilla, Inc. and Termobarranquilla S.A.
------------------------------------------------

Part I.

(a)     At  December  31,  2002,  GPU  Power,  Inc.,  through  its  wholly-owned
        subsidiary   EI   Barranquilla,   Inc.,   owned  a  28.6%   interest  in
        Termobarranquilla S.A. Empresa de Servicios Publicos (TEBSA).

        TEBSA  consists of two  gas-fired  generating  plants with an  aggregate capacity of 890 megawatts located near Barranquilla, Colombia. Electricity generated by these plants will be sold to Corporacion Electrica de la Costa Atlantica (Corelca) under a 20-year contract.

(b) As of December 31, 2002, GPU Power Inc. had an investment of $59,708,658 in TEBSA, which has been impaired to zero through purchase accounting adjustments made at FirstEnergy.

        As of December 31, 2002, a guarantee of amounts up to $21,250,000 was made by FirstEnergy for the benefit of the Bankers Trust Company as collateral agent on behalf of the Secured Parties in connection with the obligations under certain loan agreements.

(c)     Ratio of debt to common equity of TEBSA - .20:1

        Accumulated earnings of TEBSA - Excluded from FirstEnergy's earnings due to the impairment of the investment as noted in (b) above.

(d) See GPUI Colombia, Ltda. Item I, Part (d).


Part II.

An organization chart showing the relationship of GPU Power, Inc. to TEBSA is provided in Exhibit H-2.

---------------------------------

Barranquilla Lease Holding, Inc. and Los Amigos Leasing Company, Ltd.
---------------------------------------------------------------------

Part I.

(a) At December 31, 2002, GPU Power, Inc., through its wholly-owned subsidiary Barranquilla Lease Holding, Inc., owned a 100% interest in Los Amigos Leasing Company, Ltd. (Leaseco).

        Leaseco, which is a Bermuda corporation, had procured equipment to be used by and leased to TEBSA. Pursuant to a lease agreement, Leaseco will deliver certain non-Colombian equipment related to TEBSA, and TEBSA will make lease payments equal to the interest and principal payments of Leaseco.

(b) FirstEnergy, indirectly through its wholly-owned subsidiary GPU Power, Inc., has invested $12,000 in Leaseco to capitalize the company.

(c)     Ratio of debt to common equity of Leaseco - 21,384:1

        Accumulated earnings of Leaseco - NONE

(d) Pursuant to the lease agreement, Leaseco will deliver certain non-Colombian equipment related to the project to TEBSA during the construction period. TEBSA will lease the imported equipment from Leaseco during an interim lease term during the construction period and subsequently during a 15 year basic lease term. During the interim lease term, TEBSA will pay rent to Leaseco to reimburse it for certain expenses, including interest incurred during construction. During the basic lease term, TEBSA will make lease payments equal to the interest and principal payments of Leaseco.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Leaseco is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of Barranquilla Lease Holding, Inc. as of and for the year ended December 31, 2002 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

Filed pursuant to request for confidential treatment, financial statements of Leaseco as of and for the year ended December 31, 2002 are provided in Exhibit I-1.

---------------------------------

EI International and GPUI Colombia, Ltda.
-----------------------------------------

Part I.

(a) At December 31, 2002, GPU Power, Inc., through its wholly-owned subsidiary EI International, owned a 100% interest in GPUI Colombia, Ltda.

        GPUI Colombia, Ltda. has entered into an operation and maintenance (O&M) agreement with TEBSA to provide management services to TEBSA over its 20-year contract with Corelca. Fees for these management services are in accordance with the terms and conditions of the O&M agreement.

(b) At December 31, 2002, FirstEnergy indirectly through its wholly-owned subsidiary GPU Power, Inc., had an investment of $1,866,123 in GPUI Colombia, Ltda.

        GPUI has guaranteed the obligations of GPU Power, Inc.'s subsidiaries, GPUI Colombia, Ltda. and International Power Advisors, Inc. (the Operators), under the O&M agreement in the TEBSA project. Pursuant to the guarantee, GPUI has guaranteed the performance of the Operators, of which the limit of liability is $5,825,000.

(c)     Ratio of debt to common equity of GPUI Colombia, Ltda. - Not applicable.

        Accumulated earnings of GPUI Colombia, Ltda. - $1,856,123.

(d)     See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPUI Colombia, Ltda. is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of GPUI Colombia, Ltda. as of and for the year ended December 31, 2002 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

----------------------------------

International Power Advisors, Inc.
----------------------------------

Part I.

(a) At December 31, 2002, GPU Power, Inc. owned 100% of International Power Advisors, Inc. (IPA), a Delaware corporation established to provide technical services to EWGs.

        IPA has entered into an operation and maintenance (O&M) agreement with TEBSA to provide technical services and technical assistance in the O&M of the generating facilities of TEBSA. Fees for these services are in accordance with the terms and conditions of the O&M agreement. This IPA fee was cancelled in January 2002.

(b) At December 31, 2002, FirstEnergy, indirectly through its wholly-owned subsidiary GPU Power, Inc, had an investment of $3,962,098 in IPA.

(c)     Ratio of debt to common equity - Not applicable.

        Accumulated earnings of IPA - $3,961,998

(d)     See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to IPA is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of IPA as of and for the year ended December 31, 2002 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

---------------------------------

GPU Power Philippines, Inc. and Magellan Utilities Development Corporation
--------------------------------------------------------------------------

Part I.

(a)     At  December  31,  2002,  GPU  Power,   Inc.  through  its  wholly-owned
        subsidiary, GPU Power Philippines, Inc. owned a 40% interest in Magellan Utilities Development Corporation (MUDC).

        MUDC, a Philippine corporation, has postponed the construction of a 300 MW coal generating plant on the south shore of Bantangas Bay, Philippines, as a result of the devaluation of the Asian currency, a delay in securing construction permits and lower than expected growth in electricity demand.

        The terms of a 25 year power purchase agreement with Manila Electric Company have been renegotiated with an April 2004 in-service date.

(b)     None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to GPU Power Philippines, Inc. as of December 31, 2002.

        Accumulated earnings - None.

(d) None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to MUDC is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of GPU Power Philippines, Inc. as of and for the year ended December 31, 2002 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

FOREIGN UTILITY COMPANIES (FUCO)):
--------------------------------

GPU Capital, Inc.
-----------------

Part I.

(a) At December 31, 2002, FirstEnergy owned 100% of GPU Capital, Inc., a Delaware corporation established to make investments in FUCOs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) As of December 31, 2002, FirstEnergy has an investment of $184,222,553 in GPU Capital, Inc.

(c) Ratio of debt to common equity - Not applicable. Accumulated losses of GPU Capital, Inc. - $96,412,763.

(d)     None.


Part II:

An organizational chart showing the relationship of GPU Capital, Inc. to other FUCO's in which it has an interest is provided in Exhibit H-3.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Capital, Inc. as of and for the year ended December 31, 2002 are provided in Exhibit I-1.

--------------------------------

GPU Electric, Inc.
------------------

Part I.

(a) At December 31, 2002, GPU Capital, Inc. owned 100% of GPU Electric, Inc., a Delaware corporation established to make investments in FUCOs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) FirstEnergy indirectly through its wholly owned subsidiary, GPU Capital, Inc. has an investment of $191,469,699 in GPU Electric, Inc.

(c) Ratio of debt to common equity - Not applicable. Accumulated earnings - $31,881,693

(d)     None


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to other FUCO's in which it has an interest is provided in Exhibit H-3.

Filed pursuant to request for confidential treatment, financial statements of GPU Electric, Inc. as of and for the year ended December 31, 2002 are provided in Exhibit I-1 as part of GPU Capital, Inc.'s consolidating financial statements.

--------------------------------

EI UK Holdings, Inc., Aquila Sterling Holdings LLC, Avon Energy
---------------------------------------------------------------
Partners Holdings and Midlands Electricity plc
----------------------------------------------

Part I.

(a) At December 31, 2002, GPU Electric, Inc. through its wholly-owned subsidiary EI UK Holdings, Inc. (EIUK), own 20.1% voting interest of Aquila Sterling Holdings, Inc. (ASH). ASH owned 100% of Avon Energy Partners Holdings, which in turn owned 100% of Midlands Electricity, plc.

        Midlands is an English regional electric company which distributes electricity to 2.3 million customers in England. Midlands is also engaged in non-regulated activities, including electricity generation, electricity contracting, metering services and related businesses.

(b) FirstEnergy indirectly through its wholly-owned subsidiary GPU Electric, Inc., has an investment of approximately $13,813,489 million in ASH.

(c)     Ratio of debt to common equity - not applicable.

(d)     None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Midlands is provided in Exhibit H-3.

--------------------------------

GPU Australia Holdings, Inc., and Austran Holdings, Inc.
--------------------------------------------------------

Part I:

(a) At December 31, 2001, GPU Electric, Inc. through its wholly-owned subsidiary GPU Australia Holdings, Inc. (Australia Holdings) owned a 100% in Austran Holdings. On December 7, 2001, Australia Holdings sold its investment in GPU GasNet Pty. Ltd. and subsidiaries through an initial public offering generating net cash proceeds of $125 million.

(b)     Not applicable.

(c)     Ratio of debt to common equity - not applicable.

(d)     None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to GPU Australia Holdings, Inc. and Austran Holdings, Inc. is provided in Exhibit H-3.

---------------------------------

GPU Argentina Holdings, Inc., GPU Argentina Services, Emdersa
-------------------------------------------------------------

Part I:

(a) At December 31, 2002, GPU Electric, Inc. owned a 100% interest in GPU Argentina Holdings, Inc., which in turn owns 100% of GPU Argentina
        Services, which in turn owns 100% of Emdersa. Emdersa is an Argentina regional electric distribution company in the San Luis, La Rioja, and Salta regions of Argentina. Emdersa conducts non-regulated activities, including electricity generation, electricity contracting, metering services and related businesses.

(b) At December 31, 2002, FirstEnergy indirectly through its wholly-owned subsidiary GPU Electric, Inc., has an investment of approximately ($35,465,791) million in GPU Argentina Holdings, Inc.

(c) Ratio of debt to common equity of Emdersa - 1.81 : 1 Accumulated losses of Emdersa - $87,476,558.

(d)     None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Emdersa is provided in Exhibit H-3.

Filed pursuant to request for confidential treatment, financial statements of GPU Argentina Holdings, Inc., GPU Argentina Services, and Emdersa as of and for the year ended December 31, 2002 are provided in Exhibit I-1 as part of GPU Capital, Inc.'s consolidating financial statements.

Part III.

FirstEnergy's aggregate investment in EWG's and FUCO's at December 31, 2002, was as follows*:

                      EWG's:                    $945,860,000
                      FUCO's:                   $287,776,000

FirstEnergy's aggregate capital investment in domestic public utility subsidiary companies at December 31, 2002 was approximately $11,011,627,000.

Ratio of FirstEnergy's aggregate investment of EWG's and FUCO's to GPU's aggregate investment in domestic public utility subsidiary companies at December 31, 2002, was as follows:

                      EWG's:                    .08:1
                      FUCO's:                   .03:1



* Pursuant to Rule 53(a)(1)(i) under the Public Utility Holding Company Act of 1935, aggregate investment as stated herein Part III includes all amounts invested, or committed to be invested, in foreign utility companies (FUCO) and exempt wholesale generators (EWG), for which there is recourse, directly or indirectly, to the registered holding company.


ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                                                         Page
Consolidating Financial Statements, Schedules and Notes                                  -----
-       Report of Independent Public Accountants.                                        75

-       Consolidating Financial Statements of FirstEnergy Corp.                         76-110
        for 2002.

- Notes 1 through 12 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page 111), in the FirstEnergy Corp.
        Annual Report on Form 10-K/A for 2002, filed on May 9, 2003.

- Notes 1 through 8 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page 111), in the Ohio Edison Company
        Annual Report on Form 10-K for 2002.

- Notes 1 through 9 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page 111), in the The Cleveland
        Electric Illuminating Company Annual Report on Form 10-K for 2002.

- Notes 1 through 9 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page 111), in the The Toledo Edison
        Company Annual Report on Form 10-K for 2002.

- Notes 1 through 7 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page 111), in the Pennsylvania Power
        Company Annual Report on Form 10-K for 2002.

- Notes 1 through 9 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page 111), in the Jersey Central
        Power & Light Company Annual Report on Form 10-K for 2002.

- Notes 1 through 9 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page 111), in the Metropolitan Edison
        Company Annual Report on Form 10-K for 2001.

- Notes 1 through 9 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page 111), in the Pennsylvania
        Electric Company Annual Report on Form 10-K for 2002.

-       Exhibits                                                                       111-184

                                       74

Report of Independent Accountants
---------------------------------


To the Stockholders and Board of Directors of FirstEnergy Corp.:

In our opinion, the consolidated balance sheet and consolidated statement of capitalization and the related consolidated statements of income, common stockholders' equity, preferred stock, cash flows and taxes included in FirstEnergy Corp.'s Annual Report on Form 10-K/A for the year ended December 31, 2002, which is incorporated by reference in this Form U5S, present fairly, in all material respects, the financial position of FirstEnergy Corp. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 2(E) to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

As discussed in Note 2(L) to the consolidated financial statements, the Company has revised the presentation of its Consolidated Statement of Income for the year ended December 31, 2002.

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary consolidating information in the accompanying Form U5S is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the supplementary consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.


PricewaterhouseCoopers LLP
Cleveland, Ohio
February 28, 2003, except as to Note 2(L) and Note 3, which are as of May 9, 2003

                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2002
                                                    (In thousands $)

                                                      FirstEnergy         Ohio          Cleveland         Toledo
                                                        Holding          Edison         Electric          Edison
                     ASSETS                             Company       Consolidated    Consolidated     Consolidated
                                                      -----------     ------------    ------------     ------------

CURRENT ASSETS:
Cash and cash equivalents                             $   287,994      $   20,512      $    30,382      $   20,688
Receivables
     Customers                                                  -         296,548           11,317           4,711
     Associated companies                                 762,786         737,893           74,002          55,245
     Other                                                (39,666)         33,557          134,375           6,778
Notes receivable from associated companies              2,231,575         437,669              447           1,957
Material and supplies
     Owned                                                      -          58,022           18,293          13,631
     Under consignment                                          -          19,753           38,094          22,997
Prepayments and other                                      23,366          11,804            4,217           3,455
                                                      -----------      ----------      -----------      ----------

PROPERTY, PLANT AND EQUIPMENT:
In service                                                      -       4,989,056        4,045,465       1,600,860
Less--Accumulated provision for depreciation                    -      (2,552,007)      (1,824,884)       (706,772
                                                      -----------      -----------     -----------      ----------
                                                                -       2,437,049        2,220,581         894,088
Construction work in progress                                   -         146,222          198,458         137,741
                                                                -       2,583,271        2,419,039       1,031,829
                                                      -----------      ----------      -----------      ----------

INVESTMENTS:
Capital trust investments                                       -         402,565          435,907         240,963
Nuclear plant decommissioning trusts                            -         293,190          230,527         174,514
Letter of credit collateralization                              -         277,763                -               -
Notes receivable from associated companies                      -         358,152          102,978         162,159
Other                                                  11,611,668          74,220           21,004           2,236
                                                      -----------      ----------      -----------      ----------
                                                       11,611,668       1,405,890          790,416         579,872
                                                      -----------      ----------      -----------      ----------

DEFERRED CHARGES:
Regulatory assets                                               -       2,012,754          939,804         392,643
Goodwill                                                        -               -        1,370,639         445,732
Accumulated Deferred Income Taxes Assets                        -               -                -               -
Other                                                      39,589         183,068          104,228          37,686
                                                      -----------      ----------      -----------      ----------
                                                           39,589       2,195,822        2,414,671         876,061
                                                      -----------      ----------      -----------      ----------

                  TOTAL ASSETS                        $14,917,312      $7,800,741      $ 5,935,253      $2,617,224
                                                      ===========      ==========      ===========      ==========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2002,  are an  integral  part of the consolidating financial statements.

                                                           76



                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2001
                                                     (In Thousands $)

                                                        American         Jersey        Metropolitan     Pennsylvania
                                                      Transmission      Central           Edison          Electric
                     ASSETS                           Systems, Inc.   Power & Light     Consolidated    Consolidated
                                                      ------------    -------------    -------------    ------------

CURRENT ASSETS:
Cash and cash equivalents                             $       323      $    4,823      $    15,685      $   10,310
Receivables
     Customers                                              2,805         247,624          120,868         128,303
     Associated companies                                  28,208             318           23,219          45,236
     Other                                                  7,654          20,134           18,235          16,184
Notes receivable from associated companies                 43,483          77,358                -               -
Material and supplies
     Owned                                                      -           1,341                -               -
     Under consignment                                          -               -                -               -
Prepayments and other                                         126          37,719            9,731           2,551
                                                      -----------      ----------      -----------      ----------
                                                           82,599         389,317          187,738         202,584
                                                      -----------      ----------      -----------      ----------

PROPERTY, PLANT AND EQUIPMENT:
In service                                              1,253,919       3,478,803        1,620,613       1,844,999
Less--Accumulated provision for depreciation             (641,053)     (1,343,846)        (547,925)       (647,581)
                                                      -----------      ----------      -----------      ----------
                                                          612,866       2,134,957        1,072,688       1,197,418
Construction work in progress                              22,612          20,687           16,078          19,200
                                                      -----------      ----------      -----------      ----------
                                                          635,478       2,155,644        1,088,766       1,216,618
                                                      -----------      ----------      -----------      ----------

INVESTMENTS:
Capital trust investments                                       -               -                -               -
Nuclear plant decommissioning trusts                            -         106,820          155,690          88,818
Letter of credit collateralization                              -               -                -               -
Notes receivable from associated companies                      -          20,333           12,418          15,515
Other                                                           -         167,940           19,206         119,306
                                                      -----------      ----------      -----------      ----------
                                                                -         295,093          187,314         223,639
                                                      -----------      ----------      -----------      ----------

DEFERRED CHARGES:
Regulatory assets                                               -       3,199,012        1,179,125         599,663
Goodwill                                                        -       2,000,875          885,832         898,086
Accumulated Deferred Income Taxes Assets                        -               -                -           1,517
Other                                                      34,942          12,814           36,030          21,147
                                                      -----------      ----------      -----------      ----------
                                                           34,942       5,212,701        2,100,987       1,520,413
                                                      -----------      ----------      -----------      ----------

                  TOTAL ASSETS                        $ $ 753,019      $8,052,755      $ 3,564,805      $3,163,254
                                                      ===========      ==========      ===========      ==========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2002,  are an  integral  part of the consolidating financial statements.

                                                           77


                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2002
                                                    (In thousands $)

                                                       FirstEnergy                     FirstEnergy
                                                       Facilities      FirstEnergy       Nuclear
                     ASSETS                             Services        Solutions      Operating Co.      MARBEL
                                                       ----------      ----------      ------------     ---------

CURRENT ASSETS:
Cash and cash equivalents                              $   23,818      $    1,029        $      18      $   7,566
Receivables
     Customers                                                  -         246,000                -              -
     Associated companies                                   1,430         258,292          243,030              2
     Other                                                130,658          17,251              233          9,655
Notes receivable from associated companies                      -               -            8,650         14,890
Material and supplies
     Owned                                                  8,137          90,012                -            101
     Under consignment                                          -          93,184                -              -
Prepayments and other                                       2,680          68,397            1,986            177
                                                       ----------      ----------        ---------      ---------
                                                          166,723         774,165          253,917         32,391
                                                       ----------      ----------        ---------      ---------

PROPERTY, PLANT AND EQUIPMENT:
In service                                                    482         641,533                -              -
Less--Accumulated provision for depreciation                 (273)        (16,776)               -              -
                                                       ----------      ----------        ---------      ---------
                                                              209         624,757                -              -
Construction work in progress                                   -         180,816                -              -
                                                       ----------      ----------        ---------      ---------
                                                              209         805,573                -              -
                                                       ----------      ----------        ---------      ---------

INVESTMENTS:
Capital trust investments                                       -               -                -              -
Nuclear plant decommissioning trusts                            -               -                -              -
Letter of credit collateralization                              -               -                -              -
Notes receivable from associated companies                      -               -                -              -
Other                                                      40,107          48,180                -        167,386
                                                       ----------      ----------        ---------      ---------
                                                           40,107          48,180                -        167,386
                                                       ----------      ----------        ---------      ---------

DEFERRED CHARGES:
Regulatory assets                                               -               -                -              -
Goodwill                                                  196,490          25,360                -              -
Accumulated Deferred Income Taxes Assets                        -          30,815           70,237              -
Other                                                           -          56,420           13,761            198
                                                       ----------      ----------        ---------      ---------
                                                          196,490         112,595           83,998            198
                                                       ----------      ----------        ---------      ---------

                  TOTAL ASSETS                         $  403,529      $1,740,513        $ 337,915      $ 199,975
                                                       ==========      ==========        =========      =========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2002,  are an  integral  part of the consolidating financial statements.

                                                           78



                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2002
                                                    (In thousands $)

                                                        FirstEnergy                         GPU
                                                         Ventures                         Advanced          GPU
                     ASSETS                            Consolidated        MYR           Resources         Power
                                                       ------------     ---------        ---------       ---------

CURRENT ASSETS:
Cash and cash equivalents                                $  3,209       $  43,289        $       1       $  20,064
Receivables
     Customers                                                  -          85,549                -               -
     Associated companies                                  13,406             198                2               -
     Other                                                  3,760             186                -          38,545
Notes receivable from associated companies                 21,428               -           13,525               -
Material and supplies
     Owned                                                  4,464               -                -           5,845
     Under consignment                                          -               -                -               -
Prepayments and other                                       1,776          18,668                1             550
                                                         --------       ---------        ---------       ---------
                                                           48,043         147,890           13,529          65,004
                                                         --------       ---------        ---------       ---------

PROPERTY, PLANT AND EQUIPMENT:
In service                                                211,925               -                -               -
Less--Accumulated provision for depreciation              (12,307)              -                -               -
                                                         --------       ---------        ---------       ---------
                                                          199,618               -                -               -
Construction work in progress                               1,320               -                -               -
                                                         --------       ---------        ---------       ---------
                                                          200,938               -                -               -
                                                         --------       ---------        ---------       ---------

INVESTMENTS:
Capital trust investments                                       -               -                -               -
Nuclear plant decommissioning trusts                            -               -                -               -
Letter of credit collateralization                              -               -                -               -
Notes receivable from associated companies                      -               -                -           2,000
Other                                                      22,552          17,750               21         135,638
                                                         --------       ---------        ---------       ---------
                                                           22,552          17,750               21         137,638
                                                         --------       ---------        ---------       ---------

DEFERRED CHARGES:
Regulatory assets                                               -               -                -               -
Goodwill                                                       68          63,136                -               -
Accumulated Deferred Income Taxes Assets                    2,084          10,448                -               -
Other                                                       3,472               -                -         247,194
                                                         --------       ---------        ---------       ---------
                                                            5,624          73,584                -         247,194
                                                         --------       ---------        ---------       ---------

                  TOTAL ASSETS                           $277,157       $ 239,224        $  13,550       $ 449,836
                                                         ========       =========        =========       =========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2002,  are an  integral  part of the consolidating financial statements.

                                                           79



                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2002
                                                    (In thousands $)
                                                                                                            GPU
                                                           GPU           FirstEnergy        License      Diversified
                     ASSETS                              Capital         Properties        Holding Co.    Holdings
                                                       ----------        -----------       ----------    ----------

CURRENT ASSETS:
Cash and cash equivalents                              $    6,599        $    101             $  -        $      -
Receivables
     Customers                                                  -               -                -               -
     Associated companies                               1,104,898              12                1              78
     Other                                                 62,012               -                -               -
Notes receivable from associated companies                      -          24,419                -               -
Material and supplies
     Owned                                                    423               -                -               -
     Under consignment                                          -               -                -               -
Prepayments and other                                         697               4                1               -
                                                       ----------        --------             ----        --------
                                                        1,174,629          24,536                2              78
                                                       ----------        --------             ----        --------

PROPERTY, PLANT AND EQUIPMENT:
In service                                                      -          20,099                -               -
Less--Accumulated provision for depreciation                    -          (1,141)               -               -
                                                       ----------        --------             ----        --------
                                                                -          18,958                -               -
Construction work in progress                                   -               -                -               -
                                                       ----------        --------             ----        --------
                                                                -          18,958                -               -
                                                       ----------        --------             ----        --------

INVESTMENTS:
Capital trust investments                                       -               -                -               -
Nuclear plant decommissioning trusts                            -               -                -               -
Letter of credit collateralization                              -               -                -               -
Notes receivable from associated companies                      -               -                -           4,250
Other                                                     165,174             699                -          21,925
                                                       -----------       --------             ----        --------
                                                          165,174             699                -          26,175
                                                       ----------        --------             ----        --------

DEFERRED CHARGES:
Regulatory assets                                               -               -                -               -
Goodwill                                                        -               -                -               -
Accumulated Deferred Income Taxes Assets                   15,561             514                1               -
Other                                                      57,971              58                -               -
                                                       ----------        --------             ----        --------
                                                           73,532             572                1               -
                                                       ----------        --------             ----        --------

                  TOTAL ASSETS                         $1,413,335        $ 44,765             $  3        $ 26,253
                                                       ==========        ========             ====        ========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,
Jersey Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the  respective  annual  reports  on Form  10-K for the year  ended  December  31,  2002,  are an  integral  part of the consolidating financial statements.

                                                           80



                                      FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                 As of December 31, 2002
                                                    (In thousands $)

                                                           GPU             GPU          FirstEnergy
                                                         Service         Telecom          Service
                     ASSETS                                Co.           Services           Co.       Eliminations
                                                        ---------        --------       ----------    ------------

CURRENT ASSETS:
Cash and cash equivalents                               $  12,008        $    107       $ (312,225)   $          -
Receivables
     Customers                                                  -               -            9,762              (1)
     Associated companies                                 298,347               -        1,118,207      (4,764,810)
     Other                                                  6,266           3,655            3,634               -
Notes receivable from associated companies                      -               -              204      (2,875,605)
Material and supplies
     Owned                                                 50,228           2,550                -               -
     Under consignment                                          -               -                -               -
Prepayments and other                                         299           2,118           13,307               -
                                                        ---------        --------       ----------    ------------
                                                          367,148           8,430          832,889      (7,640,416)
                                                        ---------        --------       ----------    ------------

PROPERTY, PLANT AND EQUIPMENT:
In service                                                 68,514          12,172          207,739         376,045
Less--Accumulated provision for depreciation              (51,454)           (335)         (92,077)       (112,996)
                                                        ---------        --------       ----------    ------------
                                                           17,060          11,837          115,662         263,049
Construction work in progress                                   -             874          115,008               -
                                                        ---------        --------       ----------    ------------
                                                           17,060          12,711          230,670         263,049
                                                        ---------        --------       ----------    ------------

INVESTMENTS:
Capital trust investments                                       -               -                -               -
Nuclear plant decommissioning trusts                            -               -                -               1
Letter of credit collateralization                              -               -                -               -
Notes receivable from associated companies                      -               -                -        (677,805)
Other                                                      17,460           3,084          128,942     (11,865,624)
                                                        ---------        --------       ----------    ------------
                                                           17,460           3,084          128,942     (12,543,428)
                                                        ---------        --------       ----------    ------------

DEFERRED CHARGES:
Regulatory assets                                               -               -                -               -
Goodwill                                                        -               -                -          10,074
Accumulated Deferred Income Taxes Assets                  339,385          16,205           34,993        (521,760)
Other                                                       6,716           1,010           43,468           2,665
                                                        ---------        --------       ----------    ------------
                                                          346,101          17,215           78,461        (509,021)
                                                        ---------        --------       ----------    ------------

                  TOTAL ASSETS                          $ 747,769        $ 41,440       $1,270,962    $(20,429,816)
                                                        =========        ========       ==========    ============


The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison, and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2002, are an integral part of the consolidating financial statements.

                                                           81


                  FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                             As of December 31, 2002
                                (In thousands $)

                                                       FirstEnergy
                                                          Corp.
                     ASSETS                           Consolidated
                                                      ------------

CURRENT ASSETS:
Cash and cash equivalents                             $   196,301
Receivables
     Customers                                          1,153,486
     Associated companies                                       -
     Other                                                473,106
Notes receivable from associated companies                      -
Material and supplies
     Owned                                                253,047
     Under consignment                                    174,028
Prepayments and other                                     203,630
                                                      -----------
                                                        2,453,598
                                                      -----------

PROPERTY, PLANT AND EQUIPMENT:
In service                                             20,372,224
Less--Accumulated provision for depreciation           (8,551,427)
                                                      -----------
                                                       11,820,797
Construction work in progress                             859,016
                                                      -----------
                                                       12,679,813
                                                      -----------

INVESTMENTS:
Capital trust investments                               1,079,435
Nuclear plant decommissioning trusts                    1,049,560
Letter of credit collateralization                        277,763
Notes receivable from associated companies                      -
Other                                                     918,874
                                                      -----------
                                                        3,325,632
                                                      -----------

DEFERRED CHARGES:
Regulatory assets                                       8,323,001
Goodwill                                                5,896,292
Accumulated Deferred Income Taxes Assets                        -
Other                                                     902,437
                                                      -----------
                                                       15,121,730
                                                      -----------

                  TOTAL ASSETS                        $33,580,773
                                                      ===========


The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power & Light, Metropolitan Edison, and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2002, are an integral part of the consolidating financial statements.

                                          FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                     As of December 31, 2002
                                                        (In thousands $)

                                                          FirstEnergy            Ohio             Cleveland             Toledo
                                                            Holding             Edison             Electric             Edison
                LIABILITIES AND CAPITALIZATION              Company          Consolidated        Consolidated        Consolidated
                                                         ------------        ------------        ------------        ------------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock     $         -         $   563,267         $   388,190         $   189,355
Short-term borrowings                                        910,000             182,317                   -                   -
Notes payable to associated companies                              -             225,345             288,583             149,653
Accounts payable
    Other                                                      1,637              18,015              14,583               8,638
    Associated companies                                   2,258,570             145,981             267,664             171,862
Accrued taxes                                                (80,737)            467,776             126,262              34,967
Other                                                         47,016             102,091             116,091              73,609
                                                         -----------         -----------         -----------         -----------
                                                           3,136,486           1,704,792           1,201,373             628,084
                                                         -----------         -----------         -----------         -----------

CAPITALIZATION:
Common stockholders' equity                                7,188,253           2,840,361           1,226,632             712,931
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption                           -             100,070              96,404             126,000
     Subject to mandatory redemption                               -              13,500               5,021                   -
Subsidiary-obligated mandatorily redeemable
     preferred securities                                          -                   -             100,000                   -
Long-term debt                                             4,669,863           1,219,347           1,975,001             557,265
                                                         -----------         -----------         -----------         -----------
                                                          11,858,116           4,173,278           3,403,058           1,396,196
                                                         -----------         -----------         -----------         -----------

DEFERRED CREDITS:
Accumulated deferred income taxes                            (90,288)          1,016,680             659,044             223,087
Accumulated deferred investment tax credits                        -              86,465              72,125              29,491
Nuclear plant decommissioning costs                                -             292,353             239,720             180,856
Power purchase contract loss liability                             -                   -                   -                   -
Retirement benefits                                            1,277             247,531             171,968              82,553
Other                                                         11,721             279,642             187,965              76,957
                                                         -----------         -----------         -----------         -----------
                                                             (77,290)          1,922,671           1,330,822             592,944
                                                         -----------         -----------         -----------         -----------

             TOTAL LIABILITIES AND CAPITALIZATION        $14,917,312         $ 7,800,741         $ 5,935,253         $ 2,617,224
                                                         ===========         ===========         ===========         ===========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               83



                                          FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                     As of December 31, 2002
                                                        (In thousands $)

                                                           American            Jersey           Metropolitan        Pennsylvania
                                                         Transmission          Central             Edison             Electric
            LIABILITIES AND CAPITALIZATION              Systems, Inc.       Power & Light       Consolidated        Consolidated
                                                        ------------------------------------------------------------------------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock      $       -          $  173,815          $   60,467          $      813
Short-term borrowings                                             -                   -                   -                   -
Notes payable to associated companies                         1,836                   -              88,299              90,427
Accounts payable
    Other                                                       496             106,504              28,583              29,690
    Associated companies                                     11,438             170,803              56,861             129,906
Accrued taxes                                                34,657              13,844              16,096              21,271
Other                                                         2,895             139,569              28,138              21,104
                                                          ---------          ----------          ----------          ----------
                                                             51,322             604,535             278,444             293,211
                                                          ---------          ----------          ----------          ----------

CAPITALIZATION:
Common stockholders' equity                                 288,344           3,274,069           1,315,586           1,353,704
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption                          -              12,649                   -                   -
     Subject to mandatory redemption                              -                   -                   -                   -
Subsidiary-obligated mandatorily redeemable
     preferred securities                                         -             125,244              92,409              92,214
Long-term debt                                              334,138           1,210,446             538,790             470,274
                                                          ---------          ----------          ----------          ----------
                                                            622,482           4,622,408           1,946,785           1,916,192
                                                          ---------          ----------          ----------          ----------

DEFERRED CREDITS:
Accumulated deferred income taxes                            22,591             691,721             316,757                   -
Accumulated deferred investment tax credits                  14,296               9,939              12,518              10,924
Nuclear plant decommissioning costs                               -             135,355             270,611             135,450
Power purchase contract loss liability                            -           1,710,968             660,507             765,063
Retirement benefits                                           1,424               2,027               1,354               1,041
Other                                                        40,904             275,802              77,829              41,373
                                                          ---------          ----------          ----------          ----------
                                                             79,215           2,825,812           1,339,576             953,851
                                                          ---------          ----------          ----------          ----------

             TOTAL LIABILITIES AND CAPITALIZATION         $ 753,019          $8,052,755          $3,564,805          $3,163,254
                                                          =========          ==========          ==========          ==========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               84



                                          FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                     As of December 31, 2002
                                                        (In thousands $)

                                                               FirstEnergy                            FirstEnergy
                                                               Facilities         FirstEnergy           Nuclear
                LIABILITIES AND CAPITALIZATION                  Services           Solutions         Operating Co.         Marbel
                                                               ----------         ----------         -------------       ---------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock           $   1,057          $        -           $       -         $       -
Short-term borrowings                                                500                   -                   -                 -
Notes payable to associated companies                             24,712             815,462                   -                 -
Accounts payable
    Other                                                         57,938             343,244             140,411             8,198
    Associated companies                                            (657)            162,179              54,578            11,051
Accrued taxes                                                      4,557              11,254               9,072             4,383
Other                                                             24,284              87,053              47,401               434
                                                               ---------          ----------           ---------         ----------
                                                                 112,391           1,419,192             251,462            24,066
                                                               ---------          ----------           ---------         ----------

CAPITALIZATION:
Common stockholders' equity                                      268,289            (142,596)            (46,536)          145,997
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption                               -                   -                   -                 -
     Subject to mandatory redemption                                   -                   -                   -                 -
Subsidiary-obligated mandatorily redeemable
     preferred securities                                              -                   -                   -                 -
Long-term debt                                                    12,148             340,258                   -                 -
                                                               ---------          ----------           ---------         ----------
                                                                 280,437             197,662             (46,536)          145,997
                                                               ---------          ----------           ---------         ----------

DEFERRED CREDITS:
Accumulated deferred income taxes                                  3,527                   -                   -            29,150
Accumulated deferred investment tax credits                            -                   -                   -                 -
Nuclear plant decommissioning costs                                    -                   -                   -                 -
Power purchase contract loss liability                                 -                   -                   -                 -
Retirement benefits                                                    -             100,554             132,989                 -
Other                                                              7,174              23,105                   -               762
                                                               ---------          ----------           ---------         ----------
                                                                  10,701             123,659             132,989            29,912
                                                               ---------          ----------           ---------         ----------

             TOTAL LIABILITIES AND CAPITALIZATION              $ 403,529          $1,740,513           $ 337,915         $ 199,975
                                                               =========          ==========           =========         =========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               85



                                          FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                     As of December 31, 2002
                                                        (In thousands $)

                                                                FirstEnergy                              GPU
                                                                 Ventures                              Advanced             GPU
                LIABILITIES AND CAPITALIZATION                 Consolidated           MYR             Resources            Power
                                                               ------------        ---------          ---------          ---------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock            $   2,762          $       -           $      -          $ 221,388
Short-term borrowings                                                   -                  -                  -                  -
Notes payable to associated companies                               8,294                  -                  -                  -
Accounts payable
    Other                                                             201             14,722                355              1,490
    Associated companies                                            2,206                110                 12                 58
Accrued taxes                                                         296              4,937                 96             (4,215)
Other                                                               3,256             54,646                 38             78,190
                                                                ---------          ---------           --------          ---------
                                                                   17,015             74,415                501            296,911
                                                                ---------          ---------           --------          ---------

CAPITALIZATION:
Common stockholders' equity                                       115,914            158,780             12,825             87,860
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption                                -                  -                  -                  -
     Subject to mandatory redemption                                    -                  -                  -                  -
Subsidiary-obligated mandatorily redeemable
     preferred securities                                               -                  -                  -                  -
Long-term debt                                                    141,100                  -                  -             17,436
                                                                ---------          ---------           --------          ---------
                                                                  257,014            158,780             12,825            105,296
                                                                ---------          ---------           --------          ---------

DEFERRED CREDITS:
Accumulated deferred income taxes                                       -              5,809                 74             11,693
Accumulated deferred investment tax credits                             -                  -                  -                  -
Nuclear plant decommissioning costs                                     -                  -                  -                  -
Power purchase contract loss liability                                  -                  -                  -                  -
Retirement benefits                                                     -                  -                  -                  -
Other                                                               3,128                220                150             35,936
                                                                ---------          ---------           --------          ---------
                                                                    3,128              6,029                224             47,629
                                                                ---------          ---------           --------          ---------

             TOTAL LIABILITIES AND CAPITALIZATION               $ 277,157          $ 239,224           $ 13,550          $ 449,836
                                                                =========          =========           ========          =========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               86




                                          FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                     As of December 31, 2002
                                                        (In thousands $)
                                                                                                                          GPU
                                                                       GPU          FirstEnergy         License        Diversified
                LIABILITIES AND CAPITALIZATION                       Capital         Properties        Holding Co.      Holdings
                                                                   ----------       -----------        -----------     -----------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock               $  101,468        $    240             $ -            $     -
Short-term borrowings                                                       -               -               -                  -
Notes payable to associated companies                               1,073,894               -               -                  -
Accounts payable
    Other                                                               4,579              33               -                  -
    Associated companies                                                5,953              80             (72)                 -
Accrued taxes                                                          27,166           2,537              33               (298)
Other                                                                   5,840               -               -                  -
                                                                   ----------        --------             ---            -------
                                                                    1,218,900           2,890             (39)              (298)
                                                                   ----------        --------             ---            -------

CAPITALIZATION:
Common stockholders' equity                                           184,222          32,437              42             26,639
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption                                    -               -               -                  -
     Subject to mandatory redemption                                        -               -               -                  -
Subsidiary-obligated mandatorily redeemable
     preferred securities                                                   -               -               -                  -
Long-term debt                                                              -           9,438               -                  -
                                                                   ----------        --------             ---            -------
                                                                      184,222          41,875              42             26,639
                                                                   ----------        --------             ---            -------

DEFERRED CREDITS:
Accumulated deferred income taxes                                           -               -               -                (88)
Accumulated deferred investment tax credits                                 -               -               -                  -
Nuclear plant decommissioning costs                                         -               -               -                  -
Power purchase contract loss liability                                      -               -               -                  -
Retirement benefits                                                         -               -               -                  -
Other                                                                  10,213               -               -                  -
                                                                   ----------        --------             ---            -------
                                                                       10,213               -               -                (88)
                                                                   ----------        --------             ---            -------

             TOTAL LIABILITIES AND CAPITALIZATION                  $1,413,335        $ 44,765             $ 3            $26,253
                                                                   ==========        ========             ===            =======


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               87



                                          FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                                                     As of December 31, 2002
                                                        (In thousands $)

                                                                  GPU             GPU            FirstEnergy
                                                                Service         Telecom            Service
                LIABILITIES AND CAPITALIZATION                    Co.           Services             Co.           Eliminations
                                                               ---------       ---------         -----------       ------------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock           $       -       $      -          $        -        $          -
Short-term borrowings                                                  -              -                   -                   -
Notes payable to associated companies                                  -         20,331              88,768          (2,875,604)
Accounts payable
    Other                                                         86,869          6,300              45,782                   -
    Associated companies                                          35,465          6,400           1,021,823          (4,512,271)
Accrued taxes                                                      3,686          8,591               2,487            (252,540)
Other                                                            128,627         20,823              19,327                 (17)
                                                               ---------       --------          ----------        ------------
                                                                 254,647         62,445           1,178,187          (7,640,432)
                                                               ---------       --------          ----------        ------------

                                                                                                                              -
                                                                                                                              -
CAPITALIZATION:
Common stockholders' equity                                     (225,477)       (21,005)            (81,153)        (11,596,069)
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption                               -              -                   -                   -
     Subject to mandatory redemption                                   -              -                   -                   -
Subsidiary-obligated mandatorily redeemable
     preferred securities                                              -              -                   -                   -
Long-term debt                                                    48,266              -                   -            (671,554)
                                                               ---------       --------          ----------        ------------
                                                                (177,211)       (21,005)            (81,153)        (12,267,623)
                                                               ---------       --------          ----------        ------------

DEFERRED CREDITS:
                                                                                                                              -
                                                                                                                              -
Accumulated deferred income taxes                                      -              -                   -            (521,760)
Accumulated deferred investment tax credits                            -              -                   -                   -
Nuclear plant decommissioning costs                                    -              -                   -                  (1)
Power purchase contract loss liability                                 -              -                   -                   -
Retirement benefits                                              648,367              -             173,845                   -
Other                                                             21,966              -                  83                   -
                                                               ---------       --------          ----------        ------------
                                                                 670,333              -             173,928            (521,761)
                                                               ---------       --------          ----------        ------------

             TOTAL LIABILITIES AND CAPITALIZATION              $ 747,769       $ 41,440          $1,270,962        $(20,429,816)
                                                               =========       ========          ==========        ============


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               88


                  FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
                             As of December 31, 2002
                                (In thousands $)

                                                                 FirstEnergy
                                                                     Corp.
                LIABILITIES AND CAPITALIZATION                  Consolidated
                                                                ------------

CURRENT LIABILITIES:
Currently payable long-term debt and preferred stock             $ 1,702,822
Short-term borrowings                                              1,092,817
Notes payable to associated companies                                      -
Accounts payable
    Other                                                            918,268
    Associated companies                                                   -
Accrued taxes                                                        456,178
Other                                                              1,000,415
                                                                 -----------
                                                                   5,170,500
                                                                 -----------

CAPITALIZATION:
Common stockholders' equity                                        7,120,049
Preferred stock of consolidated subsidiaries--
     Not subject to mandatory redemption                             335,123
     Subject to mandatory redemption                                  18,521
Subsidiary-obligated mandatorily redeemable
     preferred securities                                            409,867
Long-term debt                                                    10,872,216
                                                                 -----------
                                                                  18,755,776
                                                                 -----------

DEFERRED CREDITS:
Accumulated deferred income taxes                                  2,367,997
Accumulated deferred investment tax credits                          235,758
Nuclear plant decommissioning costs                                1,254,344
Power purchase contract loss liability                             3,136,538
Retirement benefits                                                1,564,930
Other                                                              1,094,930
                                                                 -----------
                                                                   9,654,497
                                                                 -----------

             TOTAL LIABILITIES AND CAPITALIZATION                $33,580,773
                                                                 ===========


The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power & Light, Metropolitan Edison, and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2002, are an integral part of the consolidating financial statements.

                                        FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                          Ohio              Cleveland               Toledo             American
                                                         Edison              Electric               Edison           Transmission
                                                     Consolidated          Consolidated          Consolidated        Systems, Inc.
                                                     ------------          ------------          ------------        -------------

REVENUES                                              $ 3,059,140           $ 1,887,879          $ 1,029,092           $ 197,285

EXPENSES:
Fuel and purchased power                                  986,737               587,108              366,932                   -
Purchased gas                                                   -                     -                    -                   -
Other operating expenses                                  752,911               568,569              441,814              65,288
Provision for depreciation and amortization               371,896               141,437               93,709              29,445
General taxes                                             177,021               147,804               53,223              35,482]
                                                      -----------           -----------          -----------           ---------
   Total expenses                                       2,288,565             1,444,918              955,678             130,215
                                                      -----------           -----------          -----------           ---------

EQUITY IN SUBSIDIARY EARNINGS                                   -                     -                    -                   -
                                                      -----------           -----------          -----------           ---------

CUMULATIVE ADJUSTMENT (A)                                       -                     -                    -                   -
                                                      -----------           -----------          -----------           ---------

INCOME BEFORE INTEREST AND INCOME TAXES                   770,575               442,961               73,414              67,070

NET INTEREST CHARGES:
Interest expense                                          133,721               180,602               57,672              26,138
Capitalized interest                                       (3,639)               (4,331)              (2,502)             (1,676)
Subsidiaries' preferred stock dividends                    10,449                 8,900                    -                   -
                                                      -----------           -----------          -----------           ---------
   Net interest charges                                   140,531               185,171               55,170              24,462
                                                      -----------           -----------          -----------           ---------

INCOME TAXES                                              266,561               101,844                4,907              16,735
                                                      -----------           -----------          -----------           ---------

NET INCOME                                                363,483               155,946               13,337              25,873

PREFERRED STOCK
   DIVIDEND REQUIREMENTS                                    6,510                17,390               11,356                   -
                                                      -----------           -----------          -----------           ---------

EARNINGS AVAILABLE FOR COMMON                         $   356,973           $   138,556          $     1,981           $  25,873

                                                      ===========           ===========          ===========           =========

NOTE:  (A) See Note  2(l) of Notes to  Consolidated  Financial  Statements  included  in  FirstEnergy's  2002  Annual  Report to
           Shareholders, as revised

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               90




                                        FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                        Jersey             Metropolitan         Pennsylvania           FirstEnergy
                                                        Central               Edison              Electric             Facilities
                                                     Power & Light         Consolidated         Consolidated            Services
                                                     -------------         ------------         -------------          -----------

REVENUES                                              $2,351,467           $ 1,029,535          $ 1,036,104             $ 530,672

EXPENSES:
Fuel and purchased power                               1,248,012               604,305              649,725                     -
Purchased gas                                                  -                     -                    -                     -
Other operating expenses                                 277,930               119,631              135,421               516,035
Provision for depreciation and amortization              244,759                81,419               61,477                 6,882
General taxes                                             56,049                66,795               65,301                     8
                                                      ----------           -----------          -----------             ---------
   Total expenses                                      1,826,750               872,150              911,924               522,925
                                                      ----------           -----------          -----------             ---------

EQUITY IN SUBSIDIARY EARNINGS                                  -                     -                    -                     -
                                                      ----------           -----------          -----------             ---------

CUMULATIVE ADJUSTMENT (A)                                      -                     -                    -                     -
                                                      ----------           -----------          -----------             ---------

INCOME BEFORE INTEREST AND INCOME TAXES                  524,717               157,385              124,180                 7,747

NET INTEREST CHARGES:
Interest expense                                          80,856                42,700               31,520                 2,521
Capitalized interest                                        (583)                 (470)                 (52)                    -
Subsidiaries' preferred stock dividends                   10,694                 7,559                7,554                     -
                                                      ----------           -----------          -----------             ---------
   Net interest charges                                   90,967                49,789               39,022                 2,521
                                                      ----------            ----------          -----------             ---------

INCOME TAXES                                             181,855                44,372               34,248                 2,553
                                                      ----------           -----------          -----------             ---------

NET INCOME                                               251,895                63,224               50,910                 2,673

PREFERRED STOCK
   DIVIDEND REQUIREMENTS                                  (1,464)                    -                    -                     -
                                                      ----------           -----------          -----------             ---------

EARNINGS AVAILABLE FOR COMMON                         $  253,359           $    63,224          $    50,910             $   2,673
                                                      ==========           ===========          ===========             =========


NOTE:(A) See Note  2(l) of  Notes to  Consolidated  Financial  Statements  included  in  FirstEnergy's  2002  Annual  Report  to
         Shareholders, as revised.

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               91



                                        FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                                                FirstEnergy                            FirstEnergy
                                                           FirstEnergy            Nuclear                               Ventures
                                                            Solutions          Operating Co.           MARBEL         Consolidated
                                                         -------------         ------------          ---------        ------------

REVENUES                                                  $ 3,675,464            $ 50,185            $ 26,249           $ 33,071

EXPENSES:
Fuel and purchased power                                    2,157,611                   -                   -                  -
Purchased gas                                                 631,812                   -               5,604                  -
Other operating expenses                                      834,768              49,458               2,689             28,882
Provision for depreciation and amortization                    20,682                   -                 757             10,377
General taxes                                                  20,319                 535                 617                376
                                                          -----------            --------            --------           --------
   Total expenses                                           3,665,192              49,993               9,667             39,635
                                                          -----------            --------            --------           --------

EQUITY IN SUBSIDIARY EARNINGS                                       -                   -                   -                  -
                                                          -----------            --------            --------           --------

CUMULATIVE ADJUSTMENT (A)                                           -                   -                   -                  -
                                                          -----------            --------            --------           --------

INCOME BEFORE INTEREST AND INCOME TAXES                        10,272                 192              16,582             (6,564)

NET INTEREST CHARGES:
Interest expense                                               43,791                 241                  39              9,979
Capitalized interest                                           (8,530)                  -                 736               (461)
Subsidiaries' preferred stock dividends                             -                   -                   -                  -
                                                          -----------            --------            --------           --------
   Net interest charges                                        35,261                 241                 775              9,518
                                                          -----------            --------            --------           --------

INCOME TAXES                                                      908               1,775               6,527             (6,346)
                                                          -----------            --------            --------           --------

NET INCOME                                                    (25,897)             (1,824)              9,280             (9,736)

PREFERRED STOCK
   DIVIDEND REQUIREMENTS                                            -                   -                   -                  -
                                                          -----------            --------            --------           --------

EARNINGS AVAILABLE FOR COMMON                             $   (25,897)           $ (1,824)           $  9,280           $ (9,736)
                                                          ===========            ========            ========           ========


NOTE:(A) See Note  2(l) of  Notes to  Consolidated  Financial  Statements  included  in  FirstEnergy's  2002  Annual  Report  to
         Shareholders, as revised.

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               92



                                        FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                                                   GPU
                                                                                 Advanced             GPU              GPU
                                                               MYR               Resources          Capital           Power
                                                            ---------            ---------         ---------         --------

REVENUES                                                    $ 521,195             $ 564            $ 278,449         $ 60,582

EXPENSES:
Fuel and purchased power                                            -               115                    -           11,086
Purchased gas                                                       -                 -                    -                -
Other operating expenses                                      510,988               390              173,406           12,306
Provision for depreciation and amortization                     1,648                 2                  807            5,848
General taxes                                                       -                 -                    -                -
                                                            ---------             -----            ---------         --------
   Total expenses                                             512,636               507              174,213           29,240
                                                            ---------             -----            ---------         --------

EQUITY IN SUBSIDIARY EARNINGS                                       -                 -                    -                -
                                                            ---------             -----            ---------         --------

CUMULATIVE ADJUSTMENT (A)                                           -                 -              (93,723)               -
                                                            ---------             -----            ---------         --------

INCOME BEFORE INTEREST AND INCOME TAXES                         8,559                57               10,513           31,342

NET INTEREST CHARGES:
Interest expense                                                    -                 1              115,181           22,541
Capitalized interest                                                -                 -                    -                -
Subsidiaries' preferred stock dividends                             -                 -                    -                -
                                                            ---------             -----            ---------         --------
   Net interest charges                                             -                 1              115,181           22,541
                                                            ---------             -----            ---------         --------

INCOME TAXES                                                    3,015                31              (11,893)           4,602
                                                            ---------             -----            ---------         --------

NET INCOME                                                      5,544                25              (92,775)           4,199

PREFERRED STOCK
   DIVIDEND REQUIREMENTS                                            -                 -                    -                -
                                                            ---------             -----            ---------         --------

EARNINGS AVAILABLE FOR COMMON                               $   5,544             $  25            $ (92,775)        $  4,199
                                                            =========             =====            =========         ========


NOTE: (A) See Note  2(l) of  Notes to  Consolidated  Financial  Statements  included  in  FirstEnergy's  2002  Annual  Report  to
          Shareholders, as revised.

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               93



                                        FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)
                                                             GPU GPU

                                                                                                        GPU               GPU
                                                           FirstEnergy            License           Diversified         Service
                                                            Properties           Holding Co.          Holdings            Co.
                                                           -----------           -----------        -----------         -------

REVENUES                                                     $ 2,710               $ 125              $ (183)           $692,798

EXPENSES:
Fuel and purchased power                                           -                   -                   -                   -
Purchased gas                                                      -                   -                   -                   -
Other operating expenses                                       1,006                  27                  55             643,909
Provision for depreciation and amortization                      268                   -                   -               5,125
General taxes                                                    216                   -                   -              28,881
                                                             -------               -----              ------            --------
   Total expenses                                              1,490                  27                  55             677,915
                                                             -------               -----              ------            --------

EQUITY IN SUBSIDIARY EARNINGS                                      -                   -                   -                   -
                                                             -------               -----              ------            --------

CUMULATIVE ADJUSTMENT (A)                                          -                   -                   -                   -
                                                             -------               -----              ------            --------

INCOME BEFORE INTEREST AND INCOME TAXES                        1,220                  98                (238)             14,883

NET INTEREST CHARGES:
Interest expense                                                 799                   -                   -               2,532
Capitalized interest                                               -                   -                   -                   -
Subsidiaries' preferred stock dividends                            -                   -                   -                   -
                                                             -------               -----              ------            --------
   Net interest charges                                          799                   -                   -               2,532
                                                             -------               -----              ------            --------

INCOME TAXES                                                     163                  41                 (89)             12,351
                                                             -------               -----              ------            --------

NET INCOME                                                       258                  57                (149)                  -

PREFERRED STOCK
   DIVIDEND REQUIREMENTS                                           -                   -                   -                   -
                                                             -------               -----              ------            --------

EARNINGS AVAILABLE FOR COMMON                                $   258               $  57              $ (149)           $      -
                                                             =======               =====              ======            ========


NOTE: (A) See Note  2(l) of  Notes to  Consolidated  Financial  Statements  included  in  FirstEnergy's  2002  Annual  Report  to
          Shareholders, as revised

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               94



                                        FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                                GPU            FirstEnergy        FirstEnergy        Eliminations
                                                              Telecom            Service            Holding               and
                                                             Services              Co.                Co.             Adjustments
                                                             --------          -----------        -----------        ------------

REVENUES                                                     $ 23,326           $ 415,543          $ 105,132         $(4,758,983)

EXPENSES:
Fuel and purchased power                                            -                   -                  -          (2,938,021)
Purchased gas                                                       -                   -                  -             (45,300)
Other operating expenses                                       15,367             369,835             48,422          (1,595,326)
Provision for depreciation and amortization                       337              34,154                  -              (5,125)
General taxes                                                     113               9,873                  -             (12,284)
                                                             --------           ---------          ---------         -----------
   Total expenses                                              15,817             413,862             48,422          (4,596,056)
                                                             --------           ---------          ---------         -----------

EQUITY IN SUBSIDIARY EARNINGS                                       -                   -            786,598            (786,598)
                                                             --------           ---------          ---------         -----------

CUMULATIVE ADJUSTMENT (A)                                           -                   -                  -                   -
                                                             --------           ---------          ---------         -----------

INCOME BEFORE INTEREST AND INCOME TAXES                         7,509               1,681            843,308            (949,525)

NET INTEREST CHARGES:
Interest expense                                                1,194              10,117            316,757            (167,793)
Capitalized interest                                             (660)             (2,306)                 -                   -
Subsidiaries' preferred stock dividends                             -                   -                  -              33,791
                                                             --------           ---------          ---------         -----------
   Net interest charges                                           534               7,811            316,757            (134,002)
                                                             --------           ---------          ---------         -----------

INCOME TAXES                                                    2,908              (6,130)           (92,655)             (5,207)
                                                             --------           ---------          ---------         -----------

NET INCOME                                                      4,067                   -            619,206            (810,316)

PREFERRED STOCK
   DIVIDEND REQUIREMENTS                                            -                   -                  -             (33,792)
                                                             --------           ---------          ---------         -----------

EARNINGS AVAILABLE FOR COMMON                                $  4,067           $       -          $ 619,206         $  (776,524)
                                                             ========           =========          =========         ===========


NOTE: (A) See Note  2(l) of  Notes to  Consolidated  Financial  Statements  included  in  FirstEnergy's  2002  Annual  Report  to
          Shareholders, as revised.

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                               95


                FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
                      For the Year Ended December 31, 2002
                                (In thousands $)

                                                                FirstEnergy
                                                                  Corp.
                                                               Consolidated
                                                               ------------

REVENUES                                                       $ 12,247,401

EXPENSES:
Fuel and purchased power                                          3,673,610
Purchased gas                                                       592,116
Other operating expenses                                          3,973,781
Provision for depreciation and amortization                       1,105,904
General taxes                                                       650,329
                                                               ------------
   Total expenses                                                 9,995,740
                                                               ------------

EQUITY IN SUBSIDIARY EARNINGS                                             -
                                                               ------------

CUMULATIVE ADJUSTMENT (A)                                           (93,723)
                                                               ------------

INCOME BEFORE INTEREST AND INCOME TAXES                           2,157,938

NET INTEREST CHARGES:
Interest expense                                                    911,109
Capitalized interest                                                (24,474)
Subsidiaries' preferred stock dividends                              78,947
                                                               ------------
   Net interest charges                                             965,582
                                                               ------------

INCOME TAXES                                                        563,076
                                                               ------------

NET INCOME                                                          629,280

PREFERRED STOCK
   DIVIDEND REQUIREMENTS                                                  -
                                                               ------------

EARNINGS AVAILABLE FOR COMMON                                  $    629,280
                                                               ============


NOTE: (A) See Note 2(l) of Notes to Consolidated Financial Statements included in FirstEnergy's 2002 Annual Report to Shareholders, as revised

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power & Light, Metropolitan Edison, and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2002, are an integral part of the consolidating financial statements.

                                FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                             For the Year Ended December 31, 2002
                                                       (In thousands $)

                                                   FirstEnergy              Ohio              Cleveland              Toledo
                                                     Holding               Edison              Electric              Edison
                                                     Company            Consolidated         Consolidated         Consolidated
                                                   -----------          ------------         ------------         ------------

RETAINED EARNINGS:
Balance - Beginning of Period                      $ 1,521,805            $ 572,272            $ 150,183            $ 113,436

Net Income                                             629,280              363,483              155,946               13,337
                                                   -----------            ---------            ---------            ---------

   Subtotal                                          2,151,085              935,755              306,129              126,773

Common Stock Dividends Declared                       (439,628)            (121,900)                   -               (5,600)

Preferred Stock Dividends Declared                           -              (6,510)             (12,665)             (10,057)

Other                                                        -                    -               (4,743)              (1,299)
                                                   -----------            ---------            ---------            ---------

Balance - End of Period                            $ 1,711,457            $ 807,345            $ 288,721            $ 109,817
                                                   ===========            =========            =========            =========

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                      $  (169,003)           $       -            $       -            $       -

Net Changes                                           (494,233)             (65,713)             (44,051)             (21,115)
                                                   -----------            ---------            ---------            ---------

Balance - End of Period                            $  (663,236)           $ (65,713)           $ (44,051)           $ (21,115)
                                                   ===========            =========            =========            =========


The notes to the consolidated  financial statements of FirstEnergy,  Ohio Edison,  Cleveland Electric,  Toledo Edison, Jersey
Central  Power & Light,  Metropolitan  Edison,  and  Pennsylvania  Electric,  which are  incorporated  by reference  from the respective  annual  reports on Form 10-K for the year ended  December 31,  2002,  are an integral  part of the  consolidating financial statements.

                                                               97



                                FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                             For the Year Ended December 31, 2002
                                                       (In thousands $)

                                                     American              Jersey             Metropolitan         Pennsylvania
                                                   Transmission            Central              Edison               Electric
                                                   Systems, Inc.        Power & Light         Consolidated         Consolidated
                                                   ------------         -------------         ------------         ------------

RETAINED EARNINGS:
Balance - Beginning of Period                        $ 24,662             $ 29,343             $ 14,617             $ 10,795

Net Income                                             25,873              251,895               63,224               50,910
                                                     ---------            --------             --------             --------

   Subtotal                                            50,535              281,238               77,841               61,705

Common Stock Dividends Declared                       (39,800)            (190,700)             (60,000)             (29,000)

Preferred Stock Dividends Declared                          -                1,465                    -                    -

Other                                                       -                    -                    -                    -
                                                     ---------            --------             --------             --------

Balance - End of Period                              $ 10,735             $ 92,003             $ 17,841             $ 32,705
                                                     =========            ========             =========            ========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                        $      -             $   (472)            $     11             $  1,779

Net Changes                                              (374)                (393)                 (50)              (1,848)
                                                     ---------            --------             --------             --------

Balance - End of Period                              $   (374)            $   (865)             $   (39)               $ (69)
                                                     =========            ========             =========            ========


The notes to the consolidated  financial statements of FirstEnergy,  Ohio Edison,  Cleveland Electric,  Toledo Edison, Jersey
Central  Power & Light,  Metropolitan  Edison,  and  Pennsylvania  Electric,  which are  incorporated  by reference  from the respective  annual  reports on Form 10-K for the year ended  December 31,  2002,  are an integral  part of the  consolidating financial statements.

                                                               98



                                FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                             For the Year Ended December 31, 2002
                                                       (In thousands $)

                                                       FirstEnergy                             FirstEnergy
                                                        Facilities          FirstEnergy          Nuclear
                                                         Services            Solutions         Operating Co.           Marbel
                                                       -----------          -----------        ------------           --------

RETAINED EARNINGS:
Balance - Beginning of Period                            $ 18,448           $ (120,411)          $ (9,735)            $ 15,791

Net Income                                                  2,673              (25,897)            (1,824)               9,280
                                                         --------           ----------           --------             --------

   Subtotal                                                21,121             (146,308)           (11,559)              25,071

Common Stock Dividends Declared                                 -                    -                  -                    -

Preferred Stock Dividends Declared                              -                    -                  -                    -

Other                                                           -                    -                  -                    -
                                                         --------           ----------           --------             --------

Balance - End of Period                                  $ 21,121           $ (146,308)          $(11,559)            $ 25,071
                                                         ========           ==========           ========             ========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                            $      -           $  (45,274)          $      -             $  6,944

Net Changes                                                     -               33,319            (34,976)             (12,496)
                                                         --------           ----------           --------             --------

Balance - End of Period                                  $      -           $  (11,955)          $ 34,976)            $ (5,552)
                                                         ========           ==========           ========             ========


The notes to the consolidated  financial statements of FirstEnergy,  Ohio Edison,  Cleveland Electric,  Toledo Edison, Jersey
Central  Power & Light,  Metropolitan  Edison,  and  Pennsylvania  Electric,  which are  incorporated  by reference  from the respective  annual  reports on Form 10-K for the year ended  December 31,  2002,  are an integral  part of the  consolidating financial statements.

                                                               99



                                FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                             For the Year Ended December 31, 2002
                                                       (In thousands $)

                                                            FirstEnergy                                  GPU
                                                              Ventures                                 Advanced             GPU
                                                            Consolidated             MYR              Resources            Power
                                                            ------------           -------            ---------          -------

RETAINED EARNINGS:
Balance - Beginning of Period                               $   10,899             $ 3,237             $ (221)           $ 1,675

Net Income                                                      (9,736)              5,544                 25              4,199
                                                            ----------          ----------             ------            -------

   Subtotal                                                      1,163               8,781               (196)             5,874

Common Stock Dividends Declared                                      -                   -                  -                  -

Preferred Stock Dividends Declared                                   -                   -                  -                  -

Other                                                                -                   -                  -                  -
                                                            ----------          ----------             ------            -------

Balance - End of Period                                     $    1,163          $    8,781             $ (196)           $ 5,874
                                                            ==========          ==========             ======            =======


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                               $        -          $        -             $    -            $    (1)

Net Changes                                                          -                   -                  -                 98
                                                            ----------          ----------             ------            -------

Balance - End of Period                                     $        -          $        -             $    -            $    97
                                                            ==========          ==========             ======            =======


The notes to the consolidated  financial statements of FirstEnergy,  Ohio Edison,  Cleveland Electric,  Toledo Edison, Jersey
Central  Power & Light,  Metropolitan  Edison,  and  Pennsylvania  Electric,  which are  incorporated  by reference  from the respective  annual  reports on Form 10-K for the year ended  December 31,  2002,  are an integral  part of the  consolidating financial statements.

                                                              100



                                FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                             For the Year Ended December 31, 2002
                                                       (In thousands $)

                                                                                                                            GPU
                                                                GPU              FirstEnergy           License          Diversified
                                                              Capital             Properties          Holding Co.         Holdings
                                                             ---------          ------------          ----------        -----------

RETAINED EARNINGS:
Balance - Beginning of Period                                $ (3,638)             $ 3,138              $ (14)             $ (68)

Net Income                                                    (92,775)                 258                 57               (149)
                                                            ---------              -------              -----              -----

   Subtotal                                                   (96,413)               3,396                 43               (217)

Common Stock Dividends Declared                                     -                    -                  -                  -

Preferred Stock Dividends Declared                                  -                    -                  -                  -

Other                                                               -                    -                  -                  -
                                                             --------              -------              -----              -----

Balance - End of Period                                      $(96,413)             $ 3,396              $  43              $(217)
                                                            =========              =======              =====              -----

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                                $      -              $     -              $   -              $ 149

Net Changes                                                   (91,461)                   -                  -               (470)
                                                             --------              -------              -----              -----

Balance - End of Period                                      $(91,461)             $     -              $   -              $(321)
                                                             ========              =======              =====              =====


The notes to the consolidated  financial statements of FirstEnergy,  Ohio Edison,  Cleveland Electric,  Toledo Edison, Jersey
Central  Power & Light,  Metropolitan  Edison,  and  Pennsylvania  Electric,  which are  incorporated  by reference  from the respective  annual  reports on Form 10-K for the year ended  December 31,  2002,  are an integral  part of the  consolidating financial statements.

                                                              101



                                FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                             For the Year Ended December 31, 2002
                                                       (In thousands $)

                                                                GPU                  GPU              FirstEnergy
                                                              Service              Telecom              Service
                                                                Co.                Services               Co.           Eliminations
                                                             ----------            --------           -----------       ------------

RETAINED EARNINGS:
Balance - Beginning of Period                                $        -            $ (1,212)          $   2,595         $  (835,792)

Net Income                                                            -               4,067                   -            (820,390)
                                                             ----------            --------           ---------         -----------

   Subtotal                                                           -               2,855               2,595          (1,656,182)

Common Stock Dividends Declared                                       -                   -                   -             447,000

Preferred Stock Dividends Declared                                    -                   -                   -              27,767

Other                                                                 -                   -                   -               6,042
                                                             ----------            --------           ---------         -----------

Balance - End of Period                                      $        -            $  2,855           $   2,595         $(1,175,373)
                                                             ==========            ========           =========         ===========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                                $        -            $      -           $     633         $    36,231

Net Changes                                                    (225,577)                  -             (43,523)            508,630
                                                             ----------            --------           ---------         -----------

Balance - End of Period                                      $ (225,577)           $      -           $ (42,890)        $   544,861
                                                             ==========            ========           =========         ===========


The notes to the consolidated  financial statements of FirstEnergy,  Ohio Edison,  Cleveland Electric,  Toledo Edison, Jersey
Central  Power & Light,  Metropolitan  Edison,  and  Pennsylvania  Electric,  which are  incorporated  by reference  from the respective  annual  reports on Form 10-K for the year ended  December 31,  2002,  are an integral  part of the  consolidating financial statements.

                                                              102


         FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      For the Year Ended December 31, 2002
                                (In thousands $)

                                                             FirstEnergy
                                                                Corp.
                                                             Consolidated
                                                             ------------

RETAINED EARNINGS:
Balance - Beginning of Period                                $1,521,805

Net Income                                                      629,280
                                                             ----------

   Subtotal                                                   2,151,085

Common Stock Dividends Declared                                (439,628)

Preferred Stock Dividends Declared                                    -

Other                                                                 -
                                                             ----------

Balance - End of Period                                      $1,711,457
                                                             ==========


ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period                                  (169,003)

Net Changes                                                    (494,233)
                                                             ----------

Balance - End of Period                                      $ (663,236)
                                                             ==========


The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power & Light, Metropolitan Edison, and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2002, are an integral part of the consolidating financial statements.

                                    FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                              Ohio            Cleveland          Toledo           American
                                                             Edison           Electric           Edison         Transmission
                                                          Consolidated      Consolidated      Consolidated      Systems, Inc.
                                                          ------------      ------------      ------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                 $  363,483        $ 155,946         $  13,337          $ 25,875
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization                371,896          141,437            93,710            29,445
   Nuclear fuel and lease amortization                         47,597           21,044            11,866                 -
   Other amortization, net                                          -          (15,008)                -                 -
   Undistributed subsidiary earnings                                -                -                 -                 -
   Deferred costs recoverable as regulatory assets                  -                -                 -                 -
   Avon investment impairment                                       -                -                 -                 -
   Deferred income taxes, net                                 (56,136)          19,973            (5,868)            9,052
   Investment tax credits, net                                (15,026)          (4,062)           (1,851)             (757)
   Cumulative adjustment                                            -                -                 -                 -
   Receivables                                                (45,084)         (27,159)           13,564             8,500
   Materials and supplies                                      (9,930)          (7,624)           (5,582)                -
   Accounts payable                                            33,393          170,452            99,122             5,213
   Other                                                      367,008         (137,844)          (62,760)            5,161
                                                           ----------        ---------         ---------          --------
      Net cash provided from operating activities           1,057,201          317,155           155,538            82,489
                                                           ----------        ---------         ---------          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                     -           50,000           100,000                 -
   Long-term debt                                              14,500          106,981            19,580                 -
   Short-term borrowings, net                                 161,836          190,879           132,445               134
Redemptions and repayments-
   Common stock                                                     -                -                 -                 -
   Preferred stock                                           (220,750)        (164,674)          (85,299)                -
   Long-term debt                                            (425,742)        (309,480)         (180,368)                -
Dividend payments
   Common stock                                              (121,900)               -            (5,600)          (39,800)
   Preferred stock                                             (6,510)         (13,782)          (10,057)                -
                                                           ----------        ---------         ---------          --------
      Net cash provided from (used for)
      financing activities                                   (598,566)        (140,076)          (29,299)          (39,666)
                                                           ----------        ---------         ---------          --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                           (148,967)        (163,199)         (105,510)          (29,709)
Proceeds from sale of Midlands                                      -                -                 -                 -
Avon cash & cash equivalents                                        -                -                 -                 -
Net assets held for sale                                            -                -                 -                 -
Cash investments                                               25,717           39,636            21,168                 -
Affiliated company transactions                              (327,876)             415             5,838           (19,242)
Other                                                           8,415          (23,845)          (27,349)            6,450
                                                           ----------        ---------         ---------          --------
      Net cash provided from (used for)
      investing activities                                   (442,711)        (146,993)         (105,853)          (42,501)
                                                           ----------        ---------         ---------          --------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                               $   15,924        $  30,086         $  20,386          $    322
                                                           ==========        =========         =========          ========

The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                              104



                                    FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                              Jersey        Metropolitan      Pennsylvania      FirstEnergy
                                                             Central           Edison           Electric         Facilities
                                                          Power & Light     Consolidated      Consolidated        Services
                                                          -------------     ------------      ------------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                  $ 251,895         $ 63,224         $  50,910           $ 2,673
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization                244,759           81,419            61,476             6,882
   Nuclear fuel and lease amortization                              -                -                 -                 -
   Other amortization, net                                        849           (2,528)               94                 -
   Undistributed subsidiary earnings                                -                -                 -                 -
   Deferred costs recoverable as regulatory assets           (285,065)         (18,938)          (58,953)                -
   Avon investment impairment                                       -                -                 -                 -
   Deferred income taxes, net                                 115,866           23,356            11,893             3,225
   Investment tax credits, net                                 (3,551)            (792)           (1,032)                -
   Cumulative adjustment                                            -                -                 -                 -
   Receivables                                                (14,542)         (24,672)          (27,509)           15,700
   Materials and supplies                                           7                -                 -              (542)
   Accounts payable                                            16,399          (18,657)           (5,514)           (4,739)
   Other                                                      (17,642)            (538)            7,947            (3,029)
                                                            ---------         --------         ---------           -------
       Net cash provided from operating activities            308,975          101,874            39,312            20,17
                                                            ---------         --------         ---------           -------
CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                     -                -                 -                 -
   Long-term debt                                             318,106           49,750                 -                 -
   Short-term borrowings, net                                 (18,149)          16,288            12,804            (8,071)
Redemptions and repayments-
   Common stock                                                     -                -                 -                 -
   Preferred stock                                            (51,500)               -                 -                 -
   Long-term debt                                            (196,033)         (60,000)          (49,973)           (2,530)
Dividend payments
   Common stock                                              (190,700)         (60,000)          (29,000)                -
   Preferred stock                                             (2,125)               -                 -                 -
                                                            ---------         --------         ---------           -------
      Net cash provided from (used for)
      financing activities                                   (140,401)         (53,962)          (66,169)          (10,601)
                                                            ---------         --------         ---------           -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                            (97,346)         (44,533)          (50,671)           (3,557)
Proceeds from sale of Midlands                                      -                -                 -                 -
Avon cash & cash equivalents                                        -                -                 -                 -
Net assets held for sale                                            -                -                 -                 -
Cash investments                                                    -                -                 -                 -
Affiliated company transactions                               (77,358)               -                 -                 -
Other                                                         (20,471)         (12,968)           48,805              (502)
                                                            ---------         --------         ---------           -------
      Net cash provided from (used for)
      investing activities                                   (195,175)         (57,501)           (1,866)           (4,059)
                                                            ---------         --------         ---------           -------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                $ (26,601)        $ (9,589)        $ (28,723)          $ 5,510
                                                            =========         ========         =========           =======


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                              105



                                    FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                                             FirstEnergy                        FirstEnergy
                                                           FirstEnergy         Nuclear                            Ventures
                                                            Solutions       Operating Co.        MARBEL         Consolidated
                                                           -----------      ------------        --------        ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                  $ (25,896)        $ (1,825)         $  9,281           $(9,738)
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization                 20,682                -               757            10,377
   Nuclear fuel and lease amortization                              -                -                 -                 -
   Other amortization, net                                          -                -                 -                 -
   Undistributed subsidiary earnings                                -                -                 -                 -
   Deferred costs recoverable as regulatory assets                  -                -                 -                 -
   Avon investment impairment                                       -                -                 -                 -
   Deferred income taxes, net                                   7,795          (19,326)            8,458            (1,105)
   Investment tax credits, net                                      -                -                 -                 -
   Cumulative adjustment                                            -                -                 -                 -
   Receivables                                               (195,034)        (136,935)             (508)           (6,949)
   Materials and supplies                                     (13,198)               -                 6            (3,292)
   Accounts payable                                           205,462          112,996            (8,976)              456
   Other                                                      119,975           51,745            (1,375)           16,312
                                                            ---------         --------          --------           --------
      Net cash provided from operating activities             119,786            6,655             7,643             6,061
                                                            ---------         --------          --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                     -                -                 -                 -
   Long-term debt                                              14,717                -                 -                42
   Short-term borrowings, net                                 100,676                -            (4,500)            1,384
Redemptions and repayments-
   Common stock                                                     -                -                 -                 -
   Preferred stock                                                  -                -                 -                 -
   Long-term debt                                                   -                -              (569)           (6,356)
Dividend payments
   Common stock                                                     -                -                 -                 -
   Preferred stock                                                  -                -                 -                 -
                                                            ---------         --------          --------           -------
      Net cash provided from (used for)
      financing activities                                    115,393                -            (5,069)           (4,930)
                                                            ---------         --------          --------           -------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                           (209,444)               -                 -           (35,101)
Proceeds from sale of Midlands                                      -                -                 -                 -
Avon cash & cash equivalents                                        -                -                 -                 -
Net assets held for sale                                            -                -                 -                 -
Cash investments                                                    -                -                 -                 -
Affiliated company transactions                                     -           (6,664)          (14,890)            3,627
Other                                                         (28,929)               -            10,081            32,296
                                                            ---------         --------          ---------          -------
      Net cash provided from (used for)
      investing activities                                   (238,373)          (6,664)           (4,809)              822
                                                            ---------         --------          ---------          -------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                $  (3,194)        $     (9)         $ (2,235)          $ 1,953
                                                            =========         ========          ========           =======


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                              106



                                    FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                                                GPU
                                                                              Advanced             GPU               GPU
                                                                MYR           Resources          Capital            Power
                                                             --------         ---------         --------          --------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                   $  5,543         $     26          $(92,774)         $  4,198
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization                  1,648                2               807             5,849
   Nuclear fuel and lease amortization                              -                -                 -                 -
   Other amortization, net                                          -                -                 -                 -
   Undistributed subsidiary earnings                                -                -            (4,503)           (1,266)
   Deferred costs recoverable as regulatory assets                  -                -                 -                 -
   Avon investment impairment                                       -                -            50,000                 -
   Deferred income taxes, net                                       -               (2)          (18,672)            2,268
   Investment tax credits, net                                      -                -                 -                 -
   Cumulative adjustment                                            -                -            93,723                 -
   Receivables                                                 25,520              218           (23,634)              286
   Materials and supplies                                           -                -              (423)              934
   Accounts payable                                            (1,762)              31            11,232            (1,977)
   Other                                                       11,745             (503)           29,710            49,042
                                                             --------         --------          --------          --------
      Net cash provided from operating activities              42,694             (228)           45,466            59,334
                                                             --------         --------          --------          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                     -                -                 -                 -
   Long-term debt                                                   -                -                 -                 -
   Short-term borrowings, net                                       -                -          (110,782)                -
Redemptions and repayments-
   Common stock                                                     -                -                 -            (7,000)
   Preferred stock                                                  -                -                 -                 -
   Long-term debt                                                   -                -                 -           (57,811)
Dividend payments
   Common stock                                                     -                -                 -                 -
   Preferred stock                                                  -                -                 -                 -
                                                             --------         --------          ---------         --------
      Net cash provided from (used for)
      financing activities                                          -                -          (110,782)          (64,811)
                                                             --------         --------          ---------         --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                             (4,910)               -                 -              (130)
Proceeds from sale of Midlands                                      -                -           155,034                 -
Avon cash & cash equivalents                                        -                -            31,326                 -
Net assets held for sale                                            -                -           (31,326)                -
Cash investments                                                    -                -                 -                 -
Affiliated company transactions                                     -          (13,526)                -                 -
Other                                                          (2,730)              12           (89,608)                -
                                                             ---------        --------          ---------         --------
      Net cash provided from (used for)
      investing activities                                     (7,640)         (13,514)           65,426              (130)
                                                             ---------        --------          ---------         --------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                 $ 35,054         $(13,742)         $    110          $ (5,607)
                                                             ========         ========          ========          ========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                              107



                                    FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                                                                    GPU              GPU
                                                             FirstEnergy         License        Diversified        Service
                                                              Properties       Holding Co.        Holdings           Co.
                                                             -----------       ----------       -----------       --------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                      $ 258           $   56            $ (149)         $      -
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization                    268                -                 -             5,125
   Nuclear fuel and lease amortization                              -                -                 -                 -
   Other amortization, net                                          -                -                 -                 -
   Undistributed subsidiary earnings                                -                -               183                 -
   Deferred costs recoverable as regulatory assets                  -                -                 -                 -
   Avon investment impairment                                       -                -                 -                 -
   Deferred income taxes, net                                    (155)              (1)                -            43,424
   Investment tax credits, net                                      -                -                 -                 -
   Cumulative adjustment                                            -                -                 -                 -
   Receivables                                                    141                7               (41)           53,713
   Materials and supplies                                           -                -                 -             9,644
   Accounts payable                                              (436)             (95)              (13)           22,905
   Other                                                          506               33              (182)         (167,535)
                                                               ------           ------             -----          --------
      Net cash provided from operating activities                 582                -              (202)          (32,724)
                                                               ------           ------             -----          --------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                     -                -               800                 -
   Long-term debt                                                   -                -                 -                 -
   Short-term borrowings, net                                       -                -                 -                 -
Redemptions and repayments-
   Common stock                                                     -                -                 -                 -
   Preferred stock                                                  -                -                 -                 -
   Long-term debt                                                (223)               -                 -                 -
Dividend payments
   Common stock                                                     -                -                 -                 -
   Preferred stock                                                  -                -                 -                 -
                                                               ------           ------             -----          --------
      Net cash provided from (used for)
      financing activities                                       (223)               -               800                 -
                                                               ------           ------             -----          --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                                  -                -                 -              (122)
Proceeds from sale of Midlands                                      -                -                 -                 -
Avon cash & cash equivalents                                        -                -                 -                 -
Net assets held for sale                                            -                -                 -                 -
Cash investments                                                    -                -                 -               223
Affiliated company transactions                                  (487)               -                 -                 -
Other                                                               -                -              (684)            7,275
                                                               ------           ------             -----          --------
      Net cash provided from (used for)
      investing activities                                       (487)               -              (684)            7,376
                                                               ------           ------             -----          --------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                   $ (128)          $    -             $ (86)         $(25,348)
                                                               ======           ======             =====          ========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                              108



                                    FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                                              For the Year Ended December 31, 2002
                                                        (In thousands $)

                                                               GPU          FirstEnergy       FirstEnergy
                                                             Telecom          Service           Holding
                                                             Services           Co.               Co.           Eliminations
                                                             --------       -----------       -----------       ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                   $  4,067       $        -         $ 619,207         $(810,317)
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization                    337           34,154                 -            (5,126)
   Nuclear fuel and lease amortization                              -                -                 -                 -
   Other amortization, net                                          -                -                 -                 -
   Undistributed subsidiary earnings                                -                -          (339,598)          345,184
   Deferred costs recoverable as regulatory assets                  -                -                 -                 -
   Avon investment impairment                                       -                -                 -                 -
   Deferred income taxes, net                                     872           (2,403)           (9,230)          (43,424)
   Investment tax credits, net                                      -                -                 -                 -
   Cumulative adjustment                                            -                -                 -                 -
   Receivables                                                 (4,465)          57,452          (240,830)          486,954
   Materials and supplies                                         346              100                (3)                -
   Accounts payable                                            (3,953)         (85,051)           88,910          (414,636)
   Other                                                        6,139         (317,752)         (117,344)          327,916
                                                             --------       ----------         ---------         ---------
      Net cash provided from operating activities               3,343         (313,500)            1,112          (113,449)
                                                             --------       ----------         ---------         ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                     -                -                 -          (150,800)
   Long-term debt                                                   -                -           145,000                 -
   Short-term borrowings, net                                   5,331           37,796           525,000          (564,551)
Redemptions and repayments-
   Common stock                                                     -                -                 -             7,000
   Preferred stock                                                  -                -                 -                 -
   Long-term debt                                             (15,000)               -            (4,729)                -
Dividend payments
   Common stock                                                     -                -          (439,628)          447,000
   Preferred stock                                                  -                -                 -            32,474
                                                             --------       ----------         ---------         ---------
      Net cash provided from (used for)
      financing activities                                     (9,669)          37,796           225,643          (228,877)
                                                             --------       ----------         ---------         ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                             (2,940)        (101,584)                -                 -
Proceeds from sale of Midlands                                      -                -                 -                 -
Avon cash & cash equivalents                                        -                -                 -                 -
Net assets held for sale                                            -                -                 -                 -
Cash investments                                                    -           (5,395)                -                 -
Affiliated company transactions                                     -             (204)         (114,185)          564,552
Other                                                              (6)          58,510          (152,834)          133,727
                                                             --------       ----------         ---------         ---------
      Net cash provided from (used for)
      investing activities                                     (2,946)         (48,673)         (267,019)          698,279
                                                             --------       ----------         ---------         ---------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                                 $ (9,272)      $ (324,377)        $ (40,264)        $ 355,953
                                                             ========       ==========         =========         =========


The notes to the consolidated  financial  statements of FirstEnergy,  Ohio Edison,  Cleveland  Electric,  Toledo Edison,  Jersey
Central Power & Light,  Metropolitan Edison, and Pennsylvania Electric,  which are incorporated by reference from the respective annual  reports  on Form 10-K for the year  ended  December  31,  2002,  are an  integral  part of the  consolidating  financial statements.

                                                              109


            FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
                      For the Year Ended December 31, 2002
                                (In thousands $)

                                                           FirstEnergy
                                                              Corp.
                                                          Consolidated
                                                          ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                 $  629,280
Adjustments to reconcile net income
   to net cash from operating activities:
   Provision for depreciation and amortization              1,105,904
   Nuclear fuel and lease amortization                         80,507
   Other amortization, net                                    (16,593)
   Undistributed subsidiary earnings                                -
   Deferred costs recoverable as regulatory assets           (362,956)
   Avon investment impairment                                  50,000
   Deferred income taxes, net                                  89,860
   Investment tax credits, net                                (27,071)
   Cumulative adjustment                                       93,723
   Receivables                                                (85,307)
   Materials and supplies                                     (29,557)
   Accounts payable                                           220,762
   Other                                                      166,735
                                                           -----------
      Net cash provided from operating activities           1,915,287
                                                           -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing-
   Common stock                                                     -
   Long-term debt                                             668,676
   Short-term borrowings, net                                 478,520
Redemptions and repayments-
   Common stock                                                     -
   Preferred stock                                           (522,223)
   Long-term debt                                          (1,308,814)
Dividend payments
   Common stock                                              (439,628)
   Preferred stock                                                  -
                                                           ----------
      Net cash provided from (used for)
      financing activities                                 (1,123,469)
                                                           ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions                                           (997,723)
Proceeds from sale of Midlands                                155,034
Avon cash & cash equivalents                                   31,326
Net assets held for sale                                      (31,326)
Cash investments                                               81,349
Affiliated company transactions                                     -
Other                                                         (54,355)
                                                           ----------
      Net cash provided from (used for)
      investing activities                                   (815,695)
                                                           ----------

NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS                               $  (23,877)
                                                           ==========


The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power & Light, Metropolitan Edison, and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2002, are an integral part of the consolidating financial statements.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

A.       Annual Reports
         --------------

         The following documents are incorporated by reference:

A-1 FirstEnergy Corp. - Annual Report on Form 10-K/A for 2002, filed on May 9, 2003 (File No. 333-21011)

         Ohio Edison Company - Annual Report on Form 10-K for 2002 (File No. 1-2578)

         The Cleveland Electric Illuminating Company - Annual Report on Form 10-K for 2002 (File No. 1-2323)

         The Toledo Edison Company - Annual Report on Form 10-K for 2002 (File No. 1-3583)

         Pennsylvania Power Company - Annual Report on Form 10-K for 2002 (File No. 1-3491)

         Jersey Central Power & Light Company - Annual Report on Form 10-K for 2002 (File No. 1-3141)

         Metropolitan Edison Company - Annual Report on Form 10-K for 2002 (File No.1-446)

         Pennsylvania Electric Company - Annual Report on Form 10-K for 2002 (File No.1-3522)


B.       Certificates of  Incorporation,  Articles  of  Incorporation,  By-Laws,
         -----------------------------------------------------------------------
         Partnership Agreements and Other Organizational Documents
         ---------------------------------------------------------

         FirstEnergy Corp (FirstEnergy)
         -----------------------------

B-1 Articles of Incorporation constituting FirstEnergy Corp.'s Articles of Incorporation, dated September 17, 1996. (September 17, 1996 Form 8-K, Exhibit C)

B-2 Amended Articles of Incorporation of FirstEnergy Corp -incorporated by reference to Exhibit (3)-1(a) to FirstEnergy's Annual Report on Form 10-K for 2002. (File No. 333-21011)

B-3      Regulations of FirstEnergy Corp.  (September 17, 1996 Form 8-K, Exhibit
         D)

B-4 FirstEnergy Corp. Amended Code of Regulations - incorporated by reference to Exhibit (3)-2(a) to FirstEnergy's Annual Report on Form 10-K for 2002. (File No. 333-21011)

         American Transmissions Systems, Inc. (ATSI)
         -------------------------------------------
         Centerior Indemnity Trust
         -------------------------
         Centerior Service Company
         -------------------------
         FE Acquisition Corp.
         --------------------

Exhibits
--------

         First Communications, LLC
         -------------------------
         FE Holdings, LLC
         ----------------
         FELHC, Inc.
         -----------
         FirstEnergy Facilities Services Group, LLC (FEFSG)
         --------------------------------------------------
         FirstEnergy Nuclear Operating Company
         -------------------------------------
         FirstEnergy Properties, Inc.
         ----------------------------
         FirstEnergy Securities Transfer Company
         ---------------------------------------
         FirstEnergy Servis Company
         --------------------------
         FirstEnergy Solutions Corp. (FES)
         ---------------------------------
         FirstEnergy Ventrues Corp.
         --------------------------
         MARBEL Energy Corporation
         -------------------------
         PowerSpan Corp.
         ---------------
         UMICO Holdings, Inc.
         --------------------

B-5 Incorporated by reference to Exhibit B to FirstEnergy's Form U5B for the year 2002, File No. 030-00039.

GPU Advanced Resources, GPU Telcom, GPUS, GPUN, GPU Diversified Holdings and GPU
--------------------------------------------------------------------------------
Enertech Holdings
-----------------

B-6 Articles of Incorporation of GPUS, as amended through April 27, 1994 - incorporated by reference to Exhibit A-1 to Application on Form U-1, File No. 70-4990.

B-7 Articles of Incorporation of GPUS, as amended through August 1, 1996 - incorporated by reference to Exhibit B-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-8 Amended By-Laws of GPUS, dated as of January 1, 1999 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-9 Certificate of Incorporation of GPUN, dated as of September 5, 1980 - incorporated by reference to Exhibit A-1 to Application on Form U-1, File No. 70-6443.

B-10 Certificate of Amendment to the Certificate of Incorporation of GPUN dated August 1, 1996 - incorporated by reference to Exhibit B-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-11 Amended By-Laws of GPUN, dated as of April 29, 1993 - incorporated by reference to Exhibit 3-A to GPU, Inc.'s Annual Report on Form 10K for 1993, File No.1-6047.

B-12 Articles of Incorporation of Saxton Nuclear Experimental Corporation (Saxton) dated as of March 29, 1974 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-13 Amended By-Laws of Saxton, dated as of March 30, 1984 - incorporated by reference to Exhibit A-1(e) to Application on Form U-1, File No. 70-7398.

Exhibits
--------

         GPU  Advanced  Resources,  GPU  Telcom,  GPUS,  GPUN,  GPU  Diversified
         -----------------------------------------------------------------------
         Holdings and GPU Enertech Holdings
         -----------------------------------

B-14 Amendment to Section 37 of the By-Laws of Saxton, dated as of August 27, 1987 - incorporated by reference to Exhibit A-2(b), Certificate Pursuant to Rule 24, File No. 70-7398.

B-15 Certificate of Incorporation of GPU Energy Services, Inc., dated as of September 13, 1996- incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-16 Certificate of Amendment of Certificate of Incorporation of GPU Energy Services, Inc., dated as of January 15, 1997 to change the name of the company to GPU Advanced Resources, Inc- incorporated by reference to Exhibit B-16 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-17 By-Laws of GPU Advanced Resources, Inc., dated as of March 6, 1997 - incorporated by reference to Exhibit B-17 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-18 Certificate of Incorporation of GPU Telcom Services, Inc., dated as of September 13, 1996 - incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-19 By-Laws of GPU Telcom Services, Inc., dated as of March 6, 1997 - incorporated by reference to Exhibit B-19 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-20 Certificate of Formation of GPU Diversified Holdings, LLC dated August 3, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-21 Limited Liability Company Agreement of GPU Diversified Holdings LLC dated December 12, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-22 Certificate of Incorporation of GPU Enertech Holdings, Inc. dated February 22, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-23 By-Laws of GPU Enertech Holdings, Inc. dated February 22. 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

Exhibits
--------

         Ohio Edison Company (OE)
         ------------------------

B-24 Agreement and Plan of Merger, dated as of September 13, 1996, between Ohio Edison Company (OE) and Centerior Energy Corporation. (September 17, 1996 Form 8-K, Exhibit 2-1).

B-25     Amended   Articles  of   Incorporation,   Effective   June  21,   1994,
         constituting OE's Articles of Incorporation. (1994 Form 10-K, Exhibit 3-1.)

B-26 Amended and Restated Code of Regulations, amended March 15, 2002 - incorporated by reference to Exhibit 3-A 3-2 to OE's Annual Report on Form 10-K for 2001, File No. 1-2578.


         Pennsylvania Power Company (Penn)
         ---------------------------------

B-27 Amended and Restated Articles of Incorporation, as amended March 15, 2002 - incorporated by reference to Exhibit 3-A 3-1 to Penn's Annual Report on Form 10-K for 2001, File No. 1-3491.

B-28 Amended and Restated By-Laws of Penn, as amended March 15, 2002 - incorporated by reference to Exhibit 3-A 3-2 to Penn's Annual Report on Form 10-K for 2001, File No. 1-3491.


         The Cleveland Electric Illuminating Company (CEI)
         -------------------------------------------------

B-29 Amended Articles of Incorporation of CEI, as amended, effective May 28, 1993 (Exhibit 3a, 1993 Form 10-K, File No. 1-2323).

B-30     Regulations of CEI, dated April 29, 1981, as amended effective October
        1,  1988 and April 24,  1990  (Exhibit  3b,  1990  Form  10-K,  File No.
        1-2323).

B-31 Amended and Restated Code of Regulations, dated March 15, 2002 - incorporated by reference to Exhibit 3-A 3c to CEI's Annual Report on Form 10-K for 2001, File No. 1-2323.


         The Toledo Edison Company (TE)
         ------------------------------

B-32 Amended Articles of Incorporation of TE, as amended effective October 2, 1992 (Exhibit 3a, 1992 Form 10-K, File No. 1-3583).

B-33 Amended and Restated Code of Regulations, dated March 15, 2002 - incorporated by reference to Exhibit 3-A 3b to TE's Annual Report on Form 10-K for 2001, File No. 1-3583.

Exhibits
--------

         JCP&L
         -----

B-34 Restated Certificate of Incorporation of JCP&L, dated as of May 26, 1982 - incorporated by reference to Exhibit 3-A to JCP&L's Annual Report on Form 10-K for 1990, File No. 1-3141.

B-35 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7949.

B-36 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a)(i), Certificate Pursuant to Rule 24, File No. 70-7949.

B-37 Amended By-Laws of JCP&L, dated as of May 25, 1993 - incorporated by reference to Exhibit 3-B to JCP&L's Annual Report on Form 10-K for 1993, File No. 1-3141.

B-38 Certificate of Incorporation of JCP&L Preferred Capital, Inc., dated as of February 21, 1995 - incorporated by reference to Exhibit A-1, Application on Form U-1, File No. 70-8495.

B-39     By-Laws of JCP&L Preferred Capital, Inc., dated as of February 21, 1995
         - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8495.

B-40 Amended and Restated Limited Partnership Agreement of JCP&L Capital, L.P., dated as of May 11, 1995 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-41 Action Creating Series A Preferred Securities of JCP&L Capital, L.P., dated as of May 11, 1995 - incorporated by reference to Exhibit A-6(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-42 Payment and Guarantee Agreement of JCP&L, dated as of May 18, 1995 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-43 Certificate of Incorporation of JCP&L Transition Holdings, Inc. dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

Exhibits
--------

         JCP&L
         -----

B-44 Certificate of Formation of JCP&L Transition Funding LLC dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-45 Limited Liability Company Agreement for JCP&L Transition Funding LLC dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.


         Met-Ed
         ------

B-46 Articles of Incorporation of York Haven Power Company, dated as of December 18, 1967 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-47 Certificate of Incorporation of Met-Ed Preferred Capital, Inc., dated as of May 6, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53673.

B-48 Amended By-Laws of York Haven Power Company, dated as of January 1, 1985 - incorporated by reference to Exhibit A-1(d), Application on Form U-1, File No. 70-7398.

B-49 Amendment to Section 29 of the By-Laws of York Haven Power Company, dated as of September 8, 1987 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7398.

B-50 By-Laws of Met-Ed Preferred Capital, Inc., dated as of May 6, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8401.

B-51 Amended and Restated Limited Partnership Agreement of Met-Ed Capital, L.P., dated as of August 16, 1994 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8401.

Exhibits
--------

         Met-Ed
         ------

B-52 Certificate of Incorporation of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-53 By-Laws of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-54 Certificate of Limited Partnership of Met-Ed Capital II, L.P., dated as of September 1, 1998-incorporated by reference to Exhibit 3E, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-55 Certificate of Business Trust Registration of Met-Ed Capital Trust, dated as of September 1,1998- incorporated by reference to Exhibit 4-K, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01, and 333-62967-02.

B-56 Restated Articles of Incorporation of Met-Ed dated March 8, 1999 - incorporated by reference to Exhibit 3-E of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

B-57 Payment and Guarantee Agreement of Met-Ed, dated May 28, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-9329.

B-58 Amendment No. 1 to Payment and Guarantee Agreement of Met-Ed, dated November 23, 1999 - incorporated by reference to Exhibit 4-H of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

B-59 Amended By-Laws of Met-Ed as of May 16, 2000 - incorporated by reference to Exhibit 3-F of Met-Ed's Annual Report on Form 10-K for the year 2000, File No. 2-27099.


         Penelec
         -------

B-60 Articles of Incorporation of Nineveh Water Company (formerly Penelec Water Company), dated as of May 22, 1920 - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-61 Certificate of Incorporation of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53677.

Exhibits
--------

         Penelec
         -------

B-62 By-Laws of Nineveh Water Company, dated as of May 22, 1920 - incorporated by reference to Exhibit A-1(c), Application on Form U-1, File No. 70-7398.

B-63 Amendment to Article V, Section 6 of the By-Laws of Nineveh Water Company, dated as of August 27, 1987 - incorporated by reference to Exhibit A-1 (c), Certificate Pursuant to Rule 24, File No. 70-7398.

B-64 By-Laws of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8403.

B-65 Amended and Restated Limited Partnership Agreement of Penelec Capital, L.P., dated as of June 27, 1994 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8403.

B-66 Payment and Guarantee Agreement of Penelec, dated June 16, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-9327.

B-67 Amendment No. 1 to Payment and Guarantee Agreement of Penelec, dated November 23, 1999 - incorporated by reference to Exhibit 4-J of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

B-68 Certificate of Incorporation of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-69 By-Laws of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-70 Certificate of Limited Partnership of Penelec Capital II, L.P., dated as of August 20, 1998- incorporated by reference to Exhibit 3-E, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-71 Certificate of Business Trust Registration of Penelec Capital Trust, dated as of August 20, 1998- incorporated by reference to Exhibit 4-J, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-72 Restated Articles of Incorporation of Penelec dated March 8, 1999 - incorporated by reference to Exhibit 3-G of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

Exhibits
--------

         Penelec
         -------

B-73 Amended By-Laws of Penelec, dated as of May 16, 2000 - incorporated by reference to Exhibit 3-H of Penelec's Annual Report on Form 10-K for the year 2000, File No. 1-3522.


         GPU Electric & GPU Power
         ------------------------

B-74 Articles of Incorporation of North Canadian Power, Inc., dated as of November 21, 1989 - incorporated by reference to Exhibit B-13 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-75 Certificate of Amendment of Articles of Incorporation of North Canadian Power, Inc., dated as of May 18, 1994, to change to name of the company to NCP Energy, Inc. - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-76 Articles of Incorporation of ADA Management Corporation, dated as of November 20, 1990 - incorporated by reference to Exhibit B-20 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-77 Certificate of Amendment of Articles of Incorporation of ADA Management Corporation, dated as of July 31, 1993 to change the name of the company to Commerce Cogeneration Corporation - incorporated by reference to Exhibit B-21 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-78 Certificate of Amendment of Articles of Incorporation of Commerce Cogeneration Corporation, dated as of July 31, 1993 to change the name of the company to NCP ADA Power, Inc. - incorporated by reference to Exhibit B-22 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-79 Certificate of Incorporation of EI Power, Inc., dated as of March 15, 1994 - incorporated by reference to Exhibit B-41 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-80 Certificate of Amendment of Certificate of Incorporation of EI Power, Inc., dated as of August 1, 1996 to change the name of the company to GPU Power, Inc. - incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, Form No. 30-126.

Exhibits
--------

         GPU Electric & GPU Power
         ------------------------

B-81 Certificate of Incorporation of Guaracachi America, Inc., dated as of July 13, 1995 - incorporated by reference to Exhibit B-80 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-82 By-Laws of Incorporation of EI Services Colombia, Ltda. (Public Deed No. 2798), dated as of August 11, 1995 - incorporated by reference to Exhibit B-81 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-83 Amendment to the By-Laws of Incorporation of EI Services Colombia, Ltda. dated as of August 9, 1996 to change the name of the company to GPU International Latin America, Ltda. (subsequently renamed GPUI Colombia, Ltda.) - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-84 By-Laws of Incorporation of Empresa Guaracachi S.A., effective as of July 13, 1995 - incorporated by reference to Exhibit B-82 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-85 Certificate of Incorporation of EI Barranquilla, Inc., dated as of July 10, 1995 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-86     By-Laws of  Incorporation  of  Termobarranquilla  S.A. (Public Deed No.
         9994), dated as of October 14, 1994 - incorporated by reference to Exhibit B-84 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-87 Certificate of Incorporation of Barranquilla Lease Holding, Inc., dated as of August 7, 1995 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-88 Certificate of Incorporation of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 - incorporated by reference to Exhibit B-86 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-89 Certificate of Incorporation of International Power Advisors, Inc., dated as of August 14, 1995 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

         GPU Electric & GPU Power
         ------------------------

B-90 Certificate of Incorporation of Colombian Installations, Inc., dated as of September 8, 1995 - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-91 Certificate of Amendment of Certificate of Incorporation of Colombian Installations, Inc., dated as of August 26, 1996 to change the name of the company to GPU Power Philippines, Inc. - incorporated by reference to Exhibit B-96 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-92 Certificate of Incorporation of EI Energy, Inc., dated as of October 18, 1995 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-93 Certificate of Amendment of Certificate of Incorporation of EI Energy, Inc., dated as of August 1, 1996 to change the name of the company to GPU Electric, Inc. - incorporated by reference to Exhibit B-98 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-94 Certificate of Incorporation of EI UK Holdings, Inc., dated as of April 30, 1996 - incorporated by reference to Exhibit B-103 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-95 Memorandum and Articles of Association of Avon Energy Partners Holdings, dated as of May 2, 1996 - incorporated by reference to Exhibit B-104 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-96 Memorandum of Association of Midlands Electricity plc, dated as of March 9, 1989 - incorporated by reference to Exhibit B-106 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-97 Articles of Association of Midlands Electricity plc, adopted on December 13, 1996 - incorporated by reference to Exhibit B-107 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-98 Certificate of Filing of Amended Articles of Incorporation of Magellan Utilities Development Corporation, adopted on March 14, 1994-incorporated by reference to Exhibit B-108 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

Exhibits
--------

         GPU Electric & GPU Power
         ------------------------

B-99 By-Laws of North Canadian Power, Inc. (subsequently renamed NCP Energy, Inc.), adopted as of December 27, 1989 - incorporated by reference to Exhibit B-70 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-100    By-Laws  of  Commerce  Cogeneration  Corporation,  as  amended  through
         October 3, 1992 (formerly known as ADA Management Corporation) - subsequently renamed NCP ada Power, Inc. - incorporated by reference to Exhibit B-76 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-101 By-Laws of EI Cayman (subsequently renamed EI International), dated as of June 16, 1993 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-102 By-Laws of EI Power, Inc. (subsequently renamed GPU Power, Inc.), dated as of May 2, 1994 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-103 By-Laws of Guaracachi America, Inc., adopted as of July 13, 1995 - incorporated by reference to Exhibit B-124 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-104 By-Laws of EI Barranquilla, Inc., adopted as of December 29, 1995 - incorporated by reference to Exhibit B-125 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-105 By-Laws of Barranquilla Lease Holding, Inc., adopted as of December 29, 1995 - incorporated by reference to Exhibit B-126 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-106 By-Laws of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 - incorporated by reference to Exhibit B-127 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-107 By-Laws of International Power Advisors, Inc., adopted as of August 16, 1995 - incorporated by reference to Exhibit B-128 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

         GPU Electric & GPU Power
         ------------------------

B-108    By-Laws of  Colombian  Installations,  Inc.  (subsequently  renamed GPU
         Power Philippines, Inc.), adopted as of September 9, 1995 - incorporated by reference to Exhibit B-129 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-109 By-Laws of EI Energy, Inc. (subsequently renamed GPU Electric, Inc.), dated as of October 20, 1995 - incorporated by reference to Exhibit B-130 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-110 By-Laws of EI UK Holdings, Inc., adopted as of April 30, 1996 - incorporated by reference to Exhibit B-150 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-111 Certificate of Filing of Amended By-Laws of Magellan Utilities Development Corporation adopted on September 29, 1994- incorporated by reference to Exhibit B-151 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-112 Memorandum of Association of 2322120 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-35 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-113 Certificate of Amendment of the Memorandum of Association of 2322120 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Services Canada Limited - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-114 Memorandum of Association of 2322133 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-31 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-115 Certificate of Amendment of the Memorandum of Association of 2322133 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Canada Holding Limited - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-116 Memorandum of Association of EI Cayman (subsequently renamed EI International), dated as of June 16, 1993 - incorporated by reference to Exhibit B-39 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits
--------

         GPU Electric & GPU Power
         ------------------------

B-117 Memorandum of Association of EI Australia Services Pty Ltd., (subsequently renamed GPU International Australia Pty Ltd.), effective as of October 26, 1995 - incorporated by reference to Exhibit B-142 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-118 Articles of Association of 2322133 Nova Scotia Limited (subsequently renamed EI Canada Holding Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-119 Articles of Association of 2322120 Nova Scotia Limited (subsequently renamed EI Services Canada Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-120 Articles of Association of EI Australia Services Pty Ltd., (subsequently renamed GPU International Australia Pty Ltd.), adopted as of October 26, 1995 - incorporated by reference to Exhibit B-148 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-121 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 1198), dated as of February 24, 1995 - incorporated by reference to Exhibit B-160 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-122 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 1198), dated as of February 24, 1995 - incorporated by reference to Exhibit B-160 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-123 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 6455), dated as of October 4, 1995 - incorporated by reference to Exhibit B-161 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-124 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 2093), dated as of April 6, 1995 - incorporated by reference to Exhibit B-162 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits
--------

         GPU Electric & GPU Power
         ------------------------

B-125 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 5777), dated as of September 5, 1995 - incorporated by reference to Exhibit B-163 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-126 Certificate of Amendment of Articles of Association of EI Cayman, dated as of July 10, 1995 to change the name of the company to EI International - incorporated by reference to Exhibit B-164 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-127 Amendment to the Certificate of Incorporation of GPU International Latin America Ltda., dated as of March 6, 1997, to change the name of the company to GPUI Colombia Ltda. - incorporated by reference to Exhibit B-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No.30-126.

B-128 Certificate of Incorporation of GPU Australia Holdings, Inc. dated as of September 29, 1997 - incorporated by reference to Exhibit B-192 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-129    By-Laws of GPU Australia Holdings, Inc., dated as of September 29, 1997
         - incorporated by reference to Exhibit B-193 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-130 Certificate of Incorporation of Austran Holdings, Inc., dated as of September 29, 1997 - incorporated by reference to Exhibit B-194 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-131 Amended and Restated Certificate of Incorporation of Austran Holdings, Inc., dated as of October 9, 1997 - incorporated by reference to Exhibit B-195 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-132 By-Laws of Austran Holdings, Inc. adopted as of September 29, 1997 - incorporated by reference to Exhibit B-196 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-133 Certificate of Amendment to the Certificate of Registration of EI Australia Services Pty Ltd. to GPU International Australia Pty. Ltd. dated as of October 14, 1996 - incorporated by reference to Exhibit B-205 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

Exhibits
--------

         GPU Electric & GPU Power
         ------------------------

B-134    Certificate of Incorporation of GPU Capital,Inc., dated October 8, 1998
         - incorporated by reference to Exhibit B-198 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-135 By-Laws of GPU Capital, Inc. adopted as of October 8, 1998 - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-136 Certificate of Incorporation of GPU Argentina Holdings, Inc., dated December 18, 1998 - incorporated by reference to Exhibit B-211 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-137 By-Laws of GPU Argentina Holdings, Inc., adopted as of December 18, 1998 - incorporated by reference to Exhibit B-212 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-138    Certificate of Incorporation of GPU Solar, Inc., dated November 5, 1997
         - incorporated by reference to Exhibit B-213 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-139 By-Laws of GPU Solar, Inc., adopted as of November 5, 1997 - incorporated by reference to Exhibit B-214 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-140 Certificate of Merger of GPU Solar, L.L.C. and GPU Solar, Inc., dated January 7, 1997 - incorporated by reference to Exhibit B-215 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-141 Association of Notaries of Empresa Distribuidora Electrica Regional, S.A. - incorporated by reference to Exhibit B-204 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-142 Articles of Association of Avon Energy Partners plc, adopted as of January 19, 2000 - incorporated by reference to Exhibit B-205 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-143 Articles of Association of Avon Energy Partners Holdings, adopted as of January 19, 2000 - incorporated by reference to Exhibit B-206 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

Exhibits
--------

         GPU Electric & GPU Power
         ------------------------

B-144 Articles of Association of GPU Argentina Services S.R.L., dated January 15, 1999 - incorporated by reference to Exhibit B-207 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126

B-145 Articles of Association of Midlands Electricity plc, adopted as of January 19, 2000 - incorporated by reference to Exhibit B-210 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126


         MYR Group
         ---------

B-146 Restated Certificate of Incorporation of The L.E. Myers Company as of April 29, 1982 - incorporated by reference to Exhibit B-168 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-147 By-Laws of the L.E. Myers Company as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-169 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-148 Certificate of Incorporation of MYRcom, Inc. dated April 20, 1999 - incorporated by reference to Exhibit B-170 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-149 By-Laws of MYRcom, Inc. dated as of April 20, 1999 - incorporated by reference to Exhibit B-173 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-150 Articles of Incorporation of Sturgeon Electric Company, Inc. dated August 20, 1974- incorporated by reference to Exhibit B-174 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-151 Certificate of Merger of Sturgeon Electric Company, Inc., a Colorado Corporation into Sturgeon Electric Company, Inc. a Michigan Corporation dated August 30, 1974 - incorporated by reference to Exhibit B-175 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-152 Agreement and Plan of Merger - Sturgeon Electric Company, Inc., a Colorado Corporation into Sturgeon Electric Company, Inc., a Michigan Corporation dated August 30, 1974 - incorporated by reference to Exhibit B-176 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits
--------

         MYR Group
         ---------

B-153 Certificate of Merger of Harsub, Inc. into Sturgeon Electric Company, Inc. dated September 26, 1974 - incorporated by reference to Exhibit B-177 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-154 Plan of Merger of Sturgeon Electric Company, Inc. and Harsub, Inc. dated September 4, 1974 - incorporated by reference to Exhibit B-178 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-155 By-Laws of Sturgeon Electric Company, Inc. as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-179 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-156 Certificate of Incorporation of MYRpower, Inc. dated April 18, 2000 - incorporated by reference to Exhibit B-180 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-157 By-Laws of MYRpower, Inc. dated April 19, 2000 - incorporated by reference to Exhibit B-183 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-158 Articles of Incorporation of Harlan Electric Company dated December 26, 1940 - incorporated by reference to Exhibit B-184 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-159 By-Laws of Harlan Electric Company as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-185 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-160 Articles of Incorporation of ComTel Technology, Inc. dated March 23, 1983 - incorporated by reference to Exhibit B-186 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-161 By-Laws of ComTel Technology dated March 23, 1983 - incorporated by reference to Exhibit B-187 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-162 Articles of Incorporation of Power Piping Company dated October 31, 1963 - incorporated by reference to Exhibit B-188 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits
--------

         MYR Group
         ---------

B-163    By-Laws of Power Piping Company as Amended and Restated on May 15, 1996
         - incorporated by reference to Exhibit B-189 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-164 Articles of Incorporation of D.W.Close Company, Inc. dated February 16, 1979 - incorporated by reference to Exhibit B-190 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-165 By-Laws of D.W. Close Company, Inc. dated February 16, 1979 - incorporated by reference to Exhibit B-191 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-166 Restated Certificate of Incorporation of MYR Group Inc. dated December 14, 1995 - incorporated by reference to Exhibit B-192 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-167 Certificate of Amendment of Amended and Restated Certificate of Incorporation of MYR Group Inc. dated May 23, 1996 - incorporated by reference to Exhibit B-193 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-168 Certificate of Amendment of Amended and Restated Certificate of Incorporation of MYR Group Inc. dated May 10, 1999 - incorporated by reference to Exhibit B-194 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-169 Certificate of Ownership and Merger Merging GPX Acquisition Corporation With and Into MYR Group Inc. dated April 26, 2000 - incorporated by reference to Exhibit B-195 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-170 Amended and Restated Certificate of Incorporation of MYR Group Inc. - incorporated by reference to Exhibit B-196 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-171 By-Laws of MYR Group Inc. - incorporated by reference to Exhibit B-197 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-172 Articles of Amendment to the Articles of Incorporation of Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) dated June 28, 1977 - incorporated by reference to Exhibit B-198 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

Exhibits
--------

         MYR Group
         ---------

B-173 Articles of Incorporation of Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc) dated June 15, 1977
         - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-174 Articles of Amendment to the Articles of Incorporation of Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) dated November 13, 1980 - incorporated by reference to Exhibit B-200 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-175 By-Laws of the Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) - incorporated by reference to Exhibit B-201 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-176 Articles of Incorporation of Hawkeye Construction, Inc. dated September 5, 1984 - incorporated by reference to Exhibit B-202 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-177 By-Laws of Hawkeye Construction, Inc. dated September 5, 1984 - incorporated by reference to Exhibit B-203 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.


C.       Instruments Defining the Rights of Security Holders, including
         --------------------------------------------------------------
         Identures, Outstanding and Uncompleted Contracts or Agreements
         --------------------------------------------------------------


         FirstEnergy
         -----------

C-1      Rights Agreement, dated December 1, 1997 - incorporated by reference to
         Exhibit 4.1, Form 8-K.

C-2 FirstEnergy Corp. to The Bank of New York, Supplemental Indenture, dated November 7, 2001 - incorporated by reference to Exhibit 4-2 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-3 FirstEnergy Corp. Executive and Director Incentive Compensation Plan, revised November 15, 1999 - incorporated by reference to Exhibit 10-1 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-4 Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, revised November 15, 1999 - incorporated by reference to Exhibit 10-2 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

Exhibits
--------

         FirstEnergy
         -----------

C-5 Employment, severance and change of control agreement between FirstEnergy Corp. and executive officers - incorporated by reference to
         Exhibit 10-3 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-6 FirstEnergy Corp. Supplemental Executive Retirement Plan, amended January 1, 1999 - incorporated by reference to Exhibit 10-4 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-7 FirstEnergy Corp. Executive Incentive Compensation Plan -incorporated by reference to Exhibit 10-5 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-8      Restricted  stock  agreement  between   FirstEnergy  Corp.  and  A.  J.
         Alexander - incorporated by reference to Exhibit 10-6 to FirstEnergy's Annual Report on Form 10-K for 1999, File No. 333-21011.

C-9 FirstEnergy Corp. Executive and Director Incentive Compensation Plan - incorporated by reference to Exhibit 10-1 to FirstEnergy's Annual Report on Form 10-K for 1998, File No. 333-21011.

C-10 Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, amended February 15, 1999 - incorporated by reference to Exhibit 10-2 to FirstEnergy's Annual Report on Form 10-K for 1998, File No. 333-21011.

C-11     Restricted  stock  agreement  between   FirstEnergy  Corp.  and  A.  J.
         Alexander - incorporated by reference to Exhibit 10-9 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-12 Restricted stock agreement between FirstEnergy Corp. and H. P. Burg - incorporated by reference to Exhibit 10-10 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-13 Stock option agreement between FirstEnergy Corp. and officers dated November 22, 2000 - incorporated by reference to Exhibit 10-11 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-14 Stock option agreement between FirstEnergy Corp. and officers dated March 1, 2000 - incorporated by reference to Exhibit 10-12 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

Exhibits
--------

         FirstEnergy
         -----------

C-15 Stock option agreement between FirstEnergy Corp. and director dated January 1, 2000 - incorporated by reference to Exhibit 10-13 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-16 Stock option agreement between FirstEnergy Corp. and two directors dated January 1, 2001 - incorporated by reference to Exhibit 10-14 to FirstEnergy's Annual Report on Form 10-K for 2000, File No. 333-21011.

C-17 Executive and Director Incentive Compensation Plan dated May 15, 2001 - incorporated by reference to Exhibit 10-15 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-18 Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, revised September 18, 2000 - incorporated by reference to Exhibit 10-16 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-19     Stock Option  Agreements  between  FirstEnergy Corp. and Officers dated
         May  16,  2001  -  incorporated   by  reference  to  Exhibit  10-17  to
         FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-20 Restricted Stock Agreements between FirstEnergy Corp. and Officers dated February 20, 2002 - incorporated by reference to Exhibit 10-18 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-21 Stock Option Agreements between FirstEnergy Corp. and One Director dated January 1, 2002 - incorporated by reference to Exhibit 10-19 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-22 FirstEnergy Corp. Executive Deferred Compensation Plan - incorporated by reference to Exhibit 10-20 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-23     Executive  Incentive   Compensation   Plan-Tier  2  -  incorporated  by
         reference to Exhibit 10-21 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-24     Executive  Incentive   Compensation   Plan-Tier  3  -  incorporated  by
         reference to Exhibit 10-22 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-25     Executive  Incentive   Compensation   Plan-Tier  4  -  incorporated  by
         reference to Exhibit 10-23 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

Exhibits
--------

         FirstEnergy
         -----------

C-26     Executive  Incentive   Compensation   Plan-Tier  5  -  incorporated  by
         reference to Exhibit 10-24 to FirstEnergy's Annual Report on Form 10-K for 2001, File No. 333-21011.

C-27 Executive and Director Stock Option Agreement dated June 11, 2002 - incorporated by reference to Exhibit 10-28 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.

C-28 Director Stock Option Agreement - incorporated by reference to Exhibit 10-29 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.

C-29 Executive and Director Incentive Compensation Plan, Amendment dated May 21, 2002 - incorporated by reference to Exhibit 10-30 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.

C-30 Directors Deferred Compensation Plan, Revised November 19, 2002 - incorporated by reference to Exhibit 10-31 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.

C-31 Executive Incentive Compensation Plan 2002 - incorporated by reference to Exhibit 10-32 to FirstEnergy's Annual Report on Form 10-K for 2002, File No. 333-21011.


         GPUS & GPUN
         -----------

C-32 Credit Agreement between GPUS and First National Bank of Chicago, dated as of March 27, 1996 - incorporated by reference to Exhibit B-2, Certificate Pursuant to Rule 24, File No. 70-8793.

C-33 Performance Units Agreement Under the 1990 Stock Plan for Employees of GPU and Subsidiaries - 1998 Agreement - incorporated by reference to
         Exhibit 10-CC to GPU, Inc.'s Annual Report on Form 10K for the year 1998, File No. 1-6047.

C-34 Incentive Compensation Plan for Elected Officers of GPU Service, Inc., as amended and restated June 4, 1998 - incorporated by reference to Exhibit C-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-35 Incentive Compensation Plan for Elected Officers of GPU Nuclear, Inc., dated as of February 6, 1997 - incorporated by reference to Exhibit C-6 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-36 Employee Incentive Compensation Plan of GPU Service, Inc., dated as of December 1, 1998 - incorporated by reference to Exhibit C-8 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

Exhibits
--------

         GPUS & GPUN
         -----------

C-37 Employee Incentive Compensation Plan of GPU Nuclear Inc., dated as of April 1, 1995 - incorporated by reference to Exhibit C-8 to GPU Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

C-38 GPU Service, Inc. Supplemental and Excess Benefits Plan, as amended July 1, 1999 - incorporated by reference to Exhibit C-8 to GPU Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-39 GPU Service, Inc. Supplemental and excess Benefits Plan, as amended August 8, 2000 - incorporated by reference to Exhibit C-8 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-40 GPU Nuclear, Inc. Supplemental and Excess Benefits Plan, as amended June 5, 1997 - incorporated by reference to Exhibit C-11 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-41 Deferred Remuneration Plan for Outside Directors of GPU Nuclear Inc., as amended June 5, 1997 - incorporated by reference to Exhibit C-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-42 Form of 1998 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
         Exhibit 10-BB to GPU, Inc.'s Annual Report on Form 10-K for the year 1998, File No. 1-6047.

C-43 Severance Protection Agreement for Fred D. Hafer, dated November 5, 1998 - incorporated by reference to Exhibit C-24 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-44 Severance Protection Agreement for Carole B. Snyder, dated November 30, 1998 - incorporated by reference to Exhibit C-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-45 Amended and Restated GPU System Companies Master Directors' Benefits Protection Trust effective June 1, 1999 - incorporated by reference to
         Exhibit 10-T of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-46 GPU, Inc. 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries as amended and restated to reflect amendments through June 3, 1999 - incorporated by reference to Exhibit 10-V of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

Exhibits
--------

         GPUS & GPUN
         -----------

C-47 Form of 1999 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
         Exhibit 10-W of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-48 Form of 1999 Performance Units Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
         Exhibit 10-X of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-49 Forms of Estate Enhancement Program Agreements - incorporated by reference to Exhibit 10-JJ of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-50 Amended GPU System Companies Deferred Compensation Plan, dated as of August 8, 2000 - incorporated by reference to Exhibit 10-A on GPU Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-51 Amended and restated Restricted Stock Plan for GPU, Inc.'s Outside Directors dated as of August 8, 2000 - incorporated by reference to
         Exhibit 10-M on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-52 Amended and restated Retirement Plan for Outside Directors of GPU, Inc. dated as of August 8, 2000 - incorporated by reference to Exhibit 10-N on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-53 Amended and restated Deferred Remuneration Plan for GPU, Inc.'s Outside Directors dated as of August 8, 2000 - incorporated by reference to
         Exhibit 10-O on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-54 Form of 2000 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
         Exhibit 10-W on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-55 Form of 2000 Performance Units Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
         Exhibit 10-X on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

Exhibits
--------

         GPUS & GPUN
         -----------

C-56 Amended Deferred Stock Unit Plan for GPU, Inc. Outside Directors dated as of August 8, 2000 - incorporated by reference to Exhibit 10-Y on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-57 Amendment to Deferred Stock Unit Plan for GPU, Inc. Outside Directors dated as of April 5, 2001 - incorporated by reference to Exhibit C-40 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-58 Amendment to GPU, Inc. 1990 Stock Plan dated as of April 5, 2001 - incorporated by reference to Exhibit C-41 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-59 Form of 2000 MYR Group Inc. Performance Units Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to Exhibit 10-Z on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-60 GPU, Inc. Stock Option and Restricted Stock Plan for MYR Group Inc. Employees amended as of April 5, 2001 - incorporated by reference to Exhibit C-43 to GPU Inc.'s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-61 Amended GPU Companies Supplemental Executive Retirement Plan, dated as of August 9, 2000 - incorporated by reference to Exhibit 10-EE on GPU, Inc.'s Annual Report on Form 10-K for the year 2000, File No. 1-6047.


         OE
         --

C-62 Indenture dated as of August 1, 1930 between OE and Bankers Trust Company, (now the Bank of New York), as Trustee, as amended and supplemented by Supplemental Indentures:

         Dated as of             File Reference                 Exhibit No.
         -----------             --------------                 -----------
         March 3, 1931           Form 10-K, 2-1725              B1,B-1(a),B-1(b)
         November 1, 1935        Form 10-K, 2-2721              B-4
         January 1, 1937         Form 10-K, 2-3402              B-5
         September 1, 1937       Form 8-A                       B-6
         June 13, 1939           Form 10-K, 2-5462              7(a)-7
         August 1, 1974          Form 8-A, August 28, 1974      2(b)
         July 1, 1976            Form 8-A, July 28, 1976        2(b)
         December 1, 1976        Form 8-A, December 15, 1976    2(b)
         June 15, 1977           Form 8-A, June 27, 1977        2(b)

Exhibits
--------

         OE
         --

         Dated as of             File Reference                 Exhibit No.
         -----------             --------------                 -----------
         Supplemental Indentures:
         September 1, 1944       Form 10-K, 2-61146             2(b)(2)
         April 1, 1945           Form 10-K, 2-61146             2(b)(2)
         September 1, 1948       Form 10-K, 2-61146             2(b)(2)
         May 1, 1950             Form 10-K, 2-61146             2(b)(2)
         January 1, 1954         Form 10-K, 2-61146             2(b)(2)
         May 1, 1955             Form 10-K, 2-61146             2(b)(2)
         August 1, 1956          Form 10-K, 2-61146             2(b)(2)
         March 1, 1958           Form 10-K, 2-61146             2(b)(2)
         April 1, 1959           Form 10-K, 2-61146             2(b)(2)
         June 1, 1961            Form 10-K, 2-61146             2(b)(2)
         September 1, 1969       Form 10-K, 2-34351             2(b)(2)
         May 1, 1970             Form 10-K, 2-37146             2(b)(2)
         September 1, 1970       Form 10-K, 2-38172             2(b)(2)
         June 1, 1971            Form 10-K, 2-40379             2(b)(2)
         August 1, 1972          Form 10-K, 2-44803             2(b)(2)
         September 1, 1973       Form 10-K, 2-48867             2(b)(2)
         May 15, 1978            Form 10-K, 2-66957             2(b)(4)
         February 1, 1980        Form 10-K, 2-66957             2(b)(5)
         April 15, 1980          Form 10-K, 2-66957             2(b)(6)
         June 15, 1980           Form 10-K, 2-68023             (b)(4)(b)(5)
         October 1, 1981         Form 10-K, 2-74059             (4)(d)
         October 15, 1981        Form 10-K, 2-75917             (4)(e)
         February 15, 1982       Form 10-K, 2-75917             (4)(e)
         July 1, 1982            Form 10-K, 2-89360             (4)(d)
         March 1, 1983           Form 10-K, 2-89360             (4)(e)
         March 1, 1984           Form 10-K, 2-89360             (4)(f)
         September 15, 1984      Form 10-K, 2-92918             (4)(d)
         September 27, 1984      Form 10-K, 33-2576             (4)(d)
         November 8, 1984        Form 10-K, 33-2576             (4)(d)
         December 1, 1984        Form 10-K, 33-2576             (4)(d)
         December 5, 1984        Form 10-K, 33-2576             (4)(e)
         January 30, 1985        Form 10-K, 33-2576             (4)(e)
         February 25, 1985       Form 10-K, 33-2576             (4)(e)
         July 1, 1985            Form 10-K, 33-2576             (4)(e)
         October 1, 1985         Form 10-K, 33-2576             (4)(e)
         January 15, 1986        Form 10-K, 33-8791             (4)(d)
         May 20, 1986            Form 10-K, 33-8791             (4)(d)
         June 3, 1986            Form 10-K, 33-8791             (4)(e)
         October 1, 1986         Form 10-K, 33-29827            (4)(d)
         August 25, 1989         Form 10-K, 33-34663            (4)(d)
         February 15, 1991       Form 10-K, 33-39713            (4)(d)
         May 1, 1991             Form 10-K, 33-45751            (4)(d)
         May 15, 1991            Form 10-K, 33-45751            (4)(d)
         September 15, 1991      Form 10-K, 33-45751            (4)(d)
         April 1, 1992           Form 10-K, 33-48931            (4)(d)

Exhibits
--------

         OE
         --

         Dated as of             File Reference                 Exhibit No.
         -----------             --------------                 -----------
         Supplemental Indentures:
         June 15, 1992           Form 10-K, 33-48931            (4)(d)
         September 15, 1992      Form 10-K, 33-48931            (4)(e)
         April 1, 1993           Form 10-K, 33-51139            (4)(d)
         June 15, 1993           Form 10-K, 33-51139            (4)(d)
         September 15, 1993      Form 10-K, 33-51139            (4)(d)
         November 15, 1993       Form 10-K, 1-2578              (4)(2)
         April 1, 1995           Form 10-K, 1-2578              (4)(2)
         May 1, 1995             Form 10-K, 1-2578              (4)(2)
         July 1, 1995            Form 10-K, 1-2578              (4)(2)
         June 1, 1997            Form 10-K, 1-2578              (4)(2)
         April 1, 1998           Form 10-K, 1-2578              (4)(2)
         June 1, 1998            Form 10-K, 1-2578              (4)(2)
         September 29, 1999      Form 10-K, 1-2578              (4)(2)
         April 1, 2000           Form 10-K, 1-2578              (4)(2)(a)
         April 1, 2000           Form 10-K, 1-2578              (4)(2)(b)
         June 1, 2001            (A)

C-63 General Mortgage Indenture and Deed of Trust dated as of January 1, 1998 between OE and the Bank of New York, as Trustee. (Registration No. 333-05277, Exhibit 4(g).)

C-64 Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-43102, Exhibit 5(c)(2)

C-65 Amendment No. 1 dated January 4, 1974 to Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-68906, Exhibit 5(c)(3).)

C-66 Transmission Facilities Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-43102, Exhibit 5(c)(3).)

C-67 Amendment No. 1 dated as of January 1, 1993 to Transmission Facilities Agreement between the CAPCO Group dated as of September 14, 1967. (1993 Form 10-K, Exhibit 10-4.)

C-68 Agreement for the Termination or Construction of Certain Agreements effective September 1, 1980 among the CAPCO Group. (Registration No. 2-68906, Exhibit 10-4.)

C-69     Amendment   dated  as  of  December  23,  1993  to  Agreement  for  the
         Termination or Construction of Certain Agreements effective September 1, 1980 among the CAPCO Group. (1993 Form 10-K, Exhibit 10-6).

C-70     CAPCO  Basic  Operating  Agreement,   as  amended  September  1,  1980.
         (Registration No. 2-68906, Exhibit 10-5.)

Exhibits
--------

         OE
         --

C-71     Amendment  No.  1 dated  August  1,  1981,  and  Amendment  No. 2 dated
         September 1, 1982 to CAPCO Basic Operating Agreement, as amended September 1, 1980. (September 30, 1981 Form 10-Q, Exhibit 20-1 and 1982 Form 10-K, Exhibit 19-3, respectively.)

C-72 Amendment No. 3 dated July 1, 1984 to CAPCO Basic Operating Agreement, as amended September 1, 1980. (1985 Form 10-K, Exhibit 10-7.)

C-73 Basic Operating Agreement between the CAPCO Companies as amended October 1, 1991. (1991 Form 10-K, Exhibit 10-8.)

C-74 Basic Operating Agreement between the CAPCO Companies as amended January 1, 1993. (1993 Form 10-K, Exhibit 10-11.)

C-75 Memorandum of Agreement effective as of September 1, 1980 among the CAPCO Group. (1982 Form 10-K, Exhibit 19-2.)

C-76 Operating Agreement for Beaver Valley Power Station Units Nos. 1 and 2 as Amended and Restated September 15, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 10-15.)

C-77 Construction Agreement with respect to Perry Plant between the CAPCO Group dated as of July 22, 1974. (Registration No. 2-52251 of Toledo Edison Company, Exhibit 5(yy).)

C-78 Amendment No. 3 dated as of October 31, 1980 to the Bond Guaranty dated as of October 1, 1973, as amended, with respect to the CAPCO Group. (Registration No. 2-68906 of Pennsylvania Power Company, Exhibit 10-16.)

C-79 Amendment No. 4 dated as of July 1, 1985 to the Bond Guaranty dated as October 1, 1973, as amended, by the CAPCO Companies to National City Bank as Bond Trustee. (1985 Form 10-K, Exhibit 10-30.)

C-80 Amendment No. 5 dated as of May 1, 1986, to the Bond Guaranty by the CAPCO Companies to National City Bank as Bond Trustee. (1986 Form 10-K,
         Exhibit 10-33.)

C-81 Amendment No. 6A dated as of December 1, 1991, to the Bond Guaranty dated as of October 1, 1973, by The Cleveland Electric Illuminating
         Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company to National City Bank, as Bond Trustee. (1991 Form 10-K, Exhibit 10-33.)

C-82 Amendment No. 6B dated as of December 30, 1991, to the Bond Guaranty dated as of October 1, 1973 by The Cleveland Electric Illuminating
         Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company to National City Bank, as Bond Trustee. (1991 Form 10-K, Exhibit 10-34.)

Exhibits
--------

         OE
         --

C-83 Bond Guaranty dated as of December 1, 1991, by The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, The Toledo Edison Company to National City Bank, as Bond Trustee. (1991 Form 10-K, Exhibit 10-35.)

C-84 Memorandum of Understanding dated March 31, 1985 among the CAPCO Companies. (1985 Form 10-K, Exhibit 10-35.)

C-85 Ohio Edison System Executive Supplemental Life Insurance Plan. (1995 Form 10-K, Exhibit 10-44.)

C-86 Ohio Edison System Executive Incentive Compensation Plan. (1995 Form 10-K, Exhibit 10-45.)

C-87 Ohio Edison System Restated and Amended Executive Deferred Compensation Plan. (1995 Form 10-K, Exhibit 10-46.)

C-88     Ohio  Edison  System  Restated  and  Amended   Supplemental   Executive
         Retirement Plan. (1995 Form 10-K, Exhibit 10-47.)

C-89 Severance pay agreement between Ohio Edison Company and W. R. Holland. (1995 Form 10-K, Exhibit 10-48.)

C-90 Severance pay agreement between Ohio Edison Company and H. P. Burg. (1995 Form 10-K, Exhibit 10-49.)

C-91     Severance  pay  agreement   between  Ohio  Edison  Company  and  A.  J.
         Alexander. (1995 Form 10-K, Exhibit 10-50.)

C-92 Severance pay agreement between Ohio Edison Company and J. A. Gill. (1995 Form 10K, Exhibit 10-51.)

C-93 Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Hereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-1.)

C-94 Amendment No. 1 dated as of September 1, 1987 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 thereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company (now The Bank of New
         York), as Indenture Trustee, and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-46.)

Exhibits
--------

         OE
         --

C-95 Amendment No. 3 dated as of May 16, 1988 to Participation Agreement dated as of March 16, 1987, as amended among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1992 Form 10-K,
         Exhibit 10-47.)

C-96 Amendment No. 4 dated as of November 1, 1991 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K,
         Exhibit 10-47.)

C-97 Amendment No. 5 dated as of November 24, 1992 to Participation Agreement dated as of March 16, 1987, as amended, among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company as Lessee. (1992 Form 10-K, Exhibit 10-49.)

C-98 Amendment No. 6 dated as of January 12, 1993 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K,
         Exhibit 10-50.)

C-99 Amendment No. 7 dated as of October 12, 1994 to Participation Agreement dated as of March 16, 1987 as amended, among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-54.)

C-100 Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1986 Form 10-K,
         Exhibit 28-2.)

C-101 Amendment No. 1 dated as of September 1, 1987 to Facility Lease dated as of March 16, 1997 between The First National Bank of Boston, as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K,
         Exhibit 10-49.)

Exhibits
--------

         OE
         --

C-102 Amendment No. 2 dated as of November 1, 1991, to Facility Lease dated as of March 16, 1987, between The First National Bank of Boston, as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K,
         Exhibit 10-50.)

C-103 Amendment No. 3 dated as of November 24, 1992 to Facility Lease dated as March 16, 1987 as amended, between The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited partnership, as Owner Participant and Ohio Edison Company, as Lessee. (1992 Form 10-K,
         Exhibit 10-54.)

C-104 Amendment No. 4 dated as of January 12, 1993 to Facility Lease dated as of March 16, 1987 as amended, between, The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K,
         Exhibit 10-59.)

C-105 (Amendment No. 5 dated as of October 12, 1994 to Facility Lease dated as of March 16, 1987 as amended, between, The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K,
         Exhibit 10-60.)

C-106 Letter Agreement dated as of March 19, 1987 between Ohio Edison Company, Lessee, and The First National Bank of Boston, Owner Trustee under a Trust dated March 16, 1987 with Chase Manhattan Realty Leasing Corporation, required by Section 3(d) of the Facility Lease. (1986 Form 10-K, Exhibit 28-3.)

C-107 Ground Lease dated as of March 16, 1987 between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with the Owner Participant, Tenant. (1986 Form 10-K, Exhibit 28-4.)

C-108 Trust Agreement dated as of March 16, 1987 between Perry One Alpha Limited Partnership, as Owner Participant, and The First National Bank of Boston. (1986 Form 10-K, Exhibit 28-5.)

C-109 Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of March 16, 1987 with Perry One Alpha Limited Partnership, and Irving Trust Company, as Indenture Trustee. (1986 Form 10-K, Exhibit 28-6.)

C-110 Supplemental Indenture No. 1 dated as of September 1, 1987 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee and Irving Trust Company (now The Bank of New
         York), as Indenture Trustee. (1991 Form 10-K, Exhibit 10-55.)

Exhibits
--------

         OE
         --

C-111 Supplemental Indenture No. 2 dated as of November 1, 1991 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and The Bank of New York, as Indenture Trustee. (1991 Form 10-K, Exhibit 10-56.)

C-112 Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-7.)

C-113 Amendment No. 1 dated as of November 1, 1991 to Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1991 Form 10-K, Exhibit 10-58.)

C-114 Amendment No. 2 dated as of January 12, 1993 to Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-69.)

C-115 Amendment No. 3 dated as of October 12, 1994 to Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-70.)

C-116 Partial Mortgage Release dated as of March 19, 1987 under the Indenture between Ohio Edison Company and Bankers Trust Company, as Trustee, dated as of the 1st day of August 1930. (1986 Form 10-K, Exhibit 28-8.)

C-117 Assignment, Assumption and Further Agreement dated as of March 16, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1986 Form 10-K, Exhibit 28-9.)

C-118 Additional Support Agreement dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, and Ohio Edison Company. (1986 Form 10-K, Exhibit 28-10.)

C-119 Bill of Sale, Instrument of Transfer and Severance Agreement dated as of March 19, 1987 between Ohio Edison Company, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership. (1986 Form 10-K, Exhibit 28-11.)

C-120 Easement dated as of March 16, 1987 from Ohio Edison Company, Grantor, to The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, Grantee. (1986 Form 10-K, File Exhibit 28-12.)

Exhibits
--------

         OE
         --

C-121 Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Hereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1986 Form 10-K, as Exhibit 28-13.)

C-122 Amendment No. 1 dated as of September 1, 1987 to Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, The Original Loan
         Participants Listed in Schedule 1 thereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-65.)

C-123 Amendment No. 4 dated as of November 1, 1991, to Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-66.)

C-124 Amendment No. 5 dated as of November 24, 1992 to Participation Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNNP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-71.)

C-125 Amendment No. 6 dated as of January 12, 1993 to Participation Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-80.)

C-126 Amendment No. 7 dated as of October 12, 1994 to Participation Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-81.)

Exhibits
--------

         OE
         --

C-127 Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, Lessor, and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-14.)

C-128 Amendment No. 1 dated as of September 1, 1987 to Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K,
         Exhibit 10-68.)

C-129 Amendment No. 2 dated as of November 1, 1991 to Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K,
         Exhibit 10-69.)

C-130 Amendment No. 3 dated as of November 24, 1992 to Facility Lease dated as of March 16, 1987, as amended, between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-75.)

C-131 Amendment No. 4 dated as of January 12, 1993 to Facility Lease dated as of March 16, 1987 as amended between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-76.)

C-132 Amendment No. 5 dated as of October 12, 1994 to Facility Lease dated as of March 16, 1987 as amended between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-87.)

C-133 Letter Agreement dated as of March 19, 1987 between Ohio Edison Company, as Lessee, and The First National Bank of Boston, as Owner Trustee under a Trust, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, required by Section 3(d) of the Facility Lease. (1986 Form 10-K, Exhibit 28-15.)

C-134 Ground Lease dated as of March 16, 1987 between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, Tenant. (1986 Form 10-K, Exhibit 28-16.)

C-135 Trust Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation, as Owner Participant, and The First National Bank of Boston. (1986 Form 10-K, Exhibit 28-17.)

Exhibits
--------

         OE
         --

C-136 Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, and Irving Trust Company, as Indenture Trustee. (1986 Form 10-K, Exhibit 28-18.)

C-137 Supplemental Indenture No. 1 dated as of September 1, 1987 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and Irving Trust Company (now The Bank of New
         York), as Indenture Trustee. (1991 Form 10-K, Exhibit 10-74.)

C-138 Supplemental Indenture No. 2 dated as of November 1, 1991 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and The Bank of New York, as Indenture Trustee. (1991 Form 10-K, Exhibit 10-75.)

C-139 Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-19.)

C-140 Amendment No. 1 dated as of November 1, 1991 to Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation and Ohio Edison Company. (1991 Form 10-K, Exhibit 10-77.)

C-141 Amendment No. 2 dated as of January 12, 1993 to Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-96.)

C-142 Amendment No. 3 dated as of October 12, 1994 to Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-97.)

C-143 Assignment, Assumption and Further Agreement dated as of March 16, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1986 Form 10-K, Exhibit 28-20.)

C-144 Additional Support Agreement dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, and Ohio Edison Company. (1986 Form 10-K, Exhibit 28-21.)

Exhibits
--------

         OE
         --

C-145 Bill of Sale, Instrument of Transfer and Severance Agreement dated as of March 19, 1987 between Ohio Edison Company, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, Buyer. (1986 Form 10-K, Exhibit 28-22.)

C-146 Easement dated as of March 16, 1987 from Ohio Edison Company, Grantor, to The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, Grantee. (1986 Form 10-K, Exhibit 28-23.)

C-147 Refinancing Agreement dated as of November 1, 1991 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee, The Bank of New York, as Collateral Trust Trustee, The Bank of New York, as New Collateral Trust Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-82.)

C-148 Refinancing Agreement dated as of November 1, 1991 among Security Pacific Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee, The Bank of New York, as Collateral Trust Trustee, The Bank of New York as New Collateral Trust Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-83.)

C-149 Ohio Edison Company Master Decommissioning Trust Agreement for Perry Nuclear Power Plant Unit One, Perry Nuclear Power Plant Unit Two, Beaver Valley Power Station Unit One and Beaver Valley Power Station Unit Two dated July 1, 1993. (1993 Form 10-K, Exhibit 10-94.)

C-150 Nuclear Fuel Lease dated as of March 31, 1989, between OES Fuel, Incorporated, as Lessor, and Ohio Edison Company, as Lessee. (1989 Form 10-K, Exhibit 10-62.)

C-151 Receivables Purchase Agreement dated as November 28, 1989, as amended and restated as of April 23, 1993, between OES Capital, Incorporated, Corporate Asset Funding Company, Inc. and Citicorp North America, Inc. (1994 Form 10-K, Exhibit 10-106.)

C-152 Guarantee Agreement entered into by Ohio Edison Company dated as of January 17, 1991. (1990 Form 10-K, Exhibit 10-64.)

C-153 Transfer and Assignment Agreement among Ohio Edison Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1990 Form 10-K, Exhibit 10-65.)

Exhibits
--------

         OE
         --

C-154 Renunciation of Payments and Assignment among Ohio Edison Company, Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of January 4, 1991. (1990 Form 10-K, Exhibit 10-66.)

C-155 Transfer and Assignment Agreement dated May 20, 1994 among Ohio Edison Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1994 Form 10-K, Exhibit 10-110.)

C-156 Renunciation of Payments and Assignment among Ohio Edison Company, Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of May 20, 1994. (1994 Form 10-K, Exhibit 10-111.)

C-157 Transfer and Assignment Agreement dated October 12, 1994 among Ohio Edison Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1994 Form 10-K, Exhibit 10-112.)

C-158 Renunciation of Payments and Assignment among Ohio Edison Company, Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of October 12, 1994. (1994 Form 10-K, Exhibit 10-113.)

C-159 Participation Agreement dated as of September 15, 1987, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company as Lessee. (1987 Form 10-K, Exhibit 28-1.)

C-160 Amendment No. 1 dated as of February 1, 1988, to Participation Agreement dated as of September 15, 1987, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, the Original Loan
         Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-2.)

C-161 Amendment No. 3 dated as of March 16, 1988 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-99.)

Exhibits
--------

         OE
         --

C-162 Amendment No. 4 dated as of November 5, 1992 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-100.)

C-163 Amendment No. 5 dated as of September 30, 1994 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-118.)

C-164 Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-3.)

C-165 Amendment No. 1 dated as of February 1, 1988, to Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-4.)

C-166 Amendment No. 2 dated as of November 5, 1992, to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-103.)

C-167 Amendment No. 3 dated as of September 30, 1994 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-122.)

C-168 Ground Lease and Easement Agreement dated as of September 15, 1987, between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, Tenant. (1987 Form 10-K, Exhibit 28-5.)

C-169 Trust Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Limited Partnership, as Owner Participant, and The First National Bank of Boston. (1987 Form 10-K, Exhibit 28-6.)

Exhibits
--------

         OE
         --

C-170 Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-7.)

C-171 Supplemental Indenture No. 1 dated as of February 1, 1988 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with Beaver Valley Two Pi Limited Partnership and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-8.)

C-172 Tax Indemnification Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-9.)

C-173 Amendment No. 1 dated as of November 5, 1992 to Tax Indemnification Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-128.)

C-174 Amendment No. 2 dated as of September 30, 1994 to Tax Indemnification Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-129.)

C-175 Tax Indemnification Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-10.)

C-176 Amendment No. 1 dated as of November 5, 1992 to Tax Indemnification Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1994 Form 10-K,
         Exhibit 10-131.)

C-177 Amendment No. 2 dated as of September 30, 1994 to Tax Indemnification Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1994 Form 10-K,
         Exhibit 10-132.)

C-178 Assignment, Assumption and Further Agreement dated as of September 15, 1987, among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1987 Form 10-K, Exhibit 28-11.)

Exhibits
--------

         OE
         ==

C-179 Additional Support Agreement dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, and Ohio Edison Company. (1987 Form 10-K, Exhibit 28-12.)

C-180 Participation Agreement dated as of September 15, 1987, among Chrysler Consortium Corporation, as Owner Participant, the Original Loan
         Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-13.)

C-181 Amendment No. 1 dated as of February 1, 1988, to Participation Agreement dated as of September 15, 1987, among Chrysler Consortium Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-14.)

C-182 Amendment No. 3 dated as of March 16, 1988 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1992 Form 10-K,
         Exhibit 10-114.)

C-183 Amendment No. 4 dated as of November 5, 1992 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-115.)

C-184 Amendment No. 5 dated as of January 12, 1993 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-139.)

C-185 Amendment No. 6 dated as of September 30, 1994 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-140.)

Exhibits
--------

         OE
         --

C-186 Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, Lessor, and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-15.)

C-187 Amendment No. 1 dated as of February 1, 1988, to Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-16.)

C-188 Amendment No. 2 dated as of November 5, 1992 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K,
         Exhibit 10-118.)

C-189 Amendment No. 3 dated as of January 12, 1993 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K,
         Exhibit 10-119.)

C-190 Amendment No. 4 dated as of September 30, 1994 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K,
         Exhibit 10-145.)

C-191 Ground Lease and Easement Agreement dated as of September 15, 1987, between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, Tenant. (1987 Form 10-K, Exhibit 28-17.)

C-192 Trust Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and The First National Bank of Boston. (1987 Form 10-K, Exhibit 28-18.)

C-193 Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987, between The First
         National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K,
         Exhibit 28-19.)

C-194 Supplemental Indenture No. 1 dated as of February 1, 1988 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with Chrysler Consortium Corporation and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-20.)

Exhibits
--------

         OE
         --

C-195 Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-21.)

C-196 Amendment No. 1 dated as of November 5, 1992 to Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-151.)

C-197 Amendment No. 2 dated as of January 12, 1993 to Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-152.)

C-198 Amendment No. 3 dated as of September 30, 1994 to Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-153.)

C-199 Assignment, Assumption and Further Agreement dated as of September 15, 1987, among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler
         Consortium Corporation, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, and Toledo Edison Company. (1987 Form 10-K, Exhibit 28-22.)

C-200 Additional Support Agreement dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, and Ohio Edison Company. (1987 Form 10-K, Exhibit 28-23.)

C-201 Operating Agreement dated March 10, 1987 with respect to Perry Unit No. 1 between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-24.)

C-202 Operating Agreement for Bruce Mansfield Units Nos. 1, 2 and 3 dated as of June 1, 1976, and executed on September 15, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-25.)

C-203 Operating Agreement for W. H. Sammis Unit No. 7 dated as of September 1, 1971 by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-26.)

C-204 OE-APS Power Interchange Agreement dated March 18, 1987, by and among Ohio Edison Company and Pennsylvania Power Company, and Monongahela Power Company and West Penn Power Company and The Potomac Edison Company. (1987 Form 10-K, Exhibit 28-27.)

C-205 OE-PEPCO Power Supply Agreement dated March 18, 1987, by and among Ohio Edison Company and Pennsylvania Power Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-28.)

Exhibits
--------

         OE
         --

C-206 Supplement No. 1 dated as of April 28, 1987, to the OE-PEPCO Power Supply Agreement dated March 18, 1987, by and among Ohio Edison Company, Pennsylvania Power Company, and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-29.)

C-207 APS-PEPCO Power Resale Agreement dated March 18, 1987, by and among Monongahela Power Company, West Penn Power Company, and The Potomac Edison Company and Potomac Electric Power Company. (1987 Form 10-K,
         Exhibit 28-30.)


         Penn
         ----

C-208 Indenture dated as of November 1, 1945, between Penn and The First National Bank of the City of New York (now Citibank, N.A.), as Trustee, as supplemented and amended by Supplemental Indentures dated as of May 1, 1948, March 1, 1950, February 1, 1952, October 1, 1957, September 1,
         1962, June 1, 1963, June 1, 1969, May 1, 1970,  April 1, 1971,  October
         1, 1971, May 1, 1972,  December 1, 1974, October 1, 1975,  September 1,
         1976,  April 15, 1978,  June 28, 1979,  January 1, 1980,  June 1, 1981,
         January 14, 1982, August 1, 1982,  December 15, 1982, December 1, 1983,
         September 6, 1984,  December 1, 1984,  May 30, 1985,  October 29, 1985,
         August 1,  1987,  May 1, 1988,  November  1,  1989,  December  1, 1990,
         September 1, 1991, May 1, 1992, July 15, 1992,  August 1, 1992, and May
         1, 1993, July 1, 1993,  August 31, 1993,  September 1, 1993,  September
         15,  1993,  October 1,  1993,  November  1,  1993,  and August 1, 1994.
         (Physically filed and designated as Exhibits 2(b)(1)-1 through 2(b)(1)-15 in Registration Statement File No. 2-60837; as Exhibits 2(b)(2), 2(b)(3), and 2(b)(4) in Registration Statement File No. 2-68906; as Exhibit 4-2 in Form 10-K for 1981 File No. 1-3491; as
         Exhibit 19-1 in Form 10-K for 1982 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1983 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1984 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1985 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1987 File No. 1-3491; as
         Exhibit 19-1 in Form 10-K for 1988 File No. 1-3491; as Exhibit 19 in Form 10-K for 1989 File No. 1-3491; as Exhibit 19 in Form 10-K for 1990 File No. 1-3491; as Exhibit 19 in Form 10-K for 1991 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1992 File No. 1-3491; as Exhibit 4-2 in Form 10-K for 1993 File No. 1-3491; and as Exhibit 4-2 in Form 10-K for 1994 File No. 1-3491.)

C-209 Supplemental Indenture dated as of September 1, 1995, between Penn and Citibank, N.A., as Trustee. (1995 Form 10-K, Exhibit 4-2.)

C-210 Supplemental Indenture dated as of June 1, 1997, between Penn and Citibank, N.A., as Trustee. (1997 Form 10-K, Exhibit 4-3.)

Exhibits
--------

         Penn
         ----

C-211 Supplemental Indenture dated as of June 1, 1998, between Penn and Citibank, N. A., as Trustee. (1998 Form 10-K, Exhibit 4-4.)

C-212 Supplemental Indenture dated as of September 29, 1999, between Penn and Citibank, N.A., as Trustee. (1999 Form 10-K, Exhibit 4-5.)

C-213 Supplemental Indenture dated as of November 15, 1999, between Penn and Citibank, N.A., as Trustee. (1999 Form 10-K, Exhibit 4-6.)

C-214    Supplemental  Indenture  dated as of June 1,  2001.  (2001  Form  10-K,
         Exhibit 4-7.)

C-215 Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration Statement of Ohio Edison Company, File No. 2-43102, Exhibit 5(c)(2).)

C-216 Amendment No. 1 dated January 4, 1974 to Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration Statement No. 2-68906, Exhibit 5 (c)(3).)

C-217 Transmission Facilities Agreement between the CAPCO Group dated as of September 14, 1967. (Registration Statement of Ohio Edison Company, File No. 2-43102, Exhibit 5 (c)(3).)

C-218 Amendment No. 1 dated as of January 1, 1993 to Transmission Facilities Agreement between the CAPCO Group dated as of September 14, 1967. (1993 Form 10-K, Exhibit 10-4, Ohio Edison Company.)

C-219 Agreement for the Termination or Construction of Certain Agreements effective September 1, 1980 among the CAPCO Group. (Registration Statement No. 2-68906, Exhibit 10-4.)

C-220 Amendment dated as of December 23, 1993 to Agreement for the Termination or Construction of Certain Agreements effective September 1, 1980 among the CAPCO Group. (1993 Form 10-K, Exhibit 10-6, Ohio Edison Company.)

C-221    CAPCO  Basic  Operating  Agreement,   as  amended  September  1,  1980.
         (Registration Statement No. 2-68906, as Exhibit 10-5.)

C-222 Amendment No. 1 dated August 1, 1981 and Amendment No. 2 dated September 1, 1982, to CAPCO Basic Operating Agreement as amended September 1, 1980. (September 30, 1981 Form 10-Q, Exhibit 20-1 and 1982 Form 10-K, Exhibit 19-3, File No. 1-2578, of Ohio Edison Company.)

Exhibits
--------

         Penn
         ----

C-223 Amendment No. 3 dated as of July 1, 1984, to CAPCO Basic Operating Agreement as amended September 1, 1980. (1985 Form 10-K, Exhibit 10-7, File No. 1-2578, of Ohio Edison Company.)

C-224 Basic Operating Agreement between the CAPCO Companies as amended October 1, 1991. (1991 Form 10-K, Exhibit 10-8, File No. 1-2578, of
         Ohio Edison Company.)

C-225 Basic Operating Agreement between the CAPCO Companies as amended January 1, 1993. (1993 Form 10-K, Exhibit 10-11, Ohio Edison.)

C-226 Memorandum of Agreement effective as of September 1, 1980, among the CAPCO Group. (1991 Form 10-K, Exhibit 19-2, Ohio Edison Company.)

C-227 Operating Agreement for Beaver Valley Power Station Units Nos. 1 and 2 as Amended and Restated September 15, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 10-15, File No. 1-2578, of Ohio Edison Company.)

C-228 Construction Agreement with respect to Perry Plant between the CAPCO Group dated as of July 22, 1974. (Registration Statement of Toledo Edison Company, File No. 2-52251, as Exhibit 5 (yy).)

C-229 Memorandum of Understanding dated as of March 31, 1985, among the CAPCO Companies. (1985 Form 10-K, Exhibit 10-35, File No. 1-2578, Ohio Edison Company.)

C-230 Ohio Edison System Executive Supplemental Life Insurance Plan. (1995 Form 10-K, Exhibit 10-44, File No. 1-2578, Ohio Edison Company.)

C-231 Ohio Edison System Executive Incentive Compensation Plan. (1995 Form 10-K, Exhibit 10-45, File No. 1-2578, Ohio Edison Company.)

C-232 Ohio Edison System Restated and Amended Executive Deferred Compensation Plan. (1995 Form 10-K, Exhibit 10-46, File No. 1-2578, Ohio Edison Company.)

C-233    Ohio  Edison  System  Restated  and  Amended   Supplemental   Executive
         Retirement Plan. (1995 Form 10-K, Exhibit 10-47, File No. 1-2578, Ohio Edison Company.)

C-234 Operating Agreement for Perry Unit No. 1 dated March 10, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-24, File No. 1-2578, Ohio Edison Company.)

Exhibits
--------

         Penn
         ----

C-235 Operating Agreement for Bruce Mansfield Units Nos. 1, 2 and 3 dated as of June 1, 1976, and executed on September 15, 1987, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-25, File No. 1-2578, Ohio Edison Company.)

C-236 Operating Agreement for W. H. Sammis Unit No. 7 dated as of September 1, 1971, by and between the CAPCO Companies. (1987 Form 10-K, Exhibit 28-26, File No. 1-2578, Ohio Edison Company.)

C-237 OE-APS Power Interchange Agreement dated March 18, 1987, by and among Ohio Edison Company and Pennsylvania Power Company, and Monongahela Power Company and West Penn Power Company and The Potomac Edison Company. (1987 Form 10-K, Exhibit 28-27, File No. 1-2578, of Ohio Edison Company.)

C-238 OE-PEPCO Power Supply Agreement dated March 18, 1987, by and among Ohio Edison Company and Pennsylvania Power Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-28, File No. 1-2578, of Ohio Edison Company.)

C-239 Supplement No. 1 dated as of April 28, 1987, to the OE-PEPCO Power Supply Agreement dated March 18, 1987, by and among Ohio Edison Company, Pennsylvania Power Company and Potomac Electric Power Company. (1987 Form 10-K, Exhibit 28-29, File No. 1-2578, of Ohio Edison Company.)

C-240 APS-PEPCO Power Resale Agreement dated March 18, 1987, by and among Monongahela Power Company, West Penn Power Company, and The Potomac Edison Company and Potomac Electric Power Company. (1987 Form 10-K,
         Exhibit 28-30, File No. 1-2578, of Ohio Edison Company.)

C-241 Pennsylvania Power Company Master Decommissioning Trust Agreement for Beaver Valley Power Station and Perry Nuclear Power Plant dated as of April 21, 1995. (Quarter ended June 30, 1995 Form 10-Q, Exhibit 10, File No. 1-3491.)

C-242 Nuclear Fuel Lease dated as of March 31, 1989, between OES Fuel, Incorporated, as Lessor, and Pennsylvania Power Company, as Lessee. (1989 Form 10-K, Exhibit 10-39, File No. 1-3491.)


         CEI and TE
         ----------

C-243 Rights A greement (Exhibit 4, June 25, 1996 Form 8-K, File Nos. 1-9130, 1-2323 and 1-3583).

Exhibits
--------

         CEI and TE
         ----------

C-244 Form of Note Indenture between Cleveland Electric, Toledo Edison and The Chase Manhattan Bank, as Trustee dated as of June 13, 1997 (Exhibit 4(c), Form S-4 File No. 333-35931, filed by Cleveland Electric and Toledo Edison).

C-245 Form of First Supplemental Note Indenture between Cleveland Electric, Toledo Edison and The Chase Manhattan Bank, as Trustee dated as of June 13, 1997 (Exhibit 4(d), Form S-4 File No. 333-35931, filed by Cleveland Electric and Toledo Edison).

C-246 CAPCO Administration Agreement dated November 1, 1971, as of September 14, 1967, among the CAPCO Group members regarding the organization and procedures for implementing the objectives of the CAPCO Group (Exhibit 5(p), Amendment No. 1, File No. 2-42230, filed by Cleveland Electric).

C-247 Amendment No. 1, dated January 4, 1974, to CAPCO Administration Agreement among the CAPCO Group members (Exhibit 5(c)(3), File No. 2-68906, filed by Ohio Edison).

C-248 CAPCO Transmission Facilities Agreement dated November 1, 1971, as of September 14, 1967, among the CAPCO Group members regarding the installation, operation and maintenance of transmission facilities to carry out the objectives of the CAPCO Group (Exhibit 5(q), Amendment No. 1, File No. 2-42230, filed by Cleveland Electric).

C-249 Amendment No. 1 to CAPCO Transmission Facilities Agreement, dated December 23, 1993 and effective as of January 1, 1993, among the CAPCO Group members regarding requirements for payment of invoices at specified times, for payment of interest on non-timely paid invoices, for restricting adjustment of invoices after a four-year period, and for revising the method for computing the Investment Responsibility charge for use of a member's transmission facilities (Exhibit 10b(2)(1), 1993 Form 10-K, File Nos. 1-9130, 1-2323 and 1-3583).

C-250    CAPCO Basic  Operating  Agreement As Amended  January 1, 1993 among the
         CAPCO Group members regarding coordinated operation of the members' systems (Exhibit 10b(3), 1993 Form 10-K, File Nos. 1-9130, 1-2323 and 1-3583).

C-251 Agreement for the Termination or Construction of Certain Agreement By and Among the CAPCO Group members, dated December 23, 1993 and effective as of September 1, 1980 (Exhibit 10b(4), 1993 Form 10-K, File Nos. 1-9130, 1-2323 and 1-3583).

Exhibits
--------

         CEI and TE
         ----------

C-252 Construction Agreement, dated July 22, 1974, among the CAPCO Group members and relating to the Perry Nuclear Plant (Exhibit 5 (yy), File No. 2-52251, filed by Toledo Edison).

C-253 Contract, dated as of December 5, 1975, among the CAPCO Group members for the construction of Beaver Valley Unit No. 2 (Exhibit 5 (g), File No. 2-52996, filed by Cleveland Electric).

C-254 Amendment No. 1, dated May 1, 1977, to Contract, dated as of December 5, 1975, among the CAPCO Group members for the construction of Beaver Valley Unit No. 2 (Exhibit 5(d)(4), File No. 2-60109, filed by Ohio Edison).

C-255 Form of Collateral Trust Indenture among CTC Beaver Valley Funding Corporation, Cleveland Electric, Toledo Edison and Irving Trust Company, as Trustee (Exhibit 4(a), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-256 Form of Supplemental Indenture to Collateral Trust Indenture constituting Exhibit 10d(1)(a) above, including form of Secured Lease Obligation bond (Exhibit 4(b), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-257 Form of Collateral Trust Indenture among Beaver Valley II Funding Corporation, The Cleveland Electric Illuminating Company and The Toledo Edison Company and The Bank of New York, as Trustee (Exhibit (4)(a), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-258 Form of Supplemental Indenture to Collateral Trust Indenture constituting Exhibit 10d(1)(c) above, including form of Secured Lease Obligation Bond (Exhibit (4)(b), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-259 Form of Collateral Trust Indenture among CTC Mansfield Funding Corporation, Cleveland Electric, Toledo Edison and IBJ Schroder Bank & Trust Company, as Trustee (Exhibit 4(a), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-260 Form of Supplemental Indenture to Collateral Trust Indenture constituting Exhibit 10d(2)(a) above, including forms of Secured Lease Obligation bonds (Exhibit 4(b), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

         CEI and TE
         ----------

C-261 Form of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the limited partnership Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessee (Exhibit 4(c), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-262 Form of Amendment No. 1 to Facility Lease constituting Exhibit 10d(3)(a) above (Exhibit 4(e), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-263 Form of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the corporate Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessees (Exhibit 4(d), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-264 Form of Amendment No. 1 to Facility Lease constituting Exhibit 10d(4)(a) above (Exhibit 4(f), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-265 Form of Facility Lease dated as of September 30, 1987 between Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessees (Exhibit 4(c), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-266 Form of Amendment No. 1 to the Facility Lease constituting Exhibit 10d(5)(a) above (Exhibit 4(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-267 Form of Participation Agreement dated as of September 15, 1987 among the limited partnership Owner Participant named therein, the Original Loan Participants listed in Schedule 1 thereto, as Original Loan Participants, CTC Beaver Valley Fund Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(a), File No. 33-18755, filed by Cleveland Electric And Toledo Edison).

C-268 Form of Amendment No. 1 to Participation Agreement constituting Exhibit 10d(6)(a) above (Exhibit 28(c), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

         CEI and TE
         ----------

C-269 Form of Participation Agreement dated as of September 15, 1987 among the corporate Owner Participant named therein, the Original Loan Participants listed in Schedule 1 thereto, as Owner Loan Participants, CTC Beaver Valley Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(b), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-270 Form of Amendment No. 1 to Participation Agreement constituting Exhibit 10d(7)(a) above (Exhibit 28(d), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-271 Form of Participation Agreement dated as of September 30, 1987 among the Owner Participant named therein, the Original Loan Participants listed in Schedule II thereto, as Owner Loan Participants, CTC Mansfield Funding Corporation, Meridian Trust Company, as Owner Trustee, IBJ Schroder Bank & Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(a), File No. 33-0128, filed by Cleveland Electric and Toledo Edison).

C-272    Form of Amendment  No. 1 to the  Participation  Agreement  constituting
         Exhibit 10d(8)(a) above (Exhibit 28(b), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-273 Form of Ground Lease dated as of September 15, 1987 between Toledo Edison, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(e), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-274 Form of Site Lease dated as of September 30, 1987 between Toledo Edison, Lessor, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(c), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-275 Form of Site Lease dated as of September 30, 1987 between Cleveland Electric, Lessor, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(d), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

         CEI and TE
         ----------

C-276 Form of Amendment No. 1 to the Site Leases constituting Exhibits 10d(10) and 10d(11) above (Exhibit 4(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-277 Form of Assignment, Assumption and Further Agreement dated as of September 15, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Cleveland Electric, Duquesne, Ohio Edison, Pennsylvania Power and Toledo Edison (Exhibit 28(f), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-278 Form of Additional Support Agreement dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, and Toledo Edison (Exhibit 28(g), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-279 Form of Support Agreement dated as of September 30, 1987 between Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Toledo Edison, Cleveland Electric, Duquesne, Ohio Edison and Pennsylvania Power (Exhibit 28(e), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-280 Form of Indenture, Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Toledo Edison, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(h), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-281 Form of Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Toledo Edison, Seller, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-282 Form of Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Cleveland Electric, Seller, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(g), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

Exhibits
--------

         CEI and TE
         ----------

C-283 Forms of Refinancing Agreement, including exhibits thereto, among the Owner Participant named therein, as Owner Participant, CTC Beaver Valley Funding Corporation, as Funding Corporation, Beaver Valley II Funding Corporation, as New Funding Corporation, The Bank of New York, as Indenture Trustee, The Bank of New York, as New Collateral Trust Trustee, and The Cleveland Electric Illuminating Company and The Toledo Edison Company, as Lessees (Exhibit (28)(e)(i), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-284 Form of Amendment No. 2 to Facility Lease among Citicorp Lescaman, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(a), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-285 Form of Amendment No. 3 to Facility Lease among Citicorp Lescaman, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(b), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-286 Form of Amendment No. 2 to Facility Lease among US West Financial Services, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(c), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-287 Form of Amendment No. 3 to Facility Lease among US West Financial Services, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(d), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-288 Form of Amendment No. 2 to Facility Lease among Midwest Power Company, Cleveland Electric and Toledo Edison (Exhibit 10(e), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-289 Centerior Energy Corporation Equity Compensation Plan (Exhibit 99, Form S-8, File No. 33-59635).


         CEI
         ---

C-290 Mortgage and Deed of Trust between CEI and Guaranty Trust Company of New York (now The Chase Manhattan Bank (National Association)), as Trustee, dated July 1, 1940 (Exhibit 7(a), File No. 2-4450). Supplemental Indentures between CEI and the Trustee, dated as follows:

         Dated as of            File Reference                 Exhibit No.
         -----------            --------------                 -----------
         July 1, 1940           Form 10-K, 2-445  7(b)
         August 18, 1944        Form 10-K, 2-9887              4(c)
         December 1, 1947       Form 10-K, 2-7306              7(d)
         September 1, 1950      Form 10-K, 2-8587 7(c)

Exhibits

         CEI
         ---

         Dated as of            File Reference                    Exhibit No.
         -----------            --------------                    -----------
         June 1, 1951           Form 10-K, 2-8994                 7(f)
         May 1, 1954            Form 10-K, 2-10830                4(d)
         March 1, 1958          Form 10-K, 2-13839                2(a)(4)
         April 1, 1959          Form 10-K, 2-14753                2(a)(4)
         December 20, 1967      Form 10-K, 2-30759                2(a)(4)
         January 15, 1969       Form 10-K, 2-30759                2(a)(5)
         November 1, 1969       Form 10-K, 2-35008                2(a)(4)
         June 1, 1970           Form 10-K, 2-37235                2(a)(4)
         November 15, 1970      Form 10-K, 2-38460                2(a)(4)
         May 1, 1974            Form 10-K, 2-50537                2(a)(4)
         April 15, 1975         Form 10-K, 2-52995                2(a)(4)
         April 16, 1975         Form 10-K, 2-53309                2(a)(4)
         May 28, 1975           June 5,1975 Form 8-A, 1-2323      2(c)
         February 1, 1976       1975 Form 10 K, 1-2323            3(d)(6)
         November 23, 1976      Form 10-K, 2-57375                2(a)(4)
         July 26, 1977          Form 10-K, 2-59401                2(a)(4)
         September  7, 1977     Form 10-K, 2-67221                2(a)(5)
         May 1, 1978            June 30,1978 Form 10-Q, 1-2323    2(b)
         September 1, 1979      September 30, 1979 Form 10-Q,     2(a)
                                1-2323
         April 1, 1980          September 30, 1980 Form 10-Q,     4(a)(2)
                                1-2323
         April 15, 1980         September 30, 1980 Form 10-Q,     4(b)
                                1-2323
         May 28, 1980           Amendment No. 1, 2-67221          2(a)(4)
         June 9, 1980           September 30, 1980 Form 10-Q,     4(d)
                                1-2323
         December 1, 1980       1980 Form 10-K, 1-2323            4(b) (29)
         July 28, 1981          September 30, 1981, Form 10-Q,    4(a)
                                1-2323
         August 1, 1981         September 30, 1981, Form 10-Q,    4(b)
                                1-2323
         March 1, 1982          Amendment No. 1, 2-76029          4(b)(3)
         July 15, 1982          September 30, 1982 Form 10-Q,     4(a)
                                1-2323
         September 1, 1982      September 30, 1982 Form 10-Q,     4(a)(1)
                                1-2323
         November 1, 1982       September 30, 1982 Form 10-Q,     (a)(2)
                                1-2323
         November 15, 1982      1982 Form 10-K, 1-2323            4(b)(36)
         May 24, 1983           June 30, 1983 Form 10-Q, 1-2323   4(a)
         May 1, 1984            June 30, 1984 Form 10-Q, 1-2323   4
         May 23, 1984           May 22,1984 Form 8-K, 1-2323      4
         June 27, 1984          June 11, 1984 Form 8-K, 1-2323)   4
         September 4, 1984      1984 Form 10-K, 1-2323            4b(41)
         November 14, 1984      1984 Form 10 K, 1-2323            4b(42)
         November 15, 1984      1984 Form 10-K, 1-2323            4b(43)
         April 15, 1985         May 8, 1985 Form 8-K, 1-2323      4(a)
         May 28, 1985           May 8, 1985 Form 8-K, 1-2323      4(b)

Exhibits
--------

        CEI
        ---

        Dated as of            File Reference                    Exhibit No.
        -----------            --------------                    -----------
         August 1, 1985         September 30, 1985 Form 10-Q,     4
                                1-2323
         September 1, 1985      September 30, 1985 Form 8-K,      4
                                1-2323
         November 1, 1985       January 31, 1986 Form 8-K,        4
                                1-2323
         April 15, 1986         March 31, 1986 Form 10-Q,         4
                                1-2323
         May 14, 1986           June 30, 1986 Form 10Q, 1-2323    4(a)
         May 15, 1986           June 30, 1986 Form 10-Q,1-2323    4(b)
         February 25, 1987      1986 Form 10-K, 1-2323            4b(52)
         October 15, 1987       September 30, 1987 Form 10-Q      4
                                1-2323
         February 24, 1988      1987 Form 10-K, 1-2323            4b(54)
         September 15, 1988     1988 Form 10-K, 1-2323            4b(55)
         May 15, 1989           33-32724                          4(a)(2)(i)
         June 13, 1989          File No. 33-32724                 4(a)(2)(ii)
         October 15, 1989       33-32724                          4(a)(2)(iii)
         January 1, 1990        1989 Form 10-K, 1-2323            4b(59)
         June 1, 1990           September 30, 1990 Form 10-Q,     4(a)
                                1-2323
         August 1, 1990         September 30, 1990 Form 10-Q,     4(b)
                                1-2323
         May 1, 1991            June 30, 1991 Form 10-Q,          4(a)
                                1-2323
         May 1, 1992            33-48845                          4(a)(3)
         July 31, 1992          33-57292                          4(a)(3)
         January 1, 1993        1992 Form 10-K, 1-2323            4b(65)
         February 1, 1993       1992 Form 10-K, 1-2323            4b(66)
         May 20, 1993           July 14, 1993 Form 8-K, 1-2323    4(a)
         June 1, 1993           July 14, 1993 Form 8-K, 1-2323    4(b)
         September 15, 1994     September 30, 1994 Form 10-Q,     4(a)
                                1-2323
         May 1, 1995            September 30, 1995 Form 10-Q,     4(a)
                                1-2323
         May 2, 1995            September 30, 1995 Form 10-Q,     4(b)
                                1-2323
         June 1, 1995           September 30, 1995 Form 10-Q,     4(c)
                                1-2323
         July 15, 1995          1995 Form 10-K, 1-2323            4b(73
         August 1, 1995         1995 Form 10-K, 1-2323            4b(74)
         June 15, 1997          Form S-4, 333-35931, filed by     4(a)
                                CEI and TE
         October 15, 1997       Form S-4, 333-47651, filed by     4(a)
                                Cleveland Electric
         June 1, 1998           Form S-4, 333-72891               4b(77)
         October 1, 1998        Form S-4, 333-72891               4b(78)
         October 1, 1998        Form S-4, 333-72891               4b(79)
         February 24, 1999      Form S-4, 333-72891               4b(80)

Exhibits

         CEI
         ---

         Dated as of            File Reference                    Exhibit No.
         -----------            --------------                    -----------
         September 29, 1999     1999 Form 10-K, 1-2323            4b(81)
         January 15, 2000       1999 Form 10-K, 1-2323            4b(82)
         May 15, 2002           2002 Form 10-K, 1-2323            4b(83)
         October 1, 2002        2002 Form 10-K, 1-2323            4b(84)

C-291 Form of Note Indenture between Cleveland Electric and The Chase Manhattan Bank, as Trustee dated as of October 24, 1997 (Exhibit 4(b), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-292 Form of Supplemental Note Indenture between Cleveland Electric and The Chase Manhattan Bank, as Trustee dated as of October 24, 1997 (Exhibit 4(c), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-293 Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-43102, Exhibit 5(c)(2).)

C-294 Amendment No. 1 dated January 4, 1974 to Administration Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-68906, Exhibit 5(c)(3).)

C-295 Transmission Facilities Agreement between the CAPCO Group dated as of September 14, 1967. (Registration No. 2-43102, Exhibit 5(c)(3).)

C-296 Amendment No. 1 dated as of January 1, 1993 to Transmission Facilities Agreement between the CAPCO Group dated as of September 14, 1967. (1993 Form 10-K, Exhibit 10-4.)

C-297 Agreement for the Termination or Construction of Certain Agreements effective September 1, 1980, October 15, 1997 (Exhibit 4(a), Form S-4 File No. 333-47651, filed by Cleveland Electric).


         TE
         --

C-298 Indenture, dated as of April 1, 1947, between TE and The Chase National Bank of the City of New York (now The Chase Manhattan Bank (National Association)) (Exhibit 2(b), File No. 2-26908).

         Dated as of            File Reference                    Exhibit No.
         -----------            --------------                    -----------
         September 1, 1948      Form 10-K, 2-26908                2(d)
         April 1, 1949          Form 10-K, 2-26908                2(e)
         December 1, 1950       Form 10-K, 2-26908                2(f)
         March 1, 1954          Form 10-K, 2-26908                2(g)
         February 1, 1956       Form 10-K, 2-26908                2(h)
         May 1, 1958            Form 10-K, 2-59794                5(g)

Exhibits
--------

         TE
         --

         Dated as of            File Reference                    Exhibit No.
         -----------            --------------                    -----------
         August 1, 1967         Form 10-K, 2-26908                2(c)
         November 1, 1970       Form 10-K, 2-38569                2(c)
         August 1, 1972         Form 10-K, 2-44873                2(c)
         November 1, 1973       Form 10-K, 2-49428                2(c)
         October 1, 1975        Form 10-K, 2-54627                2(c)
         June 1, 1976           Form 10-K, 2-56396                2(c)
         October 1, 1978        Form 10-K, 2-62568                2(c)
         September 1, 1979      Form 10-K, 2-65350                2(c)
         September 1, 1980      Form 10-K, 2-69190                4(s)
         October 1, 1980        Form 10-K, 2-69190                4(c)
         April 1, 1981          Form 10-K, 2-71580                4(c)
         November 1, 1981       Form 10-K, 2-74485                4(c)
         June 1, 1982           Form 10-K, 2-77763                4(c)
         September 1, 1982      Form 10-K, 2-87323                4(x)
         April 1, 1983          March 31, 1983, Form 10-Q,        4(c)
                                1-3583
         December 1, 1983       1983 Form 10-K, 1-3583            4(x)
         April 1, 1984          2-90059                           4(c)
         October 15, 1984       1984 Form 10-K                    4(dd)
         August 1, 1985         33-1689                           4(ee)
         December 1, 1985       33-1689                           4(c)
         March 1, 1986          1986 Form 10-K, 1-3583            4b(31)
         October 15, 1987       September 30, 1987 Form 10-Q,     4,
                                1-3583
         September 15, 1988     1988 Form 10-K, 1-3583            4b(33)
         June 15, 1989          1989 Form 10-K, 1-3583            4b(34)
         October 15, 1989       1989 Form 10-K, 1-3583            4b(35)
         May 15, 1990           June 30, 1990 Form 10-Q, 1-3583   4
         March 1, 1991          June 30, 1991 Form 10-Q, 1-3583   4(b)
         May 1, 1992            33-48844                          4(a)(3)
         August 1, 1992         1992 Form 10-K, 1-3583            4b(39)
         October 1, 1992        1992 Form 10-K, 1-3583            4b(40)
         January 1, 1993        1992 Form 10-K, 1-3583            4b(41)
         September 15, 1994     September 30, 1994 Form 10-Q,     4(b)
                                1-3583
         May 1, 1995            September 30, 1995 Form 10-Q,     4(d)
                                1-3583
         June 1, 1995           September 30, 1995 Form 10-Q,     4(e)
                                1-3583
         July 14, 1995          September 30, 1995 Form 10-Q,     4(f)
                                1-3583
         July 15, 1995          September 30, 1995 Form 10-Q,     4(g)
                                1-3583
         August 1, 1997         1998 Form 10-K, 1-3583            4b(47)
         June 1, 1998           1998 Form 10-K, 1-3583            4b(48)
         January 15, 2000       1999 Form 10-K, 1-3583            4b(49)
         May 1, 2000            2000 Form 10-K, 1-3583            4b(50)
         September 1, 2000                                        4b(51)
         October 1, 2002        2002 Form 10-K, 1-3583            4b(52)

Exhibits
--------

         JCP&L
         -----

C-299 Indenture of JCP&L, dated March 1, 1946 between JCP&L and United States Trust Company of New York, Successor Trustee, as amended and supplemented by eight supplemental indentures dated December 1, 1948 through June 1, 1960 - Incorporated by reference to JCP&L's Instruments of Indebtedness Nos. 1 to 7, inclusive, and 9 and 10 filed as part of Amendment No. 1 to 1959 Annual Report of GPU on Form U5S, SEC File Nos. 30-126 and 1-3292.

C-300    Ninth  Supplemental   Indenture,   dated  as  of  November  1,  1962  -
         incorporated by reference to Exhibit 2-C, Registration No. 2-20732.

C-301    Tenth   Supplemental   Indenture,   dated  as  of  October  1,  1963  -
         incorporated by reference to Exhibit 2-C, Registration No. 2-21645.

C-302 Eleventh Supplemental Indenture, dated as of October 1, 1964 - incorporated by reference to Exhibit 5-A-3, Registration No. 2-59785.

C-303 Twelfth Supplemental Indenture, dated as of November 1, 1965 - incorporated by reference to Exhibit 5-A-4, Registration No. 2-59785.

C-304 Thirteenth Supplemental Indenture, dated as of August 1, 1966 - incorporated by reference to Exhibit 4-C, Registration No. 2-25124.

C-305 Fourteenth Supplemental Indenture, dated as of September 1, 1967 - incorporated by reference to Exhibit 5-A-6, Registration No. 2-59785.

C-306 Fifteenth Supplemental Indenture, dated as of October 1, 1968 - incorporated by reference to Exhibit 5-A-7, Registration No. 2-59785.

C-307 Sixteenth Supplemental Indenture, dated as of October 1, 1969 - incorporated by reference to Exhibit 5-A-8, Registration No. 2-59785.

C-308 Seventeenth Supplemental Indenture, dated as of June 1, 1970 - incorporated by reference to Exhibit 5-A-9, Registration No. 2-59785.

C-309 Eighteenth Supplemental Indenture, dated as of December 1, 1970 - incorporated by reference to Exhibit 5-A-10, Registration No. 2-59785.

Exhibits
--------

         JCP&L
         -----

C-310 Nineteenth Supplemental Indenture, dated as of February 1, 1971 - incorporated by reference to Exhibit 5-A-11, Registration No. 2-59785.

C-311 Twentieth Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 5-A-12, Registration No. 2-59875.

C-312 Twenty-first Supplemental Indenture, dated as of August 1, 1972 - incorporated by reference to Exhibit 5-A-13, Registration No. 2-59785.

C-313 Twenty-second Supplemental Indenture, dated as of August 1, 1973 - incorporated by reference to Exhibit 5-A-14, Registration No. 2-59785.

C-314 Twenty-third Supplemental Indenture, dated as of October 1, 1973 - incorporated by reference to Exhibit 5-A-15, Registration No. 2-59785.

C-315 Twenty-fourth Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 5-A-16, Registration No. 2-59785.

C-316 Twenty-fifth Supplemental Indenture, dated as of November 1, 1974 - incorporated by reference to Exhibit 5-A-17, Registration No. 2-59785.

C-317 Twenty-sixth Supplemental Indenture, dated as of March 1, 1975 - incorporated by reference to Exhibit 5-A-18, Registration No. 2-59785.

C-318 Twenty-seventh Supplemental Indenture, dated as of July 1, 1975 - incorporated by reference to Exhibit 5-A-19, Registration No. 2-59785.

C-319 Twenty-eighth Supplemental Indenture, dated as of October 1, 1975 - incorporated by reference to Exhibit 5-A-20, Registration No. 2-59785.

C-320 Twenty-ninth Supplemental Indenture, dated as of February 1, 1976 - incorporated by reference to Exhibit 5-A-21, Registration No. 2-59785.

C-321 Supplemental Indenture No. 29A, dated as of May 31, 1976 - incorporated by reference to Exhibit 5-A-22, Registration No. 2-59785.

Exhibits
--------

         JCP&L
         -----

C-322    Thirtieth  Supplemental   Indenture,   dated  as  of  June  1,  1976  -
         incorporated by reference to Exhibit 5-A-23, Registration No. 2-59785.

C-323 Thirty-first Supplemental Indenture, dated as of May 1, 1977 - incorporated by reference to Exhibit 5-A-24, Registration No. 2-59785.

C-324 Thirty-second Supplemental Indenture, dated as of January 20, 1978 - incorporated by reference to Exhibit 5-A-25, Registration No. 2-60438.

C-325 Thirty-third Supplemental Indenture, dated as of January 1, 1979 - incorporated by reference to Exhibit A-20(b), Certificate Pursuant to Rule 24, File No. 70-6242.

C-326 Thirty-fourth Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit A-28, Certificate Pursuant to Rule 24, File No. 70-6290.

C-327 Thirty-sixth Supplemental Indenture, dated as of October 1, 1979 - incorporated by reference to Exhibit A-30, Certificate Pursuant to Rule 24, File No. 70-6354.

C-328 Thirty-seventh Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit A-1(cc), Certificate Pursuant to Rule 24, File No. 70-7001.

C-329 Thirty-eighth Supplemental Indenture, dated as of July 1, 1985 - incorporated by reference to Exhibit A-1(dd), Certificate Pursuant to Rule 24, File No. 70-7109.

C-330 Thirty-ninth Supplemental Indenture, dated as of April 1, 1988 - incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7263.

C-331    Fortieth  Supplemental   Indenture,   dated  as  of  June  14,  1988  -
         incorporated by reference to Exhibit A-1(ff), Certificate Pursuant to Rule 24, File No. 70-7603.

C-332 Forty-first Supplemental Indenture, dated as of April 1, 1989 - incorporated by reference to Exhibit A-1(gg), Certificate Pursuant to Rule 24, File No. 70-7603.

C-333 Forty-second Supplemental Indenture, dated as of July 1, 1989 - incorporated by reference to Exhibit A-1(hh), Certificate Pursuant to Rule 24, File No. 70-7603.

Exhibits
--------

         JCP&L
         -----

C-334    Forty-third   Supplemental  Indenture,   dated  as  of  March  1,  1991
         -incorporated   by  reference  to  Exhibit  4-A-35,   Registration  No.
         33-45314.

C-335 Forty-fourth Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A-36, Registration No. 33-49405.

C-336 Forty-fifth Supplemental Indenture, dated as of October 1, 1992 - incorporated by reference to Exhibit 4-A-37, Registration No. 33-49405.

C-337 Forty-sixth Supplemental Indenture, dated as of April 1, 1993 - incorporated by reference to Exhibit C-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-338 Forty-seventh Supplemental Indenture, dated as of April 10, 1993 - incorporated by reference to Exhibit C-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-339 Forty-eighth Supplemental Indenture, dated as of April 15, 1993 - incorporated by reference to Exhibit C-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-340 Forty-ninth Supplemental Indenture, dated as of October 1, 1993 - incorporated by reference to Exhibit C-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-341    Fiftieth  Supplemental  Indenture,   dated  as  of  August  1,  1994  -
         incorporated by reference to Exhibit C-19 of GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

C-342 Fifty-first Supplemental Indenture of JCP&L, dated August 15, 1996 - incorporated by reference to Exhibit 4-A-43 of GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-343 Fifty-second Supplemental Indenture of JCP&L dated July 1, 1999 - incorporated by reference to Item 16, Exhibit 4-B-44 of Registration No. 333-88783.

C-344 Fifty-third Supplemental Indenture of JCP&L dated November 1, 1999 - incorporated by reference to Exhibit 4-A-45 of JCP&L's Annual Report on Form 10-K for the year 1999, File No. 1-3141.

C-345    Subordinated   Debenture   Indenture,   dated  as  of  May  1,  1995  -
         incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8495.

Exhibits
--------

         JCP&L
         -----

C-346 Fifty-fourth Supplemental Indenture of JCP&L, dated November 7, 2001 - incorporated by reference to Exhibit 4-A-47 of JCP&L's Annual Report on Form 10-K for the year 2001, File No. 1-3141.

C-347 Senior Note Indenture between JCP&L and United States Trust Company of New York, dated July 1, 1999 - incorporated by reference to Exhibit 4-A of Registration No. 333-78717.

C-348    Incentive  Compensation  Plan  for  Elected  Officers  of  JCP&L  dated
         February 6, 1997 incorporated by reference to Exhibit C-74 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-349 Employee Incentive Compensation Plan of JCP&L, dated as of April 1, 1995 - incorporated by reference to Exhibit 10-D to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-350 JCP&L Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-K to JCP&L's Annual Report on Form 10-K for the year 1997, File No. 1-3141.

C-351 Amended and restated Deferred Remuneration Plan for Outside Directors of JCP&L effective as of August 8, 2000 - incorporated by reference to
         Exhibit 10-H to JCP&L's Annual Report on Form 10-K for the year 2000, File No. 1-3141.

C-352 Form of Amendment, effective November 7, 2001, to Deferred Remuneration Plan for Outside Directors of JCP&L - incorporated by reference to
         Exhibit 10-B to JCP&L's Annual Report on Form 10-K for the year 2001, File No. 1-3141.


         Met-Ed
         ------

C-353 Indenture of Met-Ed, dated November 1, 1944, between Met-Ed and United States Trust Company of New York, Successor Trustee, as amended and supplemented by fourteen supplemental indentures dated February 1, 1947 through May 1, 1960 - Incorporated by reference to Met-Ed's Instruments of Indebtedness Nos. 1 to 14 inclusive, and 16, filed as part of Amendment No. 1 to 1959 Annual Report of GPU on Form U5S, SEC File Nos. 30-126 and 1-3292.

Exhibits
--------

         Met-Ed
         ------

C-354 Supplemental Indenture, dated as of December 1, 1962 - incorporated by reference to Exhibit 2-E(1), Registration No. 2-59678.

C-355 Supplemental Indenture, dated as of March 20, 1964 - incorporated by reference to Exhibit 2-E(2), Registration No. 2-59678.

C-356 Supplemental Indenture, dated as of July 1, 1965 - incorporated by reference to Exhibit 2-E(3), Registration No. 2-59678.

C-357 Supplemental Indenture, dated as of June 1, 1966 - incorporated by reference to Exhibit 2-B-4, Registration No. 2-24883.

C-358 Supplemental Indenture, dated as of March 22, 1968 - incorporated by reference to Exhibit 4-C-5, Registration No. 2-29644.

C-359 Supplemental Indenture, dated as of September 1, 1968 - incorporated by reference to Exhibit 2-E(6), Registration No. 2-59678.

C-360 Supplemental Indenture, dated as of August 1, 1969 - incorporated by reference to Exhibit 2-E(7), Registration No. 2-59678.

C-361 Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 2-E(8), Registration No. 2-59678.

C-362 Supplemental Indenture, dated as of May 1, 1972 - incorporated by reference to Exhibit 2-E(9), Registration No. 2-59678.

C-363 Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 2-E(10), Registration No. 2-59678.

C-364 Supplemental Indenture, dated as of October 30, 1974 - incorporated by reference to Exhibit 2-E(11), Registration No. 2-59678.

C-365 Supplemental Indenture, dated as of October 31, 1974 - incorporated by reference to Exhibit 2-E(12), Registration No. 2-59678.

C-366 Supplemental Indenture, dated as of March 20, 1975 - incorporated by reference to Exhibit 2-E(13), Registration No. 2-59678.

Exhibits
--------

         Met-Ed
         ------

C-367 Supplemental Indenture, dated as of September 25, 1975 - incorporated by reference to Exhibit 2-E(15), Registration No. 2-59678.

C-368 Supplemental Indenture, dated as of January 12, 1976 - incorporated by reference to Exhibit 2-E(16), Registration No. 2-59678.

C-369 Supplemental Indenture, dated as of March 1, 1976 - incorporated by reference to Exhibit 2-E(17), Registration No. 2-59678.

C-370 Supplemental Indenture, dated as of September 28, 1977 - incorporated by reference to Exhibit 2-E(18), Registration No. 2-62212.

C-371 Supplemental Indenture, dated as of January 1, 1978 - incorporated by reference to Exhibit 2-E(19), Registration No. 2-62212.

C-372 Supplemental Indenture, dated as of September 1, 1978 - incorporated by reference to Exhibit 4-A(19), Registration No. 33-48937.

C-373 Supplemental Indenture, dated as of June 1, 1979 - incorporated by reference to Exhibit 4-A(20), Registration No. 33-48937.

C-374 Supplemental Indenture, dated as of January l, 1980 - incorporated by reference to Exhibit 4-A(21), Registration No. 33-48937.

C-375 Supplemental Indenture, dated as of September 1, 1981 - incorporated by reference to Exhibit 4-A(22), Registration No. 33-48937.

C-376 Supplemental Indenture, dated as of September 10, 1981 - incorporated by reference to Exhibit 4-A(23), Registration No. 33-48937.

C-377 Supplemental Indenture, dated as of December 1, 1982 - incorporated by reference to Exhibit 4-A(24), Registration No. 33-48937.

C-378 Supplemental Indenture, dated as of September 1, 1983 - incorporated by reference to Exhibit 4-A(25), Registration No. 33-48937.

Exhibits
--------

         Met-Ed
         ------

C-379 Supplemental Indenture dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(26), Registration No. 33-48937.

C-380 Supplemental Indenture, dated as of March 1, 1985 - incorporated by reference to Exhibit 4-A(27), Registration No. 33-48937.

C-381 Supplemental Indenture, dated as of September l, 1985 - incorporated by reference to Exhibit 4-A(28), Registration No. 33-48937.

C-382 Supplemental Indenture, dated as of June 1, 1988 - incorporated by reference to Exhibit 4-A(29), Registration No. 33-48937.

C-383 Supplemental Indenture, dated as of April 1, 1990 - incorporated by reference to Exhibit 4-A(30), Registration No. 33-48937.

C-384 Amendment, dated as of May 22, 1990, to Supplemental Indenture (dated April 1, 1990) - incorporated by reference to Exhibit 4-A(31), Registration No. 33-48937.

C-385 Supplemental Indenture, dated as of September 1, 1992 - incorporated by reference to Exhibit 4-A(32)(a), Registration No. 33-48937.

C-386 Supplemental Indenture, dated as of December 1, 1993 - incorporated by reference to Exhibit C-58 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-387 Supplemental Indenture, dated as of July 15, 1995 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for the year 1995, File No. 1-446.

C-388 Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for 1996, File No. 1-446.

Exhibits
--------

         Met-Ed
         ------

C-389   Supplemental Indenture, dated May 1, 1997 - incorporated by reference to
        Exhibit 4-B-36 to Met-Ed's Annual Report on Form 10-K for 1997, File No. 1-446.

C-390 Indenture between Met-Ed and United States Trust Company of New York dated May 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9329.

C-391 Supplemental Indenture between Met-Ed and United States Trust Company of New York dated July 1, 1999 - incorporated by reference to Exhibit 4-B-38 of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

C-392 Senior Note Indenture between Met-Ed and United States Trust Company of New York, dated July 1, 1999.

C-393 Supplemental Indenture, dated May 1, 2000 - incorporated by reference to Exhibit 4-B-41 to Met-Ed's Annual Report on Form 10-K for 2002, File No. 1-446.

C-394 First Supplemental Indenture between Met-Ed and United States Trust Company of New York, dated August 1, 2000 - incorporated by reference to Exhibit 4-A, June 30, 2000 Quarterly Report on Form 10-Q, SEC File No. 1-446.

C-395 Incentive Compensation Plan for Elected Officers of Met-Ed dated February 6, 1997 - incorporated by reference to Exhibit C-134 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File NO. 30-126.

C-396 Employee Incentive Compensation Plan of Met-Ed, dated as of April 1, 1995 - incorporated by reference to Exhibit 10-E to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-397 Met-Ed Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-L to Met-Ed's Annual Report on Form 10-K for the year 1997, File No. 1-446.

Exhibits
--------

         Penelec
         -------

C-398 Mortgage and Deed of Trust of Penelec, dated January 1, 1942, between Penelec and United States Trust Company of New York, Successor Trustee, and indentures supplemental thereto dated March 7, 1942 through May 1, 1960 - Incorporated by reference to Penelec's Instruments of Indebtedness Nos. 1-20, inclusive, filed as a part of Amendment No. 1 to 1959 Annual Report of GPU on Form U5S, Sec File Nos. 30-236 and 1-3292.

C-399 Supplemental Indenture, dated as of May 1, 1961 - incorporated by reference to Exhibit 2-D(1), Registration No. 2-61502.

C-400 Supplemental Indenture, dated as of October 1, 1964 - incorporated by reference to Exhibit 2-D(2), Registration No. 2-61502.

C-401 Supplemental Indenture, dated as of November 1, 1966 - incorporated by reference to Exhibit 2-D(3), Registration No. 2-61502.

C-402 Supplemental Indenture, dated as of June 1, 1967 - incorporated by reference to Exhibit 2-D(4), Registration No. 2-61502.

C-403 Supplemental Indenture, dated as of August 1, 1968 - incorporated by reference to Exhibit 2-D(5), Registration No. 2-61502.

C-404 Supplemental Indenture, dated as of May 1, 1969 - incorporated by reference to Exhibit 2-D(6), Registration No. 2-61502.

C-405 Supplemental Indenture, dated as of April 1, 1970 - incorporated by reference to Exhibit 2-D(7), Registration No. 2-61502.

C-406 Supplemental Indenture, dated as of December 1, 1971 - incorporated by reference to Exhibit 2-D(8), Registration No. 2-61502.

C-407 Supplemental Indenture, dated as of July 1, 1973 - incorporated by reference to Exhibit 2-D(9), Registration No. 2-61502.

C-408 Supplemental Indenture, dated as of June 1, 1974 - incorporated by reference to Exhibit 2-D(10), Registration No. 2-61502.

C-409 Supplemental Indenture, dated as of December 1, 1974 - incorporated by reference to Exhibit 2-D(11), Registration No. 2-61502.

C-410 Supplemental Indenture, dated as of August 1, 1975 - incorporated by reference to Exhibit 2-D(12), Registration No. 2-61502.

Exhibits
--------

         Penelec
         -------

C-411 Supplemental Indenture, dated as of December 1, 1975 - incorporated by reference to Exhibit 2-D(13), Registration No. 2-61502.

C-412 Supplemental Indenture, dated as of April 1, 1976 - incorporated by reference to Exhibit 2-D(14), Registration No. 2-61502.

C-413 Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 2-D(15), Registration No. 2-61502.

C-414 Supplemental Indenture, dated as of July 1, 1976 - incorporated by reference to Exhibit 2-D(16), Registration No. 2-61502.

C-415 Supplemental Indenture, dated as of November 1, 1976 - incorporated by reference to Exhibit 2-D(17), Registration No. 2-61502.

C-416 Supplemental Indenture, dated as of November 30, 1977 - incorporated by reference to Exhibit 2-D(18), Registration No. 2-61502.

C-417 Supplemental Indenture, dated as of December 1, 1977 - incorporated by reference to Exhibit 2-D(19), Registration No. 2-61502.

C-418 Supplemental Indenture, dated as of June 1, 1978 - incorporated by reference to Exhibit 4-A(2), Registration No. 33-49669.

C-419 Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit 4-A(3), Registration No. 33-49669.

C-420 Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(4), Registration No. 33-49669.

C-421 Supplemental Indenture, dated as of December 1, 1985 - incorporated by reference to Exhibit 4-A(5), Registration No. 33-49669.

C-422 Supplemental Indenture, dated as of December 1, 1986, - incorporated by reference to Exhibit 4-A(6), Registration No. 33-49669.

C-423 Supplemental Indenture, dated as of May 1, 1989 - incorporated by reference to Exhibit 4-A(7), Registration No. 33-49669.

Exhibits
--------

         Penelec
         -------

C-424 Supplemental Indenture, dated as of December 1, 1990 - incorporated by reference to Exhibit 4-A(8), Registration No. 33-45312.

C-425 Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A(9), Registration No. 33-45312.

C-426 Supplemental Indenture, dated as of June 1, 1993 - incorporated by reference to Exhibit C-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-427 Supplemental Indenture, dated as of November 1, 1995 - incorporated by reference to Exhibit 4-C-11 to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-428 Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-C-12 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-429 Senior Note Indenture between Penelec and United States Trust Company of New York dated April 1, 1999 - incorporated by reference to Exhibit 4-C-13 of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

C-430 Indenture between Penelec and United States Trust Company of New York dated June 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9327.

C-431 First Supplemental Indenture between Penelec and United States Trust Company of New York, dated August 1, 2000 - incorporated by reference to Exhibit 4-B, June 30, 2000 Quarterly Report on Form 10-Q, SEC File No. 1-3522.

C-432 Incentive Compensation Plan for Elected Officers of Penelec dated February 6, 1997 - incorporated by reference to Exhibit C-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-433 Employee Incentive Compensation Plan of Penelec, dated as of April 1, 1995 - incorporated by reference to Exhibit 10-F to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-434 Penelec Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-M to Penelec's Annual Report on Form 10-K for the year 1996, File No. 1-3522.

Exhibits
--------

         GPUS
         ----

C-435 Amendment to the Severance Protection Agreement for Fred D. Hafer, dated August 8, 2000.

C-436 Amendment to the Special Severance Protection Agreement for Fred D. Hafer, dated November 7, 2001.

C-437 Special Severance Protection Agreement for Fred D. Hafer, dated October 13, 2001.

C-438 Amendment to the Severance Protection Agreement for Carole B. Snyder, dated August 8, 2000.

C-439 Amendment to the Special Severance Protection Agreement for Carole B. Snyder, dated November 7, 2001.

C-440 Special Severance Protection Agreement for Carole B. Snyder, dated October 13, 2001.

C-441 Severance Protection Agreement for Ira H. Jolles, dated November 5, 1998 - incorporated by reference to Exhibit C-25 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-442 Amendment to the Severance Protection Agreement for Ira H. Jolles, dated August 8, 2000.

C-443 Amendment to the Special Severance Protection Agreement for Ira H. Jolles, dated November 7, 2001.

C-444 Severance Protection Agreement for Bruce L. Levy, dated December 16, 1998 - incorporated by reference to Exhibit C-28 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-445 Amendment to the Severance Protection Agreement for Bruce L. Levy, dated August 8, 2000.

C-446 Amendment to the Special Severance Protection Agreement for Bruce L. Levy, dated November 7, 2001.

C-447 Severance Protection Agreement for Michael J. Chesser, dated April 17, 2000 - incorporated by reference to Exhibit C-23 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

Exhibits
--------

         GPUS
         ----

C-448 Supplemental Pension Agreement for Michael J. Chesser, dated April 17, 2000 - incorporated by reference to Exhibit C-24 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-449 Amendment to the Severance Protection Agreement for Micheal J. Chesser, dated August 8, 2000.

C-450 Special Severance Protection Agreement for Robert F. Saunders, dated October 13, 2001.

C-451 Special Severance Protection Agreement for Leila L. Vespoli, dated October 13, 2001.

Exhibits
--------

D.       Tax Allocation Agreement
         ------------------------

D-1      Tax  Allocation   Agreement  as  amended   through  March  31,  1996  -
         incorporated by reference to Exhibit D-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Tax Allocation Agreement - Amendments thereto for 2000 -incorporated by reference to Exhibit D-1 to GPU, Inc.'s Annual Report on Form U5S for the year 2000, File No. 001-06047.


E.       Other Documents
         ---------------

E-1      Venture   Disclosures  -  Fiber  Optic  System  Lease  Agreements  with
         Non-associated Companies.

E-2      Venture Disclosures - Services to Non-Affiliated Utilities.

E-3 FirstEnergy Service Company and GPU Service, Inc. Annual Report to the SEC on Form U-13-60 for 2002.

E-4 GPU Nuclear, Inc. - Policy for the Purchase of Computers for the Nuclear Science Degree Program - incorporated by reference to Exhibit E-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

Schedules Supporting Items of This Report
-----------------------------------------

F-1 Item 6. Part III - Compensation and other related information for the Officers and Directors of FirstEnergy, OE, CEI, TE, JCP&L, Met-Ed and Penelec.

F-2      Consolidating Financial Statements of Ohio Edison Company for 2002.

         Consolidating Financial Statements of Cleveland Electric Illuminating Company for 2002.

         Consolidating Financial Statements of Toledo Edison Company for 2002.

         Consolidating Financial Statements of Jersey Central Power & Light Company for 2002.

         Consolidating Financial Statements of Metropolitan Edison Company for 2002.

         Consolidating Financial Statements of Pennsylvania Electric Company for 2002.

         Consolidating Financial Statements of FirstEnergy Facilities Services Group, LLC for 2002 - filed pursuant to request for confidential treatment.

         Consolidating Financial Statements of FirstEnergy Solutions Corp. for 2002 - filed pursuant to request for confidential treatment.

         Consolidating Financial Statements of FirstEnergy Ventures Corp. for 2002 - filed pursuant to request for confidential treatment.

         Consolidating Financial Statements of MARBEL Energy Corporation for 2002 - incorporated by reference to FirstEnergy's U3A2 filed on February 28, 2003.

         Consolidating Financial Statements for MYR Group Inc. for 2002 - filed pursuant to request for confidential treatment.

         H-1 Organizational chart showing the relationship of FirstEnergy Corp. and FirstEnergy Generation Corp., an exempt wholesale generator (EWG), in which it holds an interest.

         H-2 Organizational chart showing the relationship of GPU Power, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

         H-3 Organizational chart showing the relationship of GPU Capital, Inc. to each foreign utility company (FUCO) in which it holds an interest.

Schedules Supporting Items of This Report
-----------------------------------------

I-1 Financial Statements of FirstEnergy Generation Corp. for 2002 - filed pursuant to request for confidential treatment.

         Consolidating Financial Statements of GPU Power, Inc. for 2002 - filed pursuant to request for confidential treatment.

         Financial Statements of Los Amigos Leasing Company, Ltd. for 2002 - filed pursuant to request for confidential treatment.

         Consolidating Financial Statements of GPU Capital, Inc. for 2002 - filed pursuant to request for confidential treatment.

                                    SIGNATURE



        The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.



                                     FIRSTENERGY CORP.


May 12, 2003
                                     By /s/ Harvey L. Wagner
                                        ------------------------------
                                        Harvey L. Wagner
                                        Vice President, Controller
                                        and Chief Accounting Officer
                                        (Principal Accounting Officer)